Exhibit 10.14

Execution Version

MONTAUK RENEWABLES, INC., AS PARENT

MONTAUK ENERGY HOLDINGS, LLC, AS BORROWER

SENIOR SECURED TERM LOAN CREDIT AGREEMENT
DATED AS OF MARCH 9, 2026

CCH1 MEH LENDER LLC
AS LENDER

TABLE OF CONTENTS

Page

1. DEFINITIONS.	1
1.1 Certain Defined Terms	1
1.2 Other Interpretive Provisions	32
2. [Reserved].	33
3. [RESERVED].	33
4. TERM LOAN.	33
4.1 Term Loan	33
4.2 Accrual of Interest and Maturity; Evidence of Obligations	35
4.3 Repayment of Principal	35
4.4 [Reserved]	35
4.5 [Reserved]	35
4.6 Interest Payments; Default Interest	35
4.7 Optional Prepayment of Term Loan	36
4.8 Mandatory Prepayment of Term Loan	36
4.9 Use of Proceeds	38
4.10 Fees	38
5. CONDITIONS.	39
5.1 Conditions of Initial Advances	39
5.2 Continuing Conditions	43
6. REPRESENTATIONS AND WARRANTIES.	43
6.1 Corporate Authority.	43
6.2 Due Authorization	43
6.3 Good Title; Leases; Assets; No Liens	44
6.4 Taxes	45
6.5 No Defaults	45
6.6 Enforceability of Agreement and Loan Documents	45
6.7 Compliance with Laws.	46
6.8 Non-contravention	46
6.9 Litigation	46

i

6.10 Consents, Approvals and Filings, Etc	46
6.11 Agreements Affecting Financial Condition	47
6.12 No Investment Company or Margin Stock	48
6.13 ERISA Compliance	48
6.14 Conditions Affecting Business or Properties	49
6.15 Environmental and Safety Matters	49
6.16 Subsidiaries	50
6.17 Management Agreements	50
6.18 Reserved	50
6.19 Franchises, Patents, Copyrights, Tradenames, etc	50
6.20 Capital Structure	51
6.21 Accuracy of Information	51
6.22 Solvency	52
6.23 Employee Matters	52
6.24 No Misrepresentation	52
6.25 Corporate Documents and Corporate Existence	53
6.26 Anti-Money Laundering	53
6.27 [Reserved]	54
6.28 Operating Projects	54
6.29 Validity of Material Project Documents	54
6.30 Material Project Documents	54
6.31 FERC Compliance	54
6.32 PUHCA	55
6.33 Exemption from Regulation	55
6.34 Renewable Fuel Standard	55
6.35 No TID U.S. Business	55
7. AFFIRMATIVE COVENANTS.	55
7.1 Financial Statements	55
7.2 Certificates; Other Information	57
7.3 Payment of Obligations	59
7.4 Conduct of Business and Maintenance of Existence; Compliance with Laws	60
7.5 Maintenance of Property; Insurance	60

7.6 Inspection of Property; Books and Records, Discussions	62
7.7 Notices	62
7.8 Environmental Laws	64
7.9 Financial Covenants	65
7.10 Governmental and Other Approvals	65
7.11 Compliance with ERISA	65
7.12 Defense of Collateral	65
7.13 Future Subsidiaries; Additional Collateral	65
7.14 Accounts	67
7.15 Use of Proceeds	67
7.16 [Reserved]	68
7.17 Further Assurances and Information	68
7.18 Anti-Money Laundering/Sanctions Laws	68
7.19 Lender Calls; Construction and Operation Meetings.	69
7.20 Post Closing Deliverables	69
7.21 Independent Consultants.	72
7.22 Title and Survey.	72
8. NEGATIVE COVENANTS.	73
8.1 Limitation on Debt	73
8.2 Limitation on Liens	74
8.3 Acquisitions	75
8.4 Limitation on Mergers, Dissolution or Sale of Assets	75
8.5 Restricted Payments	76
8.6 [Reserved]	77
8.7 Limitation on Investments, Loans and Advances	77
8.8 Transactions with Affiliates	78
8.9 Sale-Leaseback Transactions	78
8.10 Limitations on Other Restrictions	78
8.11 Prepayment of Debt	79
8.12 Amendment of Subordinated Debt Documents	79
8.13 Modification of Certain Agreements	79
8.14 Management Fees	80

8.15 Fiscal Year	80
8.16 Pension Plans	80
8.17 Permitted Activities of Parent.	80
9. DEFAULTS.	80
9.1 Events of Default	80
9.2 Exercise of Remedies	83
9.3 Rights Cumulative	83
9.4 Waiver by the Borrower of Certain Laws	83
9.5 Waiver of Defaults	84
9.6 Set Off	84
10. PAYMENTS, RECOVERIES AND COLLECTIONS.	84
10.1 Payment Generally	84
10.2 Application of Proceeds of Collateral	85
11. YIELD PROTECTION; INCREASED COSTS; MARGIN ADJUSTMENTS; TAXES.	85
11.1 Reimbursement of Prepayment Costs	85
11.2 [Reserved]	86
11.3 [Reserved]	86
11.4 Illegality	86
11.5 Increased Costs	86
11.6 Capital Requirements	87
11.7 Certificates for Reimbursement	87
11.8 [Reserved]	87
11.9 Delay in Requests	87
11.10 Taxes	87
12. [RESERVED].	89
13. MISCELLANEOUS.	89
13.1 Accounting Principles; Divisions	89
13.2 Consent to Jurisdiction	90
13.3 Governing Law	90
13.4 Interest	90
13.5 Closing Costs and Other Costs; Indemnification	90
13.6 Notices	92

13.7 Further Action	93
13.8 Successors and Assigns; Participations; Assignments	93
13.9 Counterparts	96
13.10 Amendment and Waiver	97
13.11 Confidentiality	98
13.12 [Reserved].	100
13.13 Withholding Taxes	100
13.14 WAIVER OF JURY TRIAL	101
13.15 USA Patriot Act Notice	101
13.16 Complete Agreement; Conflicts	102
13.17 Severability	102
13.18 Table of Contents and Headings; Section References	102
13.19 Construction of Certain Provisions	102
13.20 Independence of Covenants	102
13.21 Electronic Transmissions	103
13.22 Advertisements	103
13.23 Reliance on and Survival of Provisions	103

v

ANNEXES

II Term Loan Allocations

III Notices

EXHIBITS

A FORM OF REQUEST FOR TERM CREDIT ADVANCE

B [RESERVED]

C [RESERVED]

D FORM OF SOLVENCY CERTIFICATE

E FORM OF PERFECTION CERTIFICATE

F FORM OF SECURITY AGREEMENT

G FORM OF ASSIGNMENT AS COLLATERAL SECURITY

H FORM OF INTERCOMPANY SUBORDINATION AGREEMENT

I FORM OF GUARANTY

J FORM OF COVENANT COMPLIANCE REPORT

K FORM OF TERM LOAN NOTE

L FORM OF TURKEY CREEK LIEN WAIVER

M [RESERVED]

SCHEDULES

1.1 – Compliance Information

1.3 – Operating Projects

5.1(c) – Jurisdictions and Qualifications to do Business

6.3(a) – Owned and Real Property

6.3(b) – Leased Real Property

6.3(c) – Easements

6.7 – Compliance with Laws

6.9 – Litigation/Administrative Proceedings

6.10 – Consents, Approvals and Filings, Etc.

6.15 – Environmental

6.16 – Subsidiaries

6.17 – Management Agreements

6.19 – Tradenames

6.20 – Capital Structure

6.23 – Union Contracts

6.28 – Operation of Equipment

6.31 – Compliance with FERC

8.1 – Existing Debt

8.2 – Additional Existing Liens and Security Interests

8.7 – Additional Investments

8.8 – Transactions with Affiliates

SENIOR SECURED TERM LOAN CREDIT AGREEMENT

This Senior Secured Term Loan Credit Agreement (“Agreement”) is made as of the 9th day of March, 2026, by and among CCH1 MEH Lender LLC, a Delaware limited liability company (“Lender”), Montauk Energy Holdings, LLC, a Delaware limited liability company (“Borrower”) and Montauk Renewables, Inc., a Delaware corporation (“Parent”).

RECITALS

A. The Borrower has requested that the Lender make available, during the Availability Period, Term Loan Credit Aggregate Commitments in an aggregate principal amount of $200,000,000, of which the Borrower intends to borrow $155,000,000 on the Effective Date.

B. The proceeds of the Term Loans borrowed on the Effective Date will be used to consummate the Effective Date Refinancing and for other purposes expressly permitted hereunder. The proceeds of the Term Loans borrowed after Effective Date will be used for purposes expressly permitted hereunder.

C. The Lender is prepared to extend such credit as aforesaid, but only on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the covenants contained herein, the Borrower and the Lender agree as follows:

1. DEFINITIONS.

1.1 Certain Defined Terms.

For the purposes of this Agreement the following terms will have the following meanings:

“Acceptable Bank” means a bank acceptable to the Lender, which for the avoidance of doubt, shall include Comerica Bank, Fifth Third Bank (as successor by merger to Comerica Bank) and any affiliate or partner thereof.

“Account(s)” shall mean any account or account receivable as defined under the UCC, including without limitation, with respect to any Person, any right of such Person to payment for goods sold or leased or for services rendered.

“Account Control Agreement(s)” shall mean those certain account control agreements, or similar agreements that shall be executed and delivered pursuant to Section 7.14 of this Agreement or otherwise between the Acceptable Bank, applicable Credit Party and Lender and provide for control under the UCC, a waiver or subordination of banker’s liens and otherwise be reasonably satisfactory to the Lender, as the same may be amended, restated or otherwise modified from time to time.

“Account Debtor” shall mean the party who is obligated on or under any Account.

“Affected Lender” shall have the meaning set forth in Section 13.12 hereof.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the Equity Interests having ordinary voting power for the election of directors or managers of such other Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreed Model” means that certain excel file named “January 2026 V1.1A_HASI Excerpt_BS.xlsx” sent by the chief financial officer of the Borrower on March 6, 2026 at 3:32 pm New York City time.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, and the UK Bribery Act, and any similar Laws in any other jurisdiction to which any Parent, Borrower, or any of their Subsidiaries, or their respective third party agents or representatives when acting on behalf of any of the foregoing, are subject.

“Anti-Money Laundering Laws” means Laws relating to money laundering, including, without limitation, financial recordkeeping and reporting requirements, to which the business, assets or dealings of any Covered Entity are subject; such as, without limitation, 18 U.S.C. §§ 1956, 1957, and 1960, 31 U.S.C. § 5311 et seq., the UK Proceeds of Crime Act 2002, and the UK Terrorism Act 2000, as amended.

“Applicable Interest Rate” shall mean 10.25% per annum.

“Applicable Measuring Period” shall mean for any date of determination, the last period of four consecutive fiscal quarters ending on, or prior to, the applicable date of determination.

“Argus” means Argus Media Limited, the independent organization which provides data on prices and fundamentals, news, analysis, consultancy services and conferences for the global crude, oil products, natural gas, electricity, coal, emissions, bioenergy, fertilizer, petrochemical, metals and transportation industries.

“Argus D3 RIN Price” means the arithmetic average of the midpoint of the high and low daily prices, as published and assessed by Argus in the Argus US Products daily report under the heading “RINs Cellulosic biofuels” for the applicable vintage year (or successor heading or publication).

“Asset Sale” shall mean the sale, transfer or other disposition by any Credit Party of any asset to any Person (other than to the Borrower or a Guarantor).

“Assignment Agreement” shall mean an Assignment Agreement in form and substance acceptable to the Lender.

“Assignments” shall mean the collective reference to any Assignments as Collateral Security by Borrower and certain of its Subsidiaries in favor of the Lender substantially in the form attached to this Agreement as Exhibit G.

“Authorized Signer” shall mean each person who has been authorized by the Borrower to execute and deliver any requests for Term Loan Advances hereunder pursuant to a written authorization delivered to the Lender and whose signature card or incumbency certificate has been received by the Lender.

“Availability Period” means the period commencing on the Effective Date and ending on the earlier of (i) March 9, 2028 and (ii) the acceleration of the Term Loans.

“Bankruptcy Code” shall mean Title 11 of the United States Code and the rules promulgated thereunder.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230, as amended from time to time.

“Borrower” shall have the meaning set forth in the preamble to this Agreement.

“Business Day” shall mean any day other than a Saturday or a Sunday on which commercial banks are open for domestic and international business (including dealings in foreign exchange) in Annapolis, Maryland and New York, New York.

“Capital Expenditures” shall mean, for any period, with respect to any Person (without duplication), the aggregate of all expenditures incurred by such Person and its Subsidiaries during such period for the acquisition or leasing (pursuant to a Capitalized Lease) of fixed or capital assets or additions to equipment, plant and property that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries, but excluding expenditures made in connection with the Reinvestment of Insurance Proceeds, Condemnation Proceeds or the Net Cash Proceeds of Asset Sales.

“Capitalized Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) with respect to which the discounted present value of the rental obligations of such Person as lessee thereunder, in conformity with GAAP, is required to be capitalized on the balance sheet of that Person.

“Change in Law” shall mean the occurrence, after the Effective Date, of any of the following: (i) the adoption or taking effect of, or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not applicable to the Lender on such date, or (ii) any change in interpretation, administration or implementation of any such law, treaty, rule or regulation by any Governmental Authority, or (iii) the issuance, making or implementation by any Governmental Authority of any interpretation, administration, request, regulation, guideline, or directive (whether or not having the force of law), including any risk-based capital guidelines; provided that notwithstanding anything herein to the contrary, (x) a change in law, treaty, rule, regulation, interpretation, administration or implementation shall include, without limitation, any change made or which becomes effective on the basis of a law, treaty, rule, regulation, interpretation administration or implementation then in force, the effective date of which change is delayed by the terms of such law, treaty, rule, regulation, interpretation, administration or implementation and (y) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof.

“Change of Control” shall mean any of the following:

(a) an event or series of events whereby (i) any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) shall either (x) acquire beneficial ownership of more than 30% of any outstanding class of common stock (or securities convertible into such common stock) of the Parent having ordinary voting power in the election of directors of the Parent, (y) obtain the power (whether or not exercised) to elect a majority of the Parent’s directors or (z) obtain the ability to control the day to day decision-making of the Borrower, (ii) the Parent shall cease to control, directly or indirectly, 100%, on a fully diluted basis, of the aggregate issued and outstanding voting stock (or comparable voting interests) of the Borrower, or (iii) the Parent shall fail to be able, either jointly or severally, to elect a controlling majority of the Board of Directors of the Borrower,

(b) the occurrence of event or series of events that would trigger a violation of any change of control or change in control provision in any of the Subordinated Debt Documents, except in connection with a public listing of Parent, Borrower, or any Subsidiaries,

(c) the occurrence of any recapitalization, share exchange or merger where the Borrower’s common stock is converted into cash, securities or other property or assets and the Borrower’s stockholders prior to such transaction fail to own at least 50% of the common stock of the acquiring or successor entity (or parent thereof),

(d) the sale, transfer or other disposition of all or substantially all of the assets of the Parent, Borrower and its Subsidiaries, and/or

(e) a transaction or series of transactions resulting in the common Equity Interests of the Parent ceasing to be listed or quoted on the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all property or rights in which a security interest, mortgage, lien or other encumbrance for the benefit of the Lender is or has been granted or arises or has arisen, under or in connection with this Agreement, the other Loan Documents, or otherwise to secure the Obligations.

“Collateral Access Agreement” shall mean an agreement in form and substance reasonably satisfactory to the Lender, pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of inventory or other property owned by any Credit Party, that acknowledges the Liens under the Collateral Documents and subordinates or waives any Liens held by such Person on such property and, includes such other agreements with respect to the Collateral as the Lender may reasonably require, as the same may be amended, restated or otherwise modified from time to time.

“Collateral Documents” shall mean the Security Agreement, the Assignments, the Mortgages (if any), the Account Control Agreements, the Collateral Access Agreements, the Intellectual Property Security Agreements, the Perfection Certificate and all other security documents (and any joinders thereto) executed by any Credit Party in favor of the Lender on or after the Effective Date, in connection with any of the foregoing collateral documents, in each case, as such collateral documents may be amended or otherwise modified from time to time.

“Commercial Operation Date” shall mean with respect to any Project, the date on which such Project has (a) been mechanically completed in accordance with the applicable construction contract and Material Project Documents, (b) achieved all performance standards and operational requirements set forth in the applicable Material Project Documents, (c) received all required Governmental Authority approvals and permits necessary for commercial operation, and (d) commenced the sale of electricity, renewable natural gas, or other products or services on a commercial basis in accordance with the applicable Material Project Documents and as evidenced by a continuous full-load for 96 consecutive hours.

“Commitments” shall mean the Term Loan Credit Aggregate Commitment.

“Commitment Fee” shall mean 1.00% per annum.

“Condemnation Proceeds” shall mean the cash proceeds received by any Credit Party in respect of any condemnation proceeding net of reasonable and invoiced fees and out-of-pocket expenses (including without limitation reasonable and invoiced outside attorneys’ fees and expenses) incurred in connection with the collection thereof.

“Consolidated” or “Consolidating” shall, when used with reference to any financial information pertaining to (or when used as a part of any defined term or statement pertaining to the financial condition of) any Person, mean the accounts of Borrower and its Subsidiaries determined on a consolidated or consolidating basis or combined and combining basis, as the case may be, all determined as to principles of consolidation and, except as otherwise specifically required by the definition of such term or by such statements, as to such accounts, in accordance with GAAP.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” shall mean, for any period, Net Income for such period plus, without duplication and only to the extent reflected as a charge or reduction in the statement of such Net Income for such period, the sum of (a) income tax expense, (b) interest expense, (c) depreciation, depletion and amortization expense, (d) non-cash unrealized derivative expense, (e) any extraordinary, unusual or non-recurring cash expenses and/or losses not exceeding $500,000 in the aggregate to the extent not included in the determination of operating income on the Borrower’s consolidated statements of profits and loss, (f) subject to Lender’s approval, which may be granted or withheld in its reasonable judgment, any extraordinary, unusual, or non-recurring cash expenses or losses to the extent not included in the determination of operating income on the Borrower’s consolidated statements of profits and losses exceeding $500,000 in the aggregate, (g) any extraordinary, unusual, or non-recurring non-cash expenses and/or losses not included in the determination of operating income on the Borrower’s consolidated statements of profits and loss, (h) any extraordinary, unusual, or non-recurring non-cash expenses and/or losses included in the determination of operating income on the Borrower’s consolidated statements of profits and loss and (i) one-time costs and expenses incurred in connection with the existing syndication, the abandoned bond financing, the entering into of this Agreement, the other Loan Documents and the transactions on the Effective Date and thereafter (including any amendments, waivers, and other modifications) contemplated hereby and thereby, minus the sum of (j) any non-cash unrealized derivative income during such period, (k) any extraordinary, unusual or non-recurring cash or non-cash income and/or gains not included in the determination of operating income on the Borrower’s consolidated statements of profits and loss, and (l) any extraordinary, unusual, or non-recurring non-cash income and/or gains included in the determination of operating income on the Borrower’s consolidated statements of profits and loss, all as determined on a consolidated basis for Borrower and its Subsidiaries in accordance with GAAP.

For items included in (h) & (l) above, for the avoidance of doubt, to the extent that any such non-cash expenses and/or losses require cash payments in subsequent periods, or if such non-cash income and/or gains results in the receipt of cash in subsequent periods, such cash amounts shall be included in the calculation of Consolidated EBITDA in the periods in which such cash payments occur.

Notwithstanding the foregoing, solely for purposes of complying with the financial covenant set forth in Section 7.9(d), an amount equal to any non-cash charges arising from the granting of any stock option or similar arrangement (including any profits interest), the granting of any stock appreciation right, management equity plan, employee benefit plan or agreement, stock option plan and/or similar arrangement, may be added back to Consolidated EBITDA to the extent reflected as a charge or reduction in the statement of such Net Income for such period.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Covenant Compliance Report” shall mean the report to be furnished by the Borrower to the Lender pursuant to Section 7.2(a) hereof, substantially in the form attached hereto as Exhibit J and certified by a Responsible Officer of the Borrower, in which report the Borrower shall set forth the information specified therein.

“Covered Entity” shall mean (a) each Credit Party, any other Persons that guaranty the Obligations and/or pledge collateral to secure the Obligations, (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above, and (c) all brokers or other agents of any Credit Party acting in any capacity in connection with this Agreement. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 10% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Credit Parties” shall mean Parent, the Borrower and the Guarantors, and “Credit Party” shall mean any one of them, as the context indicates or otherwise requires.

“Debt” shall mean as to any Person, without duplication (a) all Funded Debt of a Person, (b) all Guarantee Obligations of such Person, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all indebtedness of such Person arising in connection with any Hedging Transaction entered into by such Person, (e) all recourse Debt of any partnership of which such Person is the general partner, (f) any Off Balance Sheet Liabilities and (g) all obligations of such Person in respect of Disqualified Capital Stock.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event that with the giving of notice or the passage of time, or both, would constitute an Event of Default under this Agreement.

“Default Rate” shall mean (before as well as after judgment) when used with respect to any Indebtedness, an interest rate per annum equal to the sum of (i) the Applicable Interest Rate, plus (ii) 3% per annum.

“Development Project” means any Project that has not yet achieved a Commercial Operation Date, including the Turkey Creek Project.

“Disqualified Capital Stock” means any Equity Interests which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as a result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Equity Interests that are not Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Equity Interests that are not Disqualified Capital Stock and cash in lieu of fractional shares of such Equity Interests), in whole or in part, on or prior to the date that is 91 days following the Maturity Date at the time such Equity Interests are issued (it being understood that if any such redemption is in part, only such part coming into effect prior to the date that is 91 days following the Maturity Date shall constitute Disqualified Capital Stock), (b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests that would constitute Disqualified Capital Stock, in each case at any time on or prior to the date that is 91 days following the Maturity Date at the time such Equity Interests are issued, (c) contains any mandatory repurchase obligation or any other repurchase obligation at the option of the holder thereof (other than for Equity Interests that are not Disqualified Capital Stock), in whole or in part, which may come into effect prior to the date that is 91 days following the Maturity Date at the time such Equity Interests are issued (it being understood that if any such repurchase obligation is in part, only such part coming into effect prior to the date that is 91 days following the Maturity Date shall constitute Disqualified Capital Stock) or (d) provides for the scheduled payments of dividends in cash on or prior to the date that is 91 days following the Maturity Date at the time such Equity Interests are issued; provided that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem or purchase such Equity Interests upon the occurrence of any change of control, any Asset Sale or any similar event, occurring prior to the date that is 91 days following the Maturity Date at the time such Equity Interests are issued shall not constitute Disqualified Capital Stock if such Equity Interests provides that the issuer thereof will not redeem or purchase any such Equity Interests pursuant to such provisions prior to the date all Indebtedness is Paid in Full.

“Distribution” is defined in Section 8.5 hereof.

“Dividing Person” is defined in the definition of “Division”.

“Division” shall mean the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” shall mean any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Dollars” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary of the Borrower incorporated or organized under the laws of the United States of America, or any state or other political subdivision thereof, provided such Subsidiary is owned by the Borrower or a Domestic Subsidiary of the Borrower, and “Domestic Subsidiaries” shall mean any or all of them.

“Easement(s)” means (a) all easements, rights-of-way, servitudes, licenses, crossing rights and other similar non-possessory surface or subsurface rights and (b) any other interest in real property held by any Credit Party that does not constitute Owned Real Property or Leased Real Property.

“Effective Date” shall mean the date on which all the conditions precedent set forth in Sections 5.1 have been satisfied.

“Effective Date Refinancing” means the redemption and/or repayment (or otherwise defeasance) of the Existing Credit Agreement in its entirety and the termination and/or release of all guarantees and security granted in connection therewith (including any letters of credit incurred thereunder).

“Effective Date Transaction Expenses” means the fees, costs and expenses paid or payable by Parent, the Borrower or the Subsidiaries in connection with the Effective Date Refinancing.

“Electronic Transmission” shall mean each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.

“Eligible Assignee” shall mean (a) [reserved]; (b) an Affiliate of a Lender; (c) any Person (other than a natural person) that is or will be engaged in the business of making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course of its business, provided that such Person is administered or managed by a Lender, an Affiliate of a Lender or an entity or Affiliate of an entity that administers or manages a Lender; or (d) any other Person (other than a natural person) approved by the (i) the Lender, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed), provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Lender within five (5) Business Days after having received notice thereof; provided, further, that (x) notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower, or any of the Borrower’s Affiliates or Subsidiaries; and (y) [reserved].

“Employee Benefit Plan” shall mean any employee benefit plan as defined in Section 3(3) of ERISA and any other material employee benefit plan, program or arrangement, in any case, maintained for employees of the Borrower or any Subsidiary, or with respect to which the Borrower or any Subsidiary is required to contribute on behalf of any of its employees or with respect to which the Borrower has any liability.

“Employee Pension Benefit Plan” shall have the meaning set forth in Section 3(2) of ERISA.

“Environmental Consultant” means any professional, third-party environmental consultant as may be reasonably satisfactory to the Borrower and the Lender.

“Environmental Law” means all applicable laws concerning pollution or protection of human health, safety, welfare, natural resources (including any protected species or habitat) or the environment (including any air, soil, surface water, groundwater or subsurface strata), use of natural resources (including but not limited to surface and ground water), or relating to the presence, use, manufacturing, production, generation, handling, transportation, treatment, recycling, storage, importing, labeling, testing, Release or threatened Release, cleanup, control of, or exposure to, Hazardous Materials.

“Environmental Liability” shall mean any liability or obligation of any Person, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly, resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or permitting or arranging for the disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Report” means collectively, Phase I environmental site assessments prepared in accordance with ASTM International standards prepared by an Environmental Consultant.

“Equity Interest” shall mean (i) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents of corporate stock (however designated) in or to such association or entity, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person, and including, in all of the foregoing cases described in clauses (i), (ii), (iii) or (iv), any warrants, rights or other options to purchase or otherwise acquire any of the interests described in any of the foregoing cases.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended or modified, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code or Section 302 of ERISA).

“ERISA Event” shall mean (a) a Reportable Event with respect to a Pension Plan; (b) the failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules or the filing of an application for the waiver of the minimum funding standards under the Pension Funding Rules; (c) the incurrence by the Borrower or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA or a cessation of operations with respect to a Pension Plan within the meaning of Section 4062(e) of ERISA; (d) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Title IV of ERISA); (e) the filing of a notice of intent to terminate a Pension Plan under, or the treatment of a Pension Plan amendment as a termination under, Section 4041 of ERISA; (f) the institution by the PBGC of proceedings to terminate a Pension Plan; (g) any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (h) the determination that any Pension Plan is in at-risk status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the imposition or incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; (j) the engagement by the Borrower or any ERISA Affiliate in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; (k) the imposition of a lien upon the Borrower pursuant to Section 430(k) of the Code or Section 303(k) of ERISA; or (l) the making of an amendment to a Pension Plan that could result in the posting of bond or security under Section 436(f)(1) of the Code.

“Erroneous Payments” is defined in Section 10.5 hereof.

“E-System” shall mean any electronic system and any other Internet or extranet-based site, whether such electronic system is owned, operated, hosted or utilized by the Lender, any of its Affiliates or any other Person, providing for access to data protected by passcodes or other security system.

“Event of Default” shall mean each of the Events of Default specified in Section 9.1 hereof.

“Excluded Subsidiaries” shall mean (a) GreenWave, (b) Fuel Tide and (c) any Subsidiary (other than a Subsidiary that holds a Project existing on the Effective Date) that is, or immediately following the designation thereof, will be, party to a Permitted Non-Recourse Financing permitted to be incurred pursuant to Section 8.1(h) hereof, to the extent the terms of such Permitted Non-Recourse Financing prohibit the guarantee of Obligations hereunder; provided that (A) the Borrower shall designate any such Subsidiary as an Excluded Subsidiary in a writing signed by the Responsible Officer and delivered to the Lender at least 15 days prior to the effectiveness of such designation and (B) such Excluded Subsidiary shall be a direct Subsidiary of another Subsidiary of the Borrower that is a Guarantor and the Equity Interests of such Excluded Subsidiary shall be pledged hereunder (or if such pledge is not permitted pursuant to the terms of the Permitted Non-Recourse Financing, 100% of the Equity Interests issued such Guarantor parent of such Excluded Subsidiary shall be pledged as Collateral hereunder).

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office or applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a loan or Commitment pursuant to a law in effect on the date on which (i) the Lender acquires such interest in the loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 13.12) or (ii) the Lender changes its lending office, except to the extent that amounts with respect to such Taxes were payable to the Lender immediately before it changed its lending office, (c) Taxes attributable to the Lender’s failure to comply with Section 13.13 and (d) any withholding Taxes imposed under FACTA.

“Existing Credit Agreement” means that certain Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December 12, 2018, with the financial institutions party thereto, and Comerica Bank as administrative agent, as amended by First Amendment to Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of March 21, 2019, Second Amendment to Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of September 12, 2019, Third Amendment to Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of January 4, 2021, Fourth Amendment to Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December 21, 2021, Fifth Amendment to Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of November 8, 2024, Sixth Amendment to Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December 31, 2025 and as further amended, restated, amended and restated, supplemented or modified prior to the date hereto and in accordance with its terms.

“Existing LC’s” shall have the meaning assigned to it in Section 8.1(k).

“Expansion Capital Expenditures” shall mean with respect to any period all Capital Expenditures of Borrower or any of its Subsidiaries during such period made to expand upon existing equipment, wellfield collection, and/or processing facilities of Borrower or any of its Subsidiaries expected to expand production with reasonable approval from Lender.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by the Lender, all as conclusively determined by the Lender, such sum to be rounded upward, if necessary, in the discretion of the Lender, to the nearest whole multiple of 1/100th of 1%; provided that if the Federal Funds Rate as so determined would be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

“Fee Letter” shall mean that certain Fee Letter dated March 9, 2026 by and between Borrower and the Lender relating to the Indebtedness hereunder, as amended, restated, replaced, supplemented or otherwise modified from time to time.

“Fee Mortgage” has the meaning set forth in Section 6.3(b).

“Fee Mortgagee” has the meaning set forth in Section 6.3(b).

“Fees” shall mean the fees and charges (including any agency fees) payable by the Borrower to the Lender hereunder or under the Fee Letter.

“Fiscal Year” shall mean the twelve-month period ending on each March 31, or as may be amended by Borrower upon (a) written notice to and with written approval of Lender (subject to such amendments to this Agreement as may be required by Lender in its sole discretion).

“Fixed Charge Coverage Ratio” shall mean as of any date of determination, a ratio, the numerator of which is Consolidated EBITDA for the Applicable Measuring Period ending on such date of determination, minus taxes paid in cash during such period, minus Tax Distributions made by Borrower and its Subsidiaries during such period, minus Maintenance Capital Expenditures during such period, minus Expansion Capital Expenditures during such Period, and the denominator of which is Fixed Charges for such period.

“Fixed Charges” shall mean for any period of determination, the sum of scheduled principal payments due and payable with respect to any indebtedness of Borrower and its Subsidiaries (including the principal component of scheduled payments under Capital Leases) during such period, plus cash interest expense of Borrower and its Subsidiaries during such period (including the interest component of scheduled payments under Capital Leases), plus dividends and distributions (other than Tax Distributions) paid by Borrower and its Subsidiaries to their members (excluding distributions by a Subsidiary to another Subsidiary or to Borrower) during such period, plus Purchases made during such period, all as determined on a consolidated basis in accordance with GAAP.

“Flood Hazard Zone” shall mean an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.

“Flood Laws” shall mean collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto, in each case, together with all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing or interpreting any of the foregoing, as amended or modified from time to time.

“Foreign Plan” shall mean any employee pension benefit plan, program, policy, arrangement or agreement maintained or contributed to by any of Parent, the Borrower and their respective Subsidiaries with respect to employees employed outside the United States (other than any governmental arrangement).

“Fuel Tide” shall mean Fuel Tide, LLC, a Delaware limited liability company.

“Funded Debt” of any Person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services as of such date (other than operating leases and trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices to the extent not funded for more than ninety (90) days) or which is evidenced by a note, bond, debenture or similar instrument, (b) the principal component of all obligations of such Person under Capitalized Leases, (c) all reimbursement obligations (actual, contingent or otherwise) of such Person in respect of letters of credit, bankers acceptances or similar obligations issued or created for the account of such Person, (d) all liabilities of the type described in (a), (b) and (c) above that are secured by any Liens on any property owned by such Person as of such date even though such Person has not assumed or otherwise become liable for the payment thereof, the amount of which is determined in accordance with GAAP; provided, however, that so long as such Person is not personally liable for any such liability, the amount of such liability shall be deemed to be the lesser of the fair market value at such date of the property subject to the Lien securing such liability and the amount of the liability secured, and

(e) all Guarantee Obligations in respect of any liability which constitutes Funded Debt; provided, however, that Funded Debt shall include the termination value under any Hedging Transaction.

“GAAP” shall mean, subject to Section 13.1(a), as of any applicable date of determination, generally accepted accounting principles in the United States of America, as applicable on such date, consistently applied, as in effect on the Effective Date.

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including without limitation any supranational bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Governmental Obligations” shall mean noncallable direct general obligations of the United States of America or obligations the payment of principal of and interest on which is unconditionally guaranteed by the United States of America.

“GreenWave” shall mean GreenWave Energy Partners, LLC, a Texas limited liability company.

“Guarantee Obligation” shall mean as to any Person (the “guaranteeing person”) any obligation of the guaranteeing Person in respect of any obligation of another Person (the “primary obligor”) (including, without limitation, any bank under any letter of credit), the creation of which was induced by a reimbursement agreement, guaranty agreement, keepwell agreement, purchase agreement, counterindemnity or similar obligation issued by the guaranteeing person, in either case guaranteeing or in effect guaranteeing any Debt, leases, dividends or other obligations (the “primary obligations”) of the primary obligor in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the applicable Person in good faith.

“Guarantor(s)” shall mean Parent and each Subsidiary of the Borrower which has executed and delivered to the Lender a Guaranty (or a joinder to a Guaranty), and a Security Agreement (or a joinder to the Security Agreement); provided that for the avoidance of doubt, no Excluded Subsidiary shall be required to be a Guarantor.

“Guaranty” shall mean, collectively, the guaranty agreements executed and delivered by the applicable Guarantors on the Effective Date pursuant to Section 5.1 hereof and those guaranty agreements executed and delivered from time to time after the Effective Date (whether by execution of joinder agreements or otherwise) pursuant to Section 7.13 hereof or otherwise, in each case in the form attached hereto as Exhibit I, as amended, restated or otherwise modified from time to time.

“Hazardous Material” means any and all substances or materials (a) defined as “hazardous substances,” “pollutants,” “contaminants,” “hazardous waste,” “hazardous materials,” “hazardous chemical substance or mixture,” “imminently hazardous chemical substance or mixture,” “special nuclear material,” “residual radioactive material,” “toxic materials,” “chemicals known to cause cancer or reproductive toxicity,” “hazardous waste constituents,” “toxic substances,” or similar terms, as such terms are defined under applicable Environmental Laws, or (b) regulated by, or for which liability or standards of conduct may be imposed under, Environmental Laws, and, including without limitation any petroleum or any fraction thereof, petroleum product (including byproducts or breakdown products of petroleum products), natural gas, liquified natural gas, asbestos or asbestos-containing material, radioactive material, radon, toxic mold, per- or polyfluoroalkyl substances, polychlorinated biphenyls or urea formaldehyde foam insulation.

“Hedging Transaction” means each interest rate swap transaction, basis swap transaction, forward rate transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing).

“Hereof”, “hereto”, “hereunder” and similar terms shall refer to this Agreement and not to any particular paragraph or provision of this Agreement.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” is defined in Section 13.5(b) hereof.

“Independent Consultants” means, collectively, the Insurance Consultant, the Environmental Consultant and the Independent Engineer.

“Independent Engineer” means, as of the date hereof, Tetra Tech, Inc. and, after the date hereof or such nationally recognized consultant as may be reasonably satisfactory to the Borrower and the Lender.

“Independent Engineer’s Report” means the report of an independent engineer, in form and substance acceptable to the Lender.

“Initial Term Loan Advance” means the Term Loan Advance made in respect of the Initial Term Loans.

“Initial Term Loans” means the Term Loans funded on the Effective Date in an aggregate principal amount of $155,000,000.

“Initial Reinvestment Period” shall mean a 90-day period during which Reinvestment must be commenced under Section 4.8(b) and (d) of this Agreement.

“Insurance Consultant” means, as of the date hereof, Willis Tower Watson, and, after the date hereof or such nationally recognized consultant as may be reasonably satisfactory to the Borrower and the Lender.

“Insurance Proceeds” shall mean the cash proceeds received by any Credit Party from any insurer in respect of any damage or destruction of any property or asset net of reasonable and invoiced fees and out-of-pocket expenses (including without limitation reasonable and invoiced outside attorneys fees and out-of-pocket expenses) incurred solely in connection with the recovery thereof.

“Intellectual Property Security Agreement” means any agreement in form and substance acceptable to the Lender, executed on or after the Effective Date confirming or effecting the grant of any Lien on the Intellectual Property Collateral (as defined in the Security Agreement) owned by any Credit Party to the Lender, in accordance with this Agreement and any Security Agreement.

“Intercompany Note” shall mean any promissory note issued or to be issued by any Credit Party to evidence an intercompany loan in form and substance reasonably satisfactory to the Lender.

“Intercompany Subordination Agreement” means the Intercompany Subordination Agreement attached hereto as Exhibit H.

“Interest Payment Date” shall mean the last day of each calendar quarter and the applicable Maturity Date.

“Internal Control Event” shall mean a material weakness in, or fraud that involves management or other employees who have a significant role in, the Parent’s and/or its Subsidiaries’ internal controls over financial reporting, in each case as described in the Securities Laws.

“Inventory” shall mean any inventory as defined under the UCC.

“Investment” shall mean, when used with respect to any Person, (a) any loan, investment or advance made by such Person to any other Person (including, without limitation, any Guarantee Obligation) in respect of any Equity Interest, Debt, obligation or liability of such other Person, (b) any other investment made by such Person (however acquired) in Equity Interests, Debt or other securities in any other Person, including, without limitation, any investment made in exchange for the issuance of Equity Interest of such Person and any investment made as a capital contribution to such other Person and (c) the acquisition by purchase or otherwise (other than any purchase or other acquisition of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or substantially all the business, property or fixed assets of any other Person or any division or line of business or other business unit of any other Person.

“IRS” means the United States Internal Revenue Service.

“JV Entities” means GreenWave and Fuel Tide.

“Leased Real Property” means all real property and interests in real property leased, subleased, licensed or otherwise occupied by any Credit Party, whether as lessor, lessee, sublessor or sublessee or otherwise, in each case pursuant to a Real Property Lease.

“Lender” shall have the meaning set forth in the preamble.

“Lien” shall mean any security interest in or lien on or against any property arising from any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, trust receipt, conditional sale or title retaining contract, sale and leaseback transaction, Capitalized Lease, consignment or bailment for security, or any other type of lien, charge, encumbrance, title exception, preferential or priority arrangement affecting property (including with respect to stock, any stockholder agreements, voting rights agreements, buy-back agreements and all similar arrangements), whether based on common law or statute.

“Liquidity” shall mean as of any date of determination thereof an amount equal to the amount of Borrower’s unrestricted cash or Permitted Investments as of such date (to the extent such cash is maintained in a deposit account subject to a control agreement and perfected Lien in favor of the Lender), minus the aggregate amount of Borrower’s and its Subsidiaries’ accounts payable aged over sixty (60) days as of such date.

“Loan Documents” shall mean, collectively, this Agreement, the Notes (if issued), the Guaranty, the Subordination Agreements, the Collateral Documents, the Fee Letter, the Solvency Certificate and any other documents, certificates or agreements that are executed and required to be delivered pursuant to any of the foregoing documents, as such documents may be amended, restated or otherwise modified from time to time.

“Maintenance Capital Expenditures” shall mean with respect to any period all Capital Expenditures of Borrower or any of its Subsidiaries during such period made to replace, repair or refurbish existing equipment and facilities of Borrower or any of its Subsidiaries.

“Major Maintenance” means labor, materials and other direct expenses for any overhaul of, or major maintenance procedure for, a Project which requires significant disassembly or shutdown of a Project, (a) in accordance with Prudent Industry Practices, (b) pursuant to manufacturers’ requirements to avoid voiding any such manufacturer’s warranty or (c) pursuant to any applicable Law.

“Major Project Document” shall mean any Material Project Document relating to any of the Projects enumerated in Section 4.8(a).

“Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), business, performance, operations, properties or prospects of the Credit Parties (and their Subsidiaries) taken as a whole, (b) the ability of the Credit Parties (and their Subsidiaries) (taken as a whole) to perform their obligations under this Agreement, the Notes (if issued) or any other Loan Document to which any of them is a party, or (c) the validity or enforceability of this Agreement, any of the Notes (if issued) or any of the other Loan Documents or the rights or remedies of the Lender hereunder or thereunder.

“Material Contract” shall mean, (a) each Material Project Document, (b) each agreement or contract to which any Credit Party is a party and that has been filed (or listed in a filing) with the Securities and Exchange Commission by Montauk Renewables, Inc. pursuant to Regulation S-K, Item 601(b)(10) in its Annual Report on Form 10-K for the year ended December 31, 2024 or in its Quarterly Reports on Form 10-Q for the periods ended March 31, 2025, June 30, 2025 or September 30, 2025, and any agreement or contract that has been subsequently filed (or listed in a subsequent filing) by Montauk Renewables, Inc. with the Securities and Exchange Commission, including, without limitation, all Material Project Documents and (c) any other agreement or contract the termination of which would result in a Material Adverse Effect or could reasonably result in liabilities in excess of $1,000,000.

“Material Intellectual Property” means any Intellectual Property Collateral (as defined in the Security Agreement) and any other intellectual property rights that are material to the business of the Parent, Borrower or any of their respective Subsidiaries, in each case when viewed on an independent basis.

“Material Permit” means, at any time, any material Permit that is required under Requirement of Law or any Material Project Document to construct, test, operate, maintain, repair, lease, own or use a Project, including as contemplated by the Material Project Documents, or for the Credit Parties (or their Subsidiaries) to enter into any Material Project Document, to sell renewable natural gas from a Project or environmental attributes produced by a Project, or to consummate any transaction contemplated thereby, in each case in accordance with any Requirement of Law or any Material Project Document.

“Material Project(s)” shall mean, collectively, any capital project of any Borrower or any of its Subsidiaries the aggregate cost of which (inclusive of capital costs expended prior to the acquisition, construction or expansion thereof) is reasonably expected by the Borrower to exceed, or exceeds, $5,000,000.

“Material Project Documents” shall mean, collectively, all power purchase agreements, interconnection agreements, fuel supply agreements (including gas rights agreements), engineering, procurement and construction contracts, offtake agreements, third-party O&M agreements, utility agreements (including electricity and gas), site leases, in each case, in connection with any Material Project.

“Maturity Date” shall mean March 9, 2031.

“MIRE Event” shall mean, if there are any Mortgaged Properties at such time, any increase, extension or renewal of any of the Commitments or Term Loan Advances (excluding the making of any Term Loan Advance).

“Mortgages” shall mean the Turkey Creek Mortgage, together with the mortgages, deeds of trust and any other similar documents related thereto or required thereby executed and delivered after the Effective Date by a Credit Party pursuant to Section 7.13 hereof or otherwise, and “Mortgage” shall mean any such document, as such documents may be amended, restated or otherwise modified from time to time.

“Multiemployer Plan” shall mean any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, during the preceding five plan years has made or been obligated to make contributions, or has any liability.

“Multiple Employer Plan” shall mean an Employee Pension Benefit Plan with respect to which the Borrower or any ERISA Affiliate is a contributing sponsor, and that has two or more contributing sponsors at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” shall mean the aggregate cash payments received by any Credit Party or any Subsidiary of a Credit Party (other than the JV Entities) from any Asset Sale, the issuance of Equity Interests or the issuance of Subordinated Debt, as the case may be, net of the ordinary and customary direct costs incurred in connection with such sale or issuance, as the case may be, such as legal, accounting and investment banking fees, sales commissions, and other third party charges, and, in the case of an Asset Sale of an Excluded Subsidiary subject to Permitted Non-Recourse Financing, net of proceeds required to repay such Permitted Non-Recourse Financing of such Excluded Subsidiary, and net of property taxes, transfer taxes and any other taxes paid or payable by such Credit Party or Subsidiary in respect of any sale or issuance.

“Net Income” shall mean for any period of determination the net income (or loss) of Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that the net income (but not the loss) of Subsidiary (other than a Credit Party) of the Borrower shall not be included to the extent that the declaration or payment of dividends or similar distributions or payments by that Subsidiary is not permitted at the date of determination by the terms of its organizational documents or any contractual obligation applicable to such Subsidiary, except to the extent such income is actually paid in cash during such period by such Subsidiary to the Borrower.

“Note” shall mean the Term Loan Note.

“Obligations” shall mean all indebtedness and liabilities (including without limitation principal, interest (including without limitation interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after an applicable maturity date and interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Credit Parties whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), the amounts due under the Fee Letter, fees, expenses and other charges) arising under this Agreement or any of the other Loan Documents, whether direct or indirect, absolute or contingent, of any Credit Party to the Lender or its Affiliates, in any manner and at any time, whether arising under this Agreement, the Guaranty or any of the other Loan Documents, due or hereafter to become due, now owing or that may hereafter be incurred by any Credit Party to the Lender or its Affiliates, and which shall be deemed to include protective advances made by the Lender with respect to the Collateral under or pursuant to the terms of any Loan Document, in each case whether or not reduced to judgment, with interest according to the rates and terms specified, and any and all consolidations, amendments, renewals, replacements, substitutions or extensions of any of the foregoing; provided, however, that for purposes of calculating the Obligations outstanding under this Agreement or any of the other Loan Documents, the direct and indirect and absolute and contingent obligations of the Credit Parties (whether direct or contingent) shall be determined without duplication.

“OFAC” shall mean The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Off Balance Sheet Liability(ies)” of a Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivables sold by such Person, (ii) any liability under any sale and leaseback transaction which is not a Capitalized Lease, (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of Debt or any of the liabilities set forth in subsections (i)-(iii) of this definition, but which does not constitute a liability on the balance sheets of such Person.

“Operating Project Survey” is defined in Section 7.20(b).

“Operating Project Title Commitment” is defined in Section 7.20(b).

“Operating Projects” means each Project of the Borrower and its Subsidiaries that has achieved a Commercial Operation Date, including the projects listed on attached Schedule 1.3.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 13.12).

“Owned Real Property” means any real property owned in fee simple by any Credit Party.

“Paid in Full” or “Payment in Full” shall mean (i) the indefeasible payment in full in cash of all outstanding Term Loan Advances, together with accrued and unpaid interest thereon, (ii) [reserved], (iii) the indefeasible payment in full in cash of the accrued and unpaid fees (including those due pursuant to the Fee Letter), (iv) the indefeasible payment in full in cash of all reimbursable expenses and other Obligations and obligations arising under the Fee Letter (other than contingent obligations or expense reimbursement obligations to the extent no claim giving rise thereto has been asserted and other obligations expressly stated to survive such payment and termination of this Agreement), together with accrued and unpaid interest thereon and (v) the termination of all Commitments.

“Parent” shall have the meaning set forth in the preamble to this Agreement.

“Participant Register” has the meaning specified in Section 13.8(f).

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Funding Rules” shall mean the rules of the Code and ERISA regarding minimum funding standards and minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” shall mean any Employee Pension Benefit Plan (including a Multiple Employer Plan, but excluding a Multiemployer Plan) that is maintained or is contributed to by the Borrower or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Perfection Certificate” means a certificate substantially in the form of Exhibit E.

“Permit” means any approval, consent, waiver, exception, exemption, variance, filing, permit, order, authorization, right, declaration or license of or from a Governmental Authority with jurisdiction including siting and operating permits and licenses and any of the foregoing under any applicable law.

“Permitted Acquisition” shall mean any acquisition by the Borrower or any Guarantor of all or substantially all of the assets of another Person, or of a division or line of business of another Person, or any Equity Interests of another Person which satisfies and/or is conducted in accordance with the following requirements:

(a) Such acquisition is of a business or Person engaged in a line of business which is compatible with, or complementary to, the business of the Borrower or such Guarantor;

(b) If such acquisition is structured as an acquisition of the Equity Interests of any Person, then the Person so acquired shall (X) become a wholly-owned direct Domestic Subsidiary of the Borrower or of a Guarantor and the Borrower or the applicable Guarantor shall cause such acquired Person to comply with Section 7.13 hereof or (Y) provided that the Credit Parties and their Subsidiaries continue to comply with Section 7.4(a) hereof, be merged with and into the Borrower or such a Guarantor (and, in the case of the Borrower, with the Borrower being the surviving entity), and otherwise, the surviving Person must be a Guarantor;

(c) If such acquisition is structured as the acquisition of assets, such assets shall be acquired directly by the Borrower or a Guarantor (subject to compliance with Section 7.4(a) hereof);

(d) The Borrower shall have delivered to the Lender not less than ten (10) (or such shorter period of time agreed to by the Lender) nor more than ninety (90) days prior to the date of such acquisition, notice of such acquisition together with Pro Forma Projected Financial Information, copies of all material documents relating to such acquisition (including the acquisition agreement and any related document), and historical financial information (including income statements, balance sheets and cash flows) covering at least three (3) complete Fiscal Years of the acquisition target, if available, prior to the effective date of the acquisition or the entire credit history of the acquisition target, whichever period is shorter, in each case in form and substance reasonably satisfactory to the Lender;

(e) Both immediately before and after the consummation of such acquisition and after giving effect to the Pro Forma Projected Financial Information, no Default or Event of Default shall have occurred and be continuing;

(f) The Lender shall have received reasonably satisfactory evidence showing that the business or Person being acquired has positive EBITDA;

(g) The Lender shall have received reasonably satisfactory evidence showing that on and immediately after the date such acquisition is consummated (and taking into account any Term Loan Advances to be made in connection with the proposed acquisition), Liquidity will be at least $10,000,000;

(h) The board of directors (or other Person(s) exercising similar functions) of the seller of the assets or issuer of the Equity Interests being acquired shall not have disapproved such transaction or recommended that such transaction be disapproved;

(i) All governmental, quasi-governmental, agency, regulatory or similar licenses, authorizations, exemptions, qualifications, consents and approvals necessary under any laws applicable to the Borrower or Guarantor making the acquisition, or the acquisition target (if applicable) for or in connection with the proposed acquisition and all necessary non-governmental and other third-party approvals which, in each case, are material to such acquisition shall have been obtained, and all necessary or appropriate declarations, registrations or other filings with any court, governmental or regulatory authority, securities exchange or any other Person, which in each case, are material to the consummation of such acquisition or to the acquisition target, if applicable, have been made, and evidence thereof reasonably satisfactory in form and substance to the Lender shall have been delivered, or caused to have been delivered, by the Borrower to the Lender;

(j) There shall be no actions, suits or proceedings pending or, to the knowledge of any Credit Party threatened against or affecting the acquisition target in any court or before or by any governmental department, agency or instrumentality, which could reasonably be expected to be decided adversely to the acquisition target and which, if decided adversely, could reasonably be expected to have a material adverse effect on the business, operations, properties or financial condition of the acquisition target and its subsidiaries (taken as a whole) or would materially adversely affect the ability of the acquisition target to enter into or perform its obligations in connection with the proposed acquisition, nor shall there be any actions, suits, or proceedings pending, or to the knowledge of any Credit Party threatened against the Credit Party that is making the acquisition which would materially adversely affect the ability of such Credit Party to enter into or perform its obligations in connection with the proposed acquisition; and

(k) The purchase price of such proposed new acquisition, computed on the basis of total acquisition consideration paid or incurred, or required to be paid or incurred, with respect thereto, including the amount of Debt (such Debt being otherwise permitted under this Agreement) assumed or to which such assets, businesses or business or Equity Interests, or any Person so acquired is subject and including any portion of the purchase price allocated to any non-compete agreements, (X) is less Ten Million Dollars ($10,000,000), (Y) when added to the purchase price for each other acquisition consummated hereunder as a Permitted Acquisition during the same Fiscal Year as the applicable acquisition (not including acquisitions specifically consented to which fall outside of the terms of this definition), does not exceed Twenty Million Dollars ($20,000,000) and (Z) when added to the purchase price for each other acquisition consummated hereunder as a Permitted Acquisition during the term of this agreement (not including acquisitions specifically consented to in writing which fall outside the terms of this definition), does not exceed Forty Million Dollars ($40,000,000).

“Permitted Investments” shall mean with respect to any Person:

(a) Governmental Obligations;

(b) Obligations of a state or commonwealth of the United States or the obligations of the District of Columbia or any possession of the United States, or any political subdivision of any of the foregoing, which are described in Section 103(a) of the Code and are graded in any of the highest three (3) major grades as determined by at least one Rating Agency; or secured, as to payments of principal and interest, by a letter of credit provided by a financial institution or insurance provided by a bond insurance company which in each case is itself or its debt is rated in one of the highest three (3) major grades as determined by at least one Rating Agency;

(c) Banker’s acceptances, commercial accounts, demand deposit accounts, certificates of deposit, other time deposits or depository receipts issued by or maintained with an Acceptable Bank or any Affiliate thereof, or any bank, trust company, savings and loan association, savings bank or other financial institution whose deposits are insured by the Federal Deposit Insurance Corporation and whose reported capital and surplus equal at least $250,000,000, provided that such minimum capital and surplus requirement shall not apply to demand deposit accounts maintained by any Credit Party in the ordinary course of business;

(d) Commercial paper rated at the time of purchase within the two highest classifications established by not less than two Rating Agencies, and which matures within 270 days after the date of issue;

(e) Secured repurchase agreements against obligations itemized in paragraph (a) above, and executed by a bank or trust company or by members of the association of primary dealers or other recognized dealers in United States government securities, the market value of which must be maintained at levels at least equal to the amounts advanced; and

(f) Any fund or other pooling arrangement which exclusively purchases and holds the investments itemized in (a) through (e) above.

“Permitted Liens” shall mean with respect to any Person:

(a) Liens for (i) taxes or governmental assessments or charges or (ii) customs duties in connection with the importation of goods to the extent such Liens attach to the imported goods that are the subject of the duties, in each case (x) to the extent not yet due, or (y) which are being contested in good faith by appropriate proceedings, provided that in the case of any such contest, any proceedings for the enforcement of such liens have been suspended and adequate reserves with respect thereto are maintained on the books of such Person in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, processor’s, landlord’s liens or other like liens arising in the ordinary course of business which secure obligations that are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings, provided that in the case of any such contest, (x) any proceedings commenced for the enforcement of such Liens have been suspended and (y) appropriate reserves with respect thereto are maintained on the books of such Person in conformity with GAAP;

(c) (i) Liens incurred in the ordinary course of business to secure the performance of statutory obligations arising in connection with progress payments or advance payments due under contracts with the United States government or any agency thereof entered into in the ordinary course of business and (ii) Liens incurred or deposits made in the ordinary course of business to secure the performance of statutory obligations (not otherwise permitted under subsection (f) of this definition), bids, leases, fee and expense arrangements with trustees and fiscal agents, trade contracts, surety and appeal bonds, performance bonds and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease-purchase arrangements, sale leasebacks or the payment of the deferred purchase price of property), provided, that in each case full provision for the payment of all such obligations has been made on the books of such Person as may be required by GAAP;

(d) any attachment or judgment lien that remains unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period ending on the earlier of (i) thirty (30) consecutive days from the date of its attachment or entry (as applicable) or (ii) the commencement of enforcement steps with respect thereto, other than the filing of notice thereof in the public record;

(e) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, or any interest of any lessor or sublessor under any lease permitted hereunder which, in each case, does not materially interfere with the business of such Person;

(f) Liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations (excluding Liens arising under ERISA), provided that no enforcement proceedings in respect of such Liens are pending and provisions have been made for the payment of such liens on the books of such Person as may be required by GAAP;

(g) continuations of Liens that are permitted under subsections (a)-(f) hereof, provided such continuations do not violate the specific time periods set forth in subsections (b) and (d) and provided, further, that such Liens do not extend to any additional property or assets of any Credit Party or Subsidiary of any Credit Party or secure any additional obligations of any Credit Party or Subsidiary of any Credit Party; and

(h) Liens securing Debt permitted to be incurred under Section 8.1(g) or (h); subject to an intercreditor agreement in form and substance acceptable to the Lender in the case of Section 8.1(g).

“Permitted Non-Recourse Financing” means Funded Debt (a) that is incurred by a Subsidiary of the Borrower that, if not a Guarantor, is an Excluded Subsidiary under clause (d) of the definition thereof, (b) that is non-recourse to any Person other than such Subsidiary, (c) is incurred to finance the development or construction of a Project (other than a Project existing on the Effective Date) owned by such Subsidiary that the Lender consents to, (d) the definitive documentation with respect to which do not conflict with the Loan Documents or any Material Contract, permit the Lien securing Indebtedness hereunder on the Equity Interests of the parent entities of such Excluded Subsidiary and are otherwise reasonably acceptable to the Lender, (e) if requested by the Lender, the lenders providing such Funded Debt have entered into an intercreditor agreement or similar agreement with the Lender reasonably acceptable to the Lender and (f) the

Permitted Non-Recourse Financing may not be provided by the Parent, Borrower or any of their Subsidiaries or any Affiliate of the foregoing.

“Person” shall mean a natural person, corporation, limited liability company, partnership, limited liability partnership, trust, incorporated or unincorporated organization, joint venture, joint stock company, firm or association or a government or any agency or political subdivision thereof or other entity of any kind.

“Pro Forma Balance Sheet” shall mean the pro forma consolidated balance sheet of the Borrower which has been certified by a Responsible Officer of the Borrower that it fairly presents in all material respects the pro forma adjustments reflecting the transactions (including payment of all fees and expenses in connection therewith) contemplated by this Agreement and the other Loan Documents.

“Pro Forma Projected Financial Information” shall mean, as to any proposed acquisition, a statement executed by the Borrower (supported by reasonable detail) setting forth the total consideration to be paid or incurred in connection with the proposed acquisition, and pro forma combined projected financial information for the Credit Parties and the acquisition target (if applicable), consisting of projected balance sheets as of the proposed effective date of the acquisition and as of the end of at least the next succeeding three (3) Fiscal Years following the acquisition and projected statements of income and cash flows for each of those years, including sufficient detail to permit calculation of the ratios described in Section 7.9 hereof, as projected as of the effective date of the acquisition and as of the ends of those Fiscal Years and accompanied by (i) a statement setting forth a calculation of the ratio so described, (ii) a statement in reasonable detail specifying all material assumptions underlying the projections and (iii) such other information as the Lender shall reasonably request.

“Project” shall mean (a) the Operating Projects, (b) any Development Project and (c) any other landfill gas to energy project, renewable natural gas project, or other similar project developed, constructed, acquired or operated by any Credit Party or any Subsidiary of a Credit Party from time to time.

“Project Schedule” means, with respect to each Development Project, a reasonably detailed project schedule describing phases of development and/or construction.

“Projections” has the meaning set forth in Section 7.2(e).

“Prudent Industry Practices” means those practices, methods, equipment, specifications and standards of safety and performance, as the same may change from time to time, as are commonly used by landfill gas or renewable natural gas projects and of a type and size similar to the Projects as good, safe and prudent engineering practices in connection with the design, operation, maintenance, repair and use of electrical and other equipment, facilities and improvements of such electrical station, with commensurate standards of safety, performance, dependability, efficiency and economy. “Prudent Industry Practices” are not intended to be limited to optimum practices, methods or acts to the exclusion of all others and does not necessarily mean one particular practice, method, equipment specification or standard in all cases, but is instead intended to encompass a broad range of acceptable practices, methods, equipment specifications and standards.

“PUHCA” means the Public Utility Holding Company Act of 2005 and FERC’s implementing regulations.

“Purchasing Lender” shall have the meaning set forth in Section 13.12.

“PURPA” means the Public Utility Regulatory Policies Act of 1978 and FERC’s implementing regulations.

“Rating Agency” shall mean Moody’s Investor Services, Inc., Standard and Poor’s Ratings Services, their respective successors or any other nationally recognized statistical rating organization which is reasonably acceptable to the Lender.

“Real Property” means, collectively, the Owned Real Property, Leased Real Property, and any real property subject to an Easement.

“Real Property Leases” means all leases, licenses, concessions and other agreements pursuant to which any Credit Party holds any Leased Real Property.

“Register” is defined in Section 13.8(d)(iv) hereof.

“Registration Statement” shall mean the Form S-1 Registration Statement to be filed by the Parent with the SEC in connection with the initial registered public offering of the common stock of Parent.

“Reinvest” or “Reinvestment” shall mean, with respect to any Net Cash Proceeds, Insurance Proceeds or Condemnation Proceeds received by any Person, the application of such monies to (i) repair, improve or replace any tangible personal (excluding Inventory) or real property of the Credit Parties or any intellectual property reasonably necessary in order to use or benefit from any property or (ii) acquire any such property (excluding Inventory) to be used in the business of such Person.

“Reinvestment Certificate” is defined in Section 4.8(b) hereof.

“Reinvestment Period” shall mean a 90-day period during which Reinvestment must be completed under Section 4.8(b) and (d) of this Agreement.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment, including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Material.

“Reportable Compliance Event” shall mean that any Covered Entity, or any officer or director thereof, (i) becomes a Sanctioned Person, (ii) is indicted, arraigned, or custodially detained, or, to the knowledge of the Covered Entity, is investigated by any Governmental Authority, regarding an actual or possible violation by the Covered Entity of any applicable Anti-Money Laundering Law or Anti-Corruption Law, or (iii) has knowledge of or self-discovers facts or circumstances indicating the Covered Entity is in violation of applicable Anti-Money Laundering Law or Anti-Corruption Law where such violation would have a Materially Adverse Effect.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Request for Term Credit Advance” shall mean a request for a Term Loan Advance issued by the Borrower under Section 4.1(b) of this Agreement in the form attached hereto as Exhibit A.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and bylaws, the partnership agreement or other organizational or governing documents of such Person and any law, treaty, rule or regulation or determination of an arbitration or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, with respect to any Person, the chief executive officer, chief financial officer, chief legal officer, chief legal counsel, treasurer, president or controller of such Person, or with respect to compliance with financial covenants, the chief financial officer or the treasurer of such Person, or any other officer of such Person having substantially the same authority and responsibility.

“RIN Floor” shall mean $1.00 for the average monthly Argus D3 RIN Price per RIN for any period of determination.

“Sanctioned Country” shall mean a country subject to a comprehensive Sanctions program maintained under any Sanctions (as of the date of this Agreement, Iran, Cuba, North Korea, and the Crimea, “Donetsk People’s Republic,” and “Luhansk People’s Republic”, regions of Ukraine and, until July 1, 2025, Syria).

“Sanctioned Person” shall mean any individual person, group, regime, entity or vessel listed or otherwise recognized as a specially designated, prohibited, or sanctioned person, group, regime, entity or vessel, or the subject of any prohibitions (including but not limited to the blocking of property or rejection of transactions), or owned, individually or in the aggregate, fifty percent or more or otherwise controlled by any Sanctioned Person or Persons so as to subject the owned or controlled Person to the same Sanctions, under any applicable Sanctions, or any Person that is organized, resident, or located in a Sanctioned Country.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union or any of its Member States, or His Majesty’s Treasury.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Security Agreement” shall mean, collectively, the security agreement(s) executed and delivered by the Borrower and the Guarantors on the Effective Date pursuant to Section 5.1 hereof, and any such agreements executed and delivered after the Effective Date (whether by execution of a joinder agreement to any existing security agreement or otherwise) pursuant to Section 7.13 hereof or otherwise, in the form of the Security Agreement attached hereto as Exhibit F, as such documents may be amended, restated or otherwise modified from time to time.

“SNDA” has the meaning set forth in Section 6.3(b).

“Solvency Certificate” shall mean the Solvency Certificate, dated as of the Effective Date, delivered to the Lender pursuant to Section 5.1(n), which shall be substantially in the form of Exhibit D.

“Subordinated Debt” shall mean any unsecured Funded Debt of any of the Parent, the Borrower or any of their respective Subsidiaries and other obligations under the Subordinated Debt Documents and any other Funded Debt of the Parent, the Borrower or any of their respective Subsidiaries which has been subordinated in right of payment and priority to the Obligations, all on terms and conditions satisfactory to the Lender.

“Subordinated Debt Documents” shall mean and include any documents evidencing any Subordinated Debt, in each case, as the same may be amended, modified, supplemented or otherwise modified from time to time in compliance with the terms of this Agreement.

“Subordination Agreements” shall mean, collectively, any subordination agreements entered into by any Person from time to time in favor of the Lender in connection with any Subordinated Debt, the terms of which are acceptable to the Lender, in each case as the same may be amended, restated or otherwise modified from time to time, and “Subordination Agreement” shall mean any one of them.

“Subsidiary(ies)” shall mean any other corporation, association, joint stock company, business trust, limited liability company, partnership or any other business entity of which more than fifty percent (50%) of the outstanding voting stock, share capital, membership, partnership or other interests, as the case may be, is owned either directly or indirectly by any Person or one or more of its Subsidiaries, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by any Person and/or its Subsidiaries. Unless otherwise specified to the contrary herein or the context otherwise requires, Subsidiary(ies) shall refer to the Subsidiary(ies) of the Borrower.

“Tangible Net Worth” shall mean, as of any date of determination, the excess of (i) the net book value of the assets of Parent and its Subsidiaries as of such date (excluding all amounts owing to Parent and/or any of its Subsidiaries by officers, directors, shareholders and other Affiliates and all patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill and all other intangible assets of Parent and its Subsidiaries), after all appropriate deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization), over (ii) Total Liabilities of Parent and its Subsidiaries as of such date, all as determined on a consolidated basis in accordance with GAAP.

“Tax Distributions” shall mean, in respect of any applicable Person, dividend payments and other distributions made by such Person to its respective shareholders, members or other Persons holding Equity Interests therein, as applicable, in an amount not to exceed the income tax liability, if any, of such shareholders, members or other Persons arising or incurred directly as a result of (a) the pass-through of income items to such shareholders, members or other Persons as a result of such Person’s status as a disregarded entity or other pass-through entity, as applicable or (b) such Person being a member of a consolidated, combined or unitary tax group of which a direct or indirect equity holder is the parent.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” shall mean the term loan to be made to the Borrower by the Lender pursuant to Section 4.1(a) hereof, in the aggregate principal amount not to exceed the Term Loan Credit Aggregate Commitment.

“Term Loan Advance” shall mean a borrowing requested by the Borrower and made by the Lender pursuant to Section 4.1(a) hereof, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Term Loan Credit Aggregate Commitment.

“Term Loan Credit Aggregate Commitment” shall mean during the Availability Period, $200,000,000 and after the Availability Period, $0.

“Term Loan Credit Commitment Amount” shall mean, (i) if the Term Loan Credit Aggregate Commitment has not been terminated or fully drawn, the amount specified opposite the Lender’s name in the column title “Term Loan Credit Commitment Amount” on Annex II, as adjusted from time to time in accordance with the terms hereof; and (ii) if the Term Loan Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the amount equal to the aggregate principal amount outstanding under the Term Loan Advances.

“Term Loan Note” shall mean the term note described in Section 4.2(e) hereof, made by the Borrower to the Lender in the form attached hereto as Exhibit K, as such notes may be amended or supplemented from time to time, and any other notes issued in substitution, replacement or renewal thereof from time to time.

“Title Company” means Fidelity National Title Insurance Company.

“Total Leverage Ratio” shall mean as of any date of determination, the ratio of (a) Funded Debt of Borrower and its Subsidiaries on such date (minus the amount of unrestricted cash and unencumbered (other than the Liens in favor of the Lender) cash of the Borrower and its Consolidated Subsidiaries in any account that is subject to an Account Control Agreement in an aggregate amount not to exceed $5,000,000) to (b) Consolidated EBITDA for the four preceding fiscal quarters then ending, all as determined on a consolidated basis in accordance with GAAP.

“Total Liabilities” shall mean, as of any applicable time of determination thereof the total liabilities of a Person at such time, as determined in accordance with GAAP.

“Total Liabilities to Tangible Net Worth Ratio” shall mean as of any date of determination, the ratio of (i) the Total Liabilities of Parent and its Consolidated Subsidiaries as of such date, to (ii) Tangible Net Worth as of such date.

“Turkey Creek EPC Conditions” means (a) Final Completion has occurred and the Final Completion Certificate has been delivered to and accepted by the Owner, (b) all lien waivers (including Interim Lien Waivers) and releases to be delivered in respect of Final Completion pursuant to Section 7.3(A) of the EPC Contract have been delivered to and accepted by Owner, and (c) all accrued Liquidated Damages, if any, have been paid by Contractor to Owner in full and there is no outstanding claim made by Owner to Contractor (i) for damages (including Liquidated Damages), (ii) under any Performance Guaranty or Warranty, or (iii) in respect of any Contractor indemnification obligation, in each case under the EPC Contract which has not been fully paid or otherwise satisfied. Capitalized terms used in this definition are defined in the EPC Contract.

“Turkey Creek EPC Contracts” means the Engineering, Procurement and Construction Agreement, dated as of June 29, 2025, between Montauk AG Renewables, LLC and Spirit Construction Services, Inc. for construction of the Turkey Creek Project.

“Turkey Creek Lien Waivers” means duly executed acknowledgements of payments and releases of mechanics’ and materialmen’s liens, in the form of Exhibit L, from all contractors under the Turkey Creek EPC Contracts, and any subcontractors, vendors or suppliers thereunder with a value of the contract equal to $250,000 or more for all work performed by each such Person with respect to the Turkey Creek Project to the extent required to be provided to the Borrower pursuant to the Turkey Creek EPC Contracts, except for such work to be paid with the proceeds of the requested Term Loan Advance; provided, however, that if the foregoing lien releases cannot be obtained from the applicable counterparty, then the foregoing condition shall be satisfied if the Borrower delivers to the Lender either (a) an endorsement to the title policy, in form and substance reasonably satisfactory to the Lender, insuring against loss arising by reason of any mechanics’ or materialmen’s Lien gaining priority over the Turkey Creek Mortgage or (b) a bond, in form and substance reasonably satisfactory to the Lender, in the amount of all payments owed to any contractor, subcontractor or any other Person as to whom the filing periods for mechanics’ and materialmen’s Liens have not expired or who have filed Liens, and covering Borrower’s liability to such contractors, subcontractors or other Person.

“Turkey Creek Mortgage” shall mean that certain Deed of Trust, Assignment of Leases and Rents, and Security Agreement encumbering the applicable Credit Party’s fee title, right, and interest in and to the Turkey Creek Project Site in favor of the Lender, duly executed and acknowledged by the applicable Credit Party, and otherwise in form for recording in the recording office of each applicable political subdivision where such the Turkey Creek Project Site is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a first priority Lien under applicable law, and such financing statements, fixture filings and any other instruments necessary to grant a first priority Lien on the applicable Credit Party’s right, title and interest in and to the Turkey Creek Project Site under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to the Lender.

“Turkey Creek Project” shall mean the project located at 7401 Turkey Hwy, Turkey, North Carolina 28393.

“Turkey Creek Project Site” shall mean that certain Real Property described on Schedule 6.3(a) attached hereto and incorporated herein by reference.

“Turkey Creek Survey” is defined in Section 7.20(a)(i).

“Turkey Creek Title Commitment” is defined in Section 7.20(a)(i).

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect in any applicable state; provided that, unless specified otherwise or the context otherwise requires, such terms shall refer to the Uniform Commercial Code as in effect in the State of New York.

“Unpermitted Lien” is defined in Section 7.20(h).

“Unsatisfied Condition” means a condition in a Permit that has not been satisfied and that either (a) must be satisfied before such Permit can become effective, (b) must be satisfied as of the date on which a representation is made or a condition precedent must be satisfied under this Agreement and has not been satisfied, or (c) must be satisfied as of a future date but with respect to which facts or circumstances exist which, to the knowledge of the Borrower, could reasonably be expected to result in a failure to satisfy such Permit condition.

“USA Patriot Act” is defined in Section 6.7.

1.2 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document or unless the context requires otherwise, (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any definition of or reference to any agreement, instrument or other document (including Loan Documents) shall be construed as referring to such agreement, instrument or other document as amended, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (f) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein or in any other Loan Document), (g) the words “herein”, “hereof”, “hereto”, “hereunder” and similar terms shall refer to this Agreement or any other Loan Document and not to any particular section or provision of this Agreement or such other Loan Document, (h) all references to “articles”, “sections,” “clauses,” “exhibits” and “schedules” in this Agreement or any other Loan Document shall be to articles, sections, clauses, exhibits and schedules, respectively, of this Agreement or such other Loan Document, (i) any reference to any law or applicable law shall include any Requirement of Law, and any reference to any law or regulation shall refer to such law or regulation as amended, modified or supplemented from time to time, (j) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including real and personal property, cash, securities, accounts and contract rights, and (k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.

2. [Reserved].

3. [RESERVED].

4. TERM LOAN.

4.1 Term Loan

(a) Subject to the terms and conditions hereof (including Section 5.1 with respect to the Initial Term Loans and Section 5.2 with respect to each Term Loan Advance thereafter), the Lender agrees to make Term Loan Advances in Dollars to the Borrower, from time to time on any Business Day during the Availability Period, in an aggregate amount, not to exceed at any one time outstanding the Lender’s Term Loan Credit Aggregate Commitment. For the avoidance of doubt, and subject to the conditions set forth in Section 5.1, on the Effective Date the Borrower shall borrow and the Lender shall make, the Initial Term Loans.

(b) The Borrower may request Term Loan Advances only by delivery to the Lender of a Request for Term Credit Advance executed by an Authorized Signer for the Borrower, subject to the following:

(i) each such Request for Term Credit Advance shall set forth the information required on the Request for Term Credit Advance, including without limitation, the proposed date of such Term Loan Advance, which must be a Business Day;

(ii) each such Request for Term Credit Advance shall be delivered to the Lender by 12:00 p.m. (New York Time time), ten (10) Business Days prior to the proposed date of the Term Loan Advance;

(iii) on the proposed date of any Term Loan Advance (after giving effect to such additional contemplated Term Loan Advance), the aggregate principal amount of all Term Loans outstanding on such date shall not exceed the Term Loan Credit Aggregate Commitment; provided that:

(A) the only Term Loan Advance permitted on the Effective Date shall be the Initial Term Loan Advance,

(B) after the Initial Term Loan Advance, no additional Term Loan Advances shall be made (and the Lender shall have no obligation to make any Term Loan Advances) prior to the delivery of the Independent Engineer’s Report with respect to the Turkey Creek Project, in form and substance satisfactory to the Lender,

(C) after the delivery of the Independent Engineer’s Report pursuant to clause (B) but prior to the delivery of (i) a certificate signed by a Responsible Officer certifying to the completion of the Turkey Creek Project, (ii) the Commercial Operation Date with respect to the Turkey Creek Project, (iii) satisfaction of the Turkey Creek EPC Conditions, (iv) delivery of the Turkey Creek Lien Waivers, (v) receipt by Lender of each of the deliverables set forth in Sections 7.20(a) and 7.20(b) herein, (vi) satisfaction of a performance test that achieved 50% or greater capacity factor over a consecutive sixty (60) day period and (vii) satisfaction of the requirements set forth in Section 7.20(h), no Term Loan Advances shall be made if the aggregate principal amount of Term Loans outstanding hereunder (after giving effect to such additional contemplated Term Loan Advance) would exceed $180,000,000, and

(D) after the delivery or satisfaction, as applicable, of each of the deliverables enumerated in clause (C) above, the Borrower may request Term Loan Advances up to the then remaining amount available under the Term Loan Credit Agreement Commitment.

(iv) the principal amount of such Term Loan Advance shall be at least $25,000,000 or the remainder available under the Term Loan Credit Aggregate Commitment;

(v) there shall be no more than two (2) Term Loan Advance per calendar quarter and no more than one (1) Term Loan Advance per calendar month; and

(vi) a Request for Term Credit Advance, once delivered to the Lender, shall not be revocable by the Borrower and shall constitute a certification by the Borrower as of the date thereof that:

(1) all conditions to the making of the Term Loan Advance set forth in this Agreement have been satisfied, and shall remain satisfied to the date of such Term Loan Advance (both before and immediately after giving effect to such Term Loan Advance);

(2) there is no Default or Event of Default in existence, and none will exist upon the making of such Term Loan Advance (both before and immediately after giving effect to such Term Loan Advance); and

(3) the representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of the date of the making of such Term Loan Advance (both before and immediately after giving effect to such Term Loan Advance), other than any representation or warranty that expressly speaks only to a different date (in which case shall be true and correct as of such referred to date);

(c) On the last day of the Availability Period, any amounts of undrawn Term Loan Credit Aggregate Commitments shall terminate (to the extent not previously terminated). For the avoidance of doubt, amounts borrowed under this Section 4.1 may not be reborrowed once repaid.

4.2 Accrual of Interest and Maturity; Evidence of Obligations.

(a) The Borrower hereby unconditionally promises to pay to the Lender the then unpaid aggregate principal amount of Term Loan outstanding on the Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, the unpaid principal Obligations outstanding under the Term Loan shall, from the Effective Date (until paid), bear interest at the Applicable Interest Rate. There shall be no readvance or reborrowings of any principal reductions of the Term Loan.

(b) [Reserved].

(c) [Reserved].

(d) [Reserved].

(e) The Borrower agrees that, upon written request by the Lender, the Borrower will execute and deliver to the Lender, at the Borrower’s expense, a Term Loan Note evidencing the outstanding Term Loan Advances, owing to the Lender.

4.3 Repayment of Principal.

(a) The Borrower shall repay the Term Loan in quarterly installments in an amount equal to 1.25% of the highest aggregate principal amount of Term Loans that has been outstanding at any point from the Effective Date through such payment date, commencing on March 31, 2028 and on the last day of each June, September, December and March thereafter, until the Maturity Date, when all remaining outstanding principal plus accrued interest thereon shall be due and payable in full.

(b) Whenever any payment under this Section 4.3 shall become due on a day that is not a Business Day, the date for payment thereunder shall be extended to the next Business Day.

4.4 [Reserved].

4.5 [Reserved].

4.6 Interest Payments; Default Interest.

(a) Subject to clause (d) of this Section 4.6, all Term Loan Advances shall bear interest at a per annum interest rate equal to the Applicable Interest Rate.

(b) Accrued interest on each Term Loan Advance shall be payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided that (i) interest accrued pursuant to clause (d) of this Section shall be payable on demand and (ii) in the event of any repayment or prepayment of any Term Loan Advance, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(c) Interest shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed.

(d) In the case of any Event of Default under Section 9.1, immediately upon the occurrence and during the continuance thereof, interest shall be payable on demand on the principal amount of all Term Loan Advances from time to time outstanding, as applicable, at a per annum rate equal to the applicable Default Rate.

4.7 Optional Prepayment of Term Loan.

(a) Subject to clause (b) of this Section 4.7, the Borrower (at its option), may prepay all (but not less than all) of the outstanding principal of the Term Loans upon five (5) Business Days’ notice to the Lender by wire, Electronic Transmission or by telephone (confirmed by wire or Electronic Transmission), with accrued interest on the principal being prepaid to the date of such prepayment. Any prepayment of a portion of the Term Loan shall be without premium or penalty, except to the extent set forth in the Fee Letter and Section 11.1.

(b) Each partial prepayment of the Term Loan shall be applied to all installments of the Term Loan due thereunder in the inverse order of their maturities to all such principal payments.

(c) All prepayments of the Term Loan shall be made to the Lender.

4.8 Mandatory Prepayment of Term Loan.

(a) Subject to clause (e) hereof, promptly (and in any event no later than three (3) Business Days after such termination) upon the termination of any Material Project Document, the Borrower shall prepay the Obligations in such aggregate principal amounts as set forth below, in each case, which aggregate principal amounts correspond to the Project, in connection with such Material Project Document that was terminated, as set forth below:

Project	Aggregate Principal Amount To Be Repaid
Turkey Creek	$55,000,000

Atacocita	$35,000,000
Pico	$20,000,000
Rumpke	$20,000,000
McCarty	$15,000,000
Monroeville	$10,000,000
Galveston	$10,000,000
Apex	$5,000,000
Bowerman	$5,000,000
Valley	$5,000,000
Coastal Plains	$5,000,000
Raeger Mountain	$5,000,000
Shade	$5,000,000
Tulsa	$5,000,000

Notwithstanding the foregoing, upon the termination of a Material Project Document, the Borrower may deliver written notice to the Lender within two (2) Business Days of such termination of the Borrower’s intent to have such Material Project Document reinstated in which case the Borrower shall not be obligated to make a prepayment pursuant to this clause (a) if such Material Project Document is reinstated within thirty (30) days of its termination.

(b) Subject to clause (e) hereof, promptly (and in any event no later than three (3) Business Days after receipt) upon receipt by any Credit Party of any Net Cash Proceeds from any Asset Sales in excess of $1,000,000 in any fiscal year of Borrower which are not Reinvested as described in the following sentence, the Borrower shall prepay the Term Loan by an amount equal to one hundred percent (100%) of such Net Cash Proceeds; provided, however that the Borrower shall not be obligated to prepay the Term Loan with such Net Cash Proceeds if the following conditions are satisfied: (i) promptly following the sale, the Borrower provides to the Lender a certificate executed by a Responsible Officer of the Borrower (“Reinvestment Certificate”) stating (x) that the sale has occurred, (y) that no Default or Event of Default has occurred and is continuing either as of the date of the sale or as of the date of the Reinvestment Certificate, and (z) a description of the planned Reinvestment of the proceeds thereof, (ii) the Reinvestment of such Net Cash Proceeds is commenced within the Initial Reinvestment Period and completed within the Reinvestment Period, and (iii) no Default or Event of Default has occurred and is continuing at the time of the sale and at the time of the application of such proceeds to Reinvestment. If any such proceeds have not been Reinvested at the end of the Reinvestment Period, the Borrower shall promptly pay such proceeds to the Lender, to be applied to repay the Term Loan in accordance with clauses (e) and (f) hereof.

(c) Upon the occurrence of a Change of Control, the Borrower shall, within one (1) Business Day, prepay 100% of the Obligations.

(d) Subject to clause (e) hereof, promptly (and in any event no later than three (3) Business Days after receipt) upon receipt by any Credit Party of any Insurance

Proceeds or Condemnation Proceeds in each case, in excess of $500,000 in any fiscal year of Borrower which are not Reinvested as described herein, the Borrower shall be obligated to prepay the Term Loan by an amount equal to one hundred percent (100%) of such Insurance Proceeds or Condemnation Proceeds, as the case may be; provided, however, that any Insurance Proceeds or Condemnation Proceeds, as the case may be, may be Reinvested by the applicable Credit Party if the following conditions are satisfied: (i) promptly following the receipt of such Insurance Proceeds or Condemnation Proceeds, as the case may be, the Borrower provides to the Lender a Reinvestment Certificate stating (x) that no Default or Event of Default has occurred and is continuing either as of the date of the receipt of such proceeds or as of the date of the Reinvestment Certificate, (y) that such Insurance Proceeds or Condemnation Proceeds have been received, and (z) a description of the planned Reinvestment of such Insurance Proceeds or Condemnation Proceeds, as the case may be), (ii) the Reinvestment of such proceeds is commenced within the Initial Reinvestment Period and completed within the Reinvestment Period, and (iii) no Default or Event of Default shall have occurred and be continuing at the time of the receipt of such proceeds and at the time of the application of such proceeds to Reinvestment. If any such proceeds have not been Reinvested at the end of the Reinvestment Period, the Borrower shall promptly pay such proceeds to the Lender, to be applied to repay the Term Loan in accordance with clause (e) hereof.

(e) The Borrower shall notify the Lender in writing of any prepayment due under Section this 4.8 not later than 12:00 p.m., three Business Days prior to the date of prepayment and the Lender may elect in writing to decline all or any portion of such prepayment in which case such declined amounts may be retained by the Borrower. Each mandatory prepayment under this Section 4.8 or any other mandatory or optional prepayment under this Agreement shall be in addition to any scheduled installments or optional prepayments made prior thereto and shall be subject to Section 11.1 and the Fee Letter. Each mandatory prepayment of the Term Loan shall be applied to installments of principal on the Term Loan in the inverse order of their maturities.

4.9 Use of Proceeds.

Proceeds of the Term Loan shall be used by the Borrower on the Effective Date to consummate the Effective Date Refinancing and to otherwise (i) fund completion of the Turkey Creek Project, (ii) pay the Effective Date Transaction Expenses, (iii) to finance project development costs and (iv) pay for other general corporate purposes not prohibited hereunder in an aggregate principal amount not to exceed $10,000,000.

4.10 Fees.

(a) Fee Letter. The Borrower agrees to pay to the Lender the fees in the amounts and on the dates as set forth in the Fee Letter and to perform any other obligations contained therein.

(b) Commitment Fee. As additional compensation for making available the Term Loan Credit Aggregate Commitments, the Borrower shall pay the Lender, in arrears, on the last day of each calendar quarter prior to the end of the Availability Period and on the last day of the Availability Period, a fee for the Borrower’s non-use of available funds in an amount equal to the Commitment Fee multiplied by the undrawn amount of Term Loan Credit Aggregate Commitments.

5. CONDITIONS.

The obligations of the Lender to make the Term Loan Advances or loans pursuant to this Agreement, are subject to the following conditions:

5.1 Conditions of Initial Advances.

The obligations of the Lender to make the Initial Term Loans on the Effective Date only, are subject to the following conditions:

(a) Notes, this Agreement and the other Loan Documents. The Borrower shall have executed and delivered to the Lender, the Term Loan Note; the Borrower and Parent shall have executed and delivered this Agreement; and each Credit Party shall have executed and delivered the other Loan Documents to which such Credit Party is required to be a party (including all schedules and other documents to be delivered pursuant hereto and thereto); and such Note, this Agreement and the other Loan Documents shall be in full force and effect and the Lender shall have received a completed Request for Term Credit Advance.

(b) Corporate Authority. The Lender shall have received from each Credit Party, a certificate of its Secretary or Assistant Secretary dated as of the Effective Date as to:

(i) corporate resolutions (or the equivalent) of each Credit Party authorizing the Effective Date Refinancing, the transactions contemplated by this Agreement and the other Loan Documents approval of this Agreement and the other Loan Documents, in each case to which such Credit Party is party, and authorizing the execution and delivery of this Agreement and the other Loan Documents, and in the case of the Borrower, authorizing the execution and delivery of requests for Term Loan Advances,

(ii) the incumbency and signature of the officers or other authorized persons of such Credit Party executing any Loan Document and in the case of the Borrower, the officers who are authorized to execute any Requests for Term Credit Advance,

(iii) a certificate of good standing or continued existence (or the equivalent thereof) from the state of its incorporation or formation, which jurisdictions are listed on Schedule 5.1(c) attached hereto, and

(iv) copies of such Credit Party’s articles of incorporation and bylaws or other constitutional documents, as in effect on the Effective Date.

(c) Collateral Documents, Guaranties and other Loan Documents. The Lender shall have received the following documents, each in form and substance reasonably satisfactory to the Lender and fully executed by each party thereto:

(i) The following Collateral Documents, each dated as of the Effective Date (unless otherwise noted):

(A) the Security Agreement;

(B) the Guaranty (executed by Parent, Borrower and each of its Subsidiaries other than the Excluded Subsidiaries);

(C) Assignments, in each case in respect of the Material Project Documents set forth on Schedule 15 to the Perfection Certificate;

(D) An Account Control Agreement with Fifth Third Bank (as successor by merger to Comerica Bank);

(E) Intellectual Property Security Agreements; and

(F) Perfection Certificate.

(ii) For each real property location (including each warehouse or other storage location leased by any Credit Party as a lessee (such locations being disclosed and identified on Schedule 6.3(b) hereto), a true, complete and accurate copy of the fully executed applicable, lease, bailment or warehouse agreement, as the case may be;

(iii) (A) Certified copies of uniform commercial code requests for information, or a similar search report certified by a party acceptable to the Lender, dated a date reasonably prior to the Effective Date, listing all effective financing statements in the jurisdiction noted on Schedule 5.1(c), which such schedule shall include any jurisdiction a Credit Party is otherwise qualified to do business in, which such financing statements name any Credit Party (under their present names or under any previous names used within five (5) years prior to the date hereof) as debtors, together with (x) copies of such financing statements, and (y) authorized Uniform Commercial Code (Form UCC-3) Termination Statements, if any, necessary to release all Liens and other rights of any Person in any Collateral described in the Collateral Documents previously granted by any Person (other than Liens permitted by Section 8.2 of this Agreement) and (B) intellectual property search reports results from the United States Patent and Trademark Office and the United States Copyright Office for the Credit Parties dated a date reasonably prior to the Effective Date.

(iv) Any documents (including, without limitation, financing statements, amendments to financing statements and assignments of financing statements, stock powers executed in blank and any endorsements) requested by the Lender and reasonably required to be provided in connection with the Collateral Documents to create, in favor of the Lender (for and on behalf of the Lender), a first priority perfected security interest (other than Liens permitted by Section 8.2 of this Agreement) in the Collateral thereunder shall have been filed, registered or recorded, or shall have been delivered to the Lender in proper form for filing, registration or recordation.

(d) Insurance. The Lender shall have received evidence reasonably satisfactory to it that the Credit Parties have obtained the insurance policies required by Section 7.5 hereof and that such insurance policies are in full force and effect.

(e) Compliance with Certain Documents and Agreements. Each Credit Party shall have each performed and complied in all material respects with all agreements and conditions contained in this Agreement and the other Loan Documents, to the extent required to be performed or complied with by such Credit Party. No Person party to this Agreement or any other Loan Document shall be in material default in the performance or compliance with any of the terms or provisions of this Agreement or the other Loan Documents or shall be in material default in the performance or compliance with any of the material terms or material provisions of, in each case to which such Person is a party.

(f) Opinions of Counsel. The Credit Parties shall furnish the Lender opinions of counsel to the Credit Parties, including opinions of local counsel to the extent deemed necessary by the Lender, in each case dated the Effective Date and covering such matters as reasonably required by and otherwise reasonably satisfactory in form and substance to the Lender.

(g) Payment of Fees. The Borrower shall have paid to the Lender any fees due under the terms of the Fee Letter, along with any other reasonable, documented and invoiced fees, out-of-pocket costs or out-of-pocket expenses due and outstanding to the Lender as of the Effective Date (including reasonable, documented and invoiced fees, disbursements and other charges of (i) Gibson, Dunn & Crutcher LLP, (ii) each local counsel engaged by the Lender, in each case as outside counsel to the Lender and (iii) each other Lender advisor and consultant), provided, that, in each case of clauses (ii) and (iii) herein, the Lender shall provide prior written notice to the Borrower if it engages any such local counsel or advisor and consultant and the Borrower shall have received invoices at least two (2) Business Days prior to the Effective Date.

(h) Diligence. The Lender shall have completed legal and business diligence satisfactory to the Lender in all respects (including Lender’s receipt of evidence reasonably satisfactory to Lender that the terms under “Diligence” set forth in the Preliminary Term Sheet – Term Facility dated January 21, 2026 have been satisfied) and have received copies of (i) all Material Project Documents, (ii) the Environmental Report, with respect to the Turkey Creek Project and (iii) other documents that the Borrower and Lender may mutually agree with respect to each other Operating Project.

(i) Governmental and Other Approvals. The Lender shall have received copies of all authorizations, consents, approvals, licenses, qualifications or formal exemptions, filings, declarations and registrations with, any court, governmental agency or regulatory authority or any securities exchange or any other person or party (whether or not governmental) received by any Credit Party (or any of its Subsidiaries) in connection with the transactions contemplated by the Loan Documents to occur on the Effective Date.

(j) Closing Certificate. The Lender shall have received a certificate of a Responsible Officer of the Borrower dated the Effective Date (or, if different, the date of the initial Term Loan Advance hereunder), stating that to the best of his or her respective knowledge after due inquiry solely in his or her capacity as such Responsible Officer, (a) the conditions set forth in this Section 5 have been satisfied to the extent required to be satisfied by any Credit Party; (b) the representations and warranties made by the Credit Parties in this Agreement or any of the other Loan Documents, as applicable, are true and correct in all material respects (except if otherwise qualified as to “materiality” or “material adverse effect”, in which case such representation and warranty is true and correct (after giving effect to any qualification therein) in all respects); (c) no Default or Event of Default shall have occurred and be continuing; (d) since December 31, 2024, nothing shall have occurred which has had, or could reasonably be expected to have, a Material Adverse Effect; (e) there shall have been no material adverse change to the Pro Forma Balance Sheet and (f) that as of the Effective Date (and after giving effect to the transactions contemplated hereby), the Borrower and its Subsidiaries are in compliance with each of the financial covenants set forth in Section 7.9 on a pro forma basis (provided that, for this purpose, the applicable date of testing shall be the Effective Date and Consolidated EBITDA used for the calculation shall be Consolidated EBITDA as of December 31, 2025).

(k) Customer Identification Forms. The Lender shall have received (i) the completed Beneficial Ownership Certification from the Borrower and each Guarantor and (ii) all other documentation and other information required by bank regulatory authorities under applicable “know your customer” and Anti-Money Laundering Laws, including USA Patriot Act, and a properly completed and signed IRS Form W-8 or W-9, as applicable, for the Borrower, Guarantor and any other Person who provides guaranty or collateral support for all or any of the Obligations.

(l) Repayment of Existing Term Debt. (i) All obligations in respect of the Existing Credit Agreement shall, substantially contemporaneously with the funding of the Initial Term Loans have been paid in full, (ii) the Lender shall have received the payoff letter in form and substance satisfactory to the Lender and (iii) the Lender shall have received evidence satisfactory to Lender that all guarantees, collateral documents, mortgages and liens in respect of the Existing Credit Agreement have been terminated.

(m) Solvency Certificate. The Lender shall have received a Solvency Certificate from a Responsible Officer of the Borrower.

(n) Consultant Reports. The Lender shall have received Insurance Consultant’s report with respect to the Projects, in each case, which shall be dated reasonably near the Effective Date and, to the extent such report is not addressed to Lender, together with a reliance letter permitting Lender to rely on such report, in each case, in form and substance reasonably satisfactory to Lender.

(o) The Lender shall have received evidence of flood insurance in accordance with the Flood Laws, or evidence that flood insurance is not required, each in form and substance satisfactory to the Lender.

5.2 Continuing Conditions.

The obligations of the Lender to make Term Loan Advances (including the initial Term Loan Advance) to provide other credit accommodations shall be subject to the continuing conditions that:

(a) No Default or Event of Default shall exist as of the date of the Term Loan Advance (or result from the making thereof); and

(b) Each of the representations and warranties contained in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects (except if otherwise qualified as to “materiality” or “material adverse effect”, in which case such representation and warranty is true and correct (after giving effect to any qualification therein) in all respects) as of the date of the Term Loan Advance as if made on and as of such date (other than any representation or warranty that expressly speaks only as of a different date).

6. REPRESENTATIONS AND WARRANTIES.

Each of Parent and the Borrower represents and warrants to the Lender, as follows:

6.1 Corporate Authority.

Each of Parent, the Borrower and their respective Subsidiaries is a corporation (or other business entity) duly organized and existing in good standing under the laws of the state or jurisdiction of its incorporation or formation, as applicable, and each of Parent, the Borrower and their respective Subsidiaries is duly qualified and authorized to do business as a foreign corporation in each jurisdiction where the character of its assets or the nature of its activities makes such qualification and authorization necessary except where failure to be so qualified or be in good standing could not reasonably be expected to have a Material Adverse Effect. Each of Parent, the Borrower and their respective Subsidiaries has all requisite corporate, limited liability or partnership power and authority to own all its property (whether real, personal, tangible or intangible or of any kind whatsoever) and to carry on its business.

6.2 Due Authorization.

Execution, delivery and performance of this Agreement, and the other Loan Documents, to which each Credit Party is party, and the issuance of the Notes by the Borrower (if requested by the Lender) are within such Person’s corporate, limited liability or partnership power, have been duly authorized, are not in contravention of any law applicable to such Credit Party or the terms of such Credit Party’s organizational documents and, except as have been previously obtained or as referred to in Section 6.10, below, do not require the consent or approval of any governmental body, agency or authority or any other third party except to the extent that such consent or approval is not material to the transactions contemplated by the Loan Documents or otherwise where the failure to have such consent or approval could not reasonably be expected to have a Material Adverse Effect.

6.3 Good Title; Leases; Assets; No Liens.

(a) Schedule 6.3(a) sets forth a true, complete, and accurate list of all Owned Real Property. The Credit Parties have good and valid fee simple title to all Owned Real Property, free and clear of all Liens (except for the Liens permitted pursuant to Section 8.2 of this Agreement).

(b) Schedule 6.3(b) sets forth a true, complete, and accurate list of all Real Property Leases. With respect to each of the Real Property Leases: (i) such Real Property Lease is legal, valid, binding, enforceable and in full force and effect against the applicable Credit Party that is a party thereto and, to the Knowledge of the Borrower, each other party thereto, except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general equitable principles; (ii) the applicable Credit Party’s possession and quiet enjoyment of the Leased Real Property under such Real Property Lease has not been disturbed; (iii) the applicable Credit Party's leasehold interest in the Leased Real Property is free and clear of all Liens other than Liens permitted under Section 8.2 of this Agreement; (iv) no violation, breach or default by any Credit Party, nor, to the Knowledge of the Borrower, any other party to such Real Property Lease, exists under any Real Property Lease; and (v) there are no disputes pending under the Real Property Leases or threatened in writing. All rent and other amounts due under the Real Property Leases have been paid in full.

(c) Schedule 6.3(c) sets forth a true, correct, and complete list of all material Easements. Except as set forth on Schedule 6.3(c): (i) such material Easement is legal, valid, binding, enforceable and in full force and effect against the applicable Credit Party that is a party thereto and, to the knowledge of the Borrower, each other party thereto, except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors rights generally and by general equitable principles; (ii) no violation, breach or default by any Credit Party, nor, to the knowledge of the Borrower, any other party to such material Easement, exists under any such material Easement; (iii) the applicable Credit Party’s possession and quiet enjoyment of the material Easements has not been disturbed; and (iv) there are no disputes pending under the material Easements or threatened in writing. All rent and other amounts due under the material Easements have been paid in full.

(d) The Owned Real Property, Leases, and material Easements set forth on Schedule 6.3(c) together grant to the applicable Credit Party all rights and interests in real estate, together with necessary real property permits and crossing rights, reasonably necessary for (a) performance in full of such Credit Party’s obligations under the applicable Major Project Documents by which such Credit Party or its assets is bound, and (b) the development, construction, leasing, operation and maintenance of the applicable Project in accordance with the Major Project Documents.

(e) No Credit Party (or Subsidiary) has received written notice from any Governmental Authority of any pending or threatened proceeding to condemn or take by power of eminent domain or otherwise, by any Governmental Authority, all or any material part of the Real Property or any interest therein.

(f) The Turkey Creek Mortgage will be a valid first priority Lien on the right, title and interest of the applicable Credit Party in the Turkey Creek Project Site (including, without limitation, to the extent permitted by law, the real property permits and crossing rights), free and clear of all Liens, encumbrances and exceptions to title whatsoever, except for the Liens permitted pursuant to Section 8.2 of this Agreement. There are no Liens on and no financing statements on file with respect to any of the assets owned by the Credit Parties (or their Subsidiaries), except for the Liens permitted pursuant to Section 8.2 of this Agreement.

(g) The Real Property does not and will not include “improved real estate” (as such term is used in the Flood Disaster Protection Act of 1973, as amended) located in an area that has been identified by the Federal Emergency Management Agency as an area having special flood or mudslide hazards, or if any such structure is so located, the Credit Parties have obtained the required flood insurance and provided to the Lender evidence reasonably satisfactory to the Lender of such coverage.

6.4 Taxes

(a) Each Credit Party (and their Subsidiaries) has filed on or before their respective due dates, all United States federal, state, local and other tax returns which are required to be filed or has obtained extensions for filing such tax returns and is not delinquent in filing such returns in accordance with such extensions and has paid all material taxes which have become due pursuant to those returns or pursuant to any assessments received by any such Credit Party (or Subsidiary), as the case may be, to the extent such taxes have become due, except to the extent such taxes are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate provision has been made on the books of such Credit Party (or Subsidiary) as may be required by GAAP.

6.5 No Defaults.

No Credit Party or Subsidiary of any Credit Party is in default under or with respect to any agreement, instrument or undertaking to which is a party or by which it or any of its property is bound which would cause or would reasonably be expected to cause a Material Adverse Effect.

6.6 Enforceability of Agreement and Loan Documents.

This Agreement and each of the other Loan Documents to which any Credit Party is a party, have each been duly executed and delivered by its duly authorized officers and constitute the valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditor’s rights, generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

6.7 Compliance with Laws.

(a) No Credit Party or any of its Subsidiaries is a Sanctioned Person.

(b) (i) Since January 1, 2023 and except as disclosed on Schedule 6.7, each Credit Party and their Subsidiaries has complied with all applicable federal, state and local laws, ordinances, codes, rules, regulations, guidelines (including consent decrees and administrative orders) and Permits including but not limited to Environmental Laws, and is in compliance with any Requirement of Law, in each case except to the extent that failure to comply therewith could not reasonably be expected to have a Material Adverse Effect; (ii) Since April 24, 2019, each Credit Party and their Subsidiaries has complied with Sanctions; and (iii) neither the extension of credit made pursuant to this Agreement or the use of the proceeds thereof by the Credit Parties and their Subsidiaries will be used in any Sanctioned Country, in any transactions or other dealings with Sanctioned Persons, or otherwise violate any Sanctions, or The United and Strengthening America by providing appropriate Tools Required to Intercept and Obstruct Terrorism (“USA Patriot Act”) Act of 2001, Public Law 10756, October 26, 2001 or Executive Order 13224 of September 23, 2001 issued by the President of the United States (66 Fed. Reg. 49049 (2001)).

6.8 Non-contravention.

The execution, delivery and performance of this Agreement and the other Loan Documents to which each Credit Party is a party are not in contravention of the terms of any indenture, agreement, undertaking or Material Contract to which such Credit Party is a party or by which it or its properties are bound where such violation could reasonably be expected to have a Material Adverse Effect.

6.9 Litigation.

Except as set forth on Schedule 6.9 hereof, there is no suit, action, proceeding, including, without limitation, any bankruptcy proceeding or governmental investigation pending against or to the knowledge of the Borrower, threatened against any Credit Party or their Subsidiaries (other than any suit, action or proceeding in which a Credit Party or their Subsidiaries is the plaintiff and in which no counterclaim or cross-claim against such Credit Party or their Subsidiaries has been filed), or any judgment, decree, injunction, rule, or order of any court, government, department, commission, agency, instrumentality or arbitrator outstanding against any Credit Party or any Subsidiary of a Credit Party the outcome of which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect nor is any Credit Party or any Subsidiary of a Credit Party in violation of any applicable law, regulation, ordinance, order, injunction, decree or requirement of any Governmental Authority with jurisdiction which could in any of the foregoing events reasonably be expected to have a Material Adverse Effect.

6.10 Consents, Approvals and Filings, Etc.

(a) Except as set forth on Schedule 6.10 hereof, no Material Permit, consent or any filing, declaration or registration with any Governmental Authority or any other Person (whether or not a Governmental Authority) is (a) required in connection with the execution, delivery and performance: (i) by any Credit Party of this Agreement and any of the other Loan Documents to which such Credit Party is a party or (ii) by the Credit Parties of the grant of Liens granted, conveyed or otherwise established (or to be granted, conveyed or otherwise established) by or under this Agreement or the other Loan Documents, as applicable, (b) required for the perfection on or maintenance of the Liens created by the Loan Documents (including the priority thereof) or the exercise by Lender of its rights under the Loan documents or the remedies in respect of the Collateral (including, for the avoidance of doubt, by virtue of any “change of control” provision), and/or (c) otherwise required for the development, construction, operation, maintenance, or interconnection of any Project, except in each case (x) such Permits which have been previously obtained, and (y) such filings to be made concurrently herewith or promptly following the Effective Date as are required by the Collateral Documents to perfect Liens in favor of the Lender. All such material authorizations, consents, approvals, licenses, Permits, qualifications, exemptions, filings, declarations and registrations which have previously been obtained or made, as the case may be, are in full force and effect and, to the best knowledge of the Borrower, are not the subject of any attack or threatened attack (in each case in any material respect) by appeal or direct proceeding or otherwise.

(b) Except as disclosed in Schedule 6.10, the Material Permits (i) are not subject to any restriction, condition, limitation or other provision that could reasonably be expected to have a Material Adverse Effect, (ii) were duly obtained, are final and in full force and effect, are not subject to any pending appeals or Unsatisfied Conditions, and (iii) except as set forth in Schedule 6.10, all administrative and judicial appeal periods shall have expired, and the Credit Parties are not aware of any material modifications that need to be made to such Material Permits. To knowledge of the Borrower, after due inquiry, there exists no impediment or circumstance that could reasonably be expected to prevent Material Permits that will be required to be obtained after the Closing Date in order to comply with applicable laws from being obtained in due course, without material unanticipated cost or adverse conditions or requirements, or undue delay, and prior to the time the same is required to be obtained, fulfilled or approved under applicable law (including Environmental Law) or as otherwise required for the development, construction, operation and routine maintenance of any Project. Borrower and, to the Borrower’s knowledge, all third parties, are and have been in compliance in all material respects with all Material Permits since January 1, 2023, and no such Material Permit is subject to any pending, or to the Borrower’s knowledge, threatened action, suit, investigation, notice of violation, complaint or proceeding challenging the legality, validity, or enforceability of any such Material Permit, or that attempts to modify in any material and adverse manner the requirements pertaining to any such Material Permit.

6.11 Agreements Affecting Financial Condition.

No Credit Party or any Subsidiary of a Credit Party is party to any agreement described in Section 8.10(a) or other agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect or result in liabilities in excess of $1,000,000.

6.12 No Investment Company or Margin Stock.

No Credit Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended. No Credit Party is engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of any of the Term Loan Advances will be used by any Credit Party to purchase or carry margin stock. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefore, as from time to time in effect, are used in this paragraph with such meanings.

6.13 ERISA Compliance.

(a) Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (i) each Employee Benefit Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws and (ii) each Employee Pension Benefit Plan that is maintained for employees of the Credit Parties or their Subsidiaries, or with respect to which a Credit Party or a Subsidiary of a Credit Party is required to contribute on behalf of any of its employees or with respect to which a Credit Party or a Subsidiary of Credit Party has any liability, and that is intended to be a qualified plan under Section 401(a) of the Code is either maintained under a prototype or volume submitter plan and such Credit Party or Subsidiary is entitled to rely upon a favorable opinion or advisory letter from the IRS, or has received a favorable determination letter from the IRS to the effect that the form of such Employee Pension Benefit Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS, and, to the knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the knowledge of the Borrower, threatened or contemplated claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Employee Benefit Plan that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Employee Benefit Plan that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(c) To the knowledge of the Borrower, no ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that, either individually or in the aggregate, could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(d) To the knowledge of the Borrower, the present value of all accrued benefits under each Pension Plan (based on those assumptions used to fund such Pension Plan) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Pension Plan allocable to such accrued benefits by a material amount. To the knowledge of the Borrower, as of the most recent valuation date for each Multiemployer Plan, the potential liability of the Borrower or any ERISA Affiliate for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, is zero.

(e) To the extent applicable, each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable Requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities, except to the extent that the failure so to comply could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan. To the knowledge of the Borrower, the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan that is funded, determined as of the end of the most recently ended fiscal year of the Borrower or any Subsidiary, as applicable, on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan by a material amount, and for each Foreign Plan that is not funded, the obligations of such Foreign Plan are properly accrued.

(f) None of the Credit Parties or their Subsidiaries is (1) an “employee benefit plan” subject to Title I of ERISA, (2) a plan or account subject to Section 4975 of the

Code, (3) an entity deemed to hold “plan assets” of any such plans or accounts as such term is defined by Section 3(42) of ERISA or (4) a “governmental plan” within the meaning of ERISA.

6.14 Conditions Affecting Business or Properties.

Neither the respective businesses nor the properties of any Credit Party or any Subsidiary is affected by any fire, explosion, accident, strike, lockout or other dispute, drought, storm, hail, earthquake, embargo, Act of God, or other casualty (except to the extent such event is covered by insurance sufficient to ensure that upon application of the proceeds thereof, no Material Adverse Effect could reasonably be expected to occur) which could reasonably be expected to have a Material Adverse Effect.

6.15 Environmental and Safety Matters.

Except as set forth in Schedules 6.7, 6.9, 6.10 and 6.15:

(a) all facilities and property owned or leased by the Credit Parties and their Subsidiaries are in compliance with all Environmental Laws except to the extent that any noncompliance could not reasonably be expected to have a Material Adverse Effect;

(b) no Credit Party or their Subsidiaries nor, to Borrower’s knowledge, any other Person has used, handled, stored, transported, disposed of, arranged for or permitted the disposal of, or Released any Hazardous Material in, on, under, from or about all facilities and properties owned or leased by the Credit Party or their Subsidiaries in a manner that has subjected or could reasonably be expected to subject any Credit Party or Lender to material liability under any Environmental Law;

(c) there are no unresolved and outstanding past, and there are no pending or, to the Borrower’s knowledge, threatened claims, complaints, notices or requests for information received by any Credit Party of any Subsidiary with respect to any alleged violation of any Environmental Law except as could not reasonably be expected to have a Material Adverse Effect;

(d) no conditions exist at, on or under any property currently owned or leased or, to the Borrower’s knowledge, previously owned or leased by any Credit Party or any Subsidiary which are reasonably likely to give rise to material liability of any Credit Party or Subsidiary under any Environmental Law or create a significant adverse effect on the value of the property; and

(e) there have been no material environmental investigations, studies, audits, reviews or other analyses conducted by or in the possession of the Credit Parties or their Subsidiaries (other than the JV Entities) in relation to the Material Projects, Operating Projects or any facilities and properties owned or leased by the Credit Parties or their Subsidiaries (other than the JV Entities) which have not been provided to Lender.

6.16 Subsidiaries.

Except as disclosed on Schedule 6.16 hereto as of the Effective Date, and thereafter, except as disclosed to the Lender in writing from time to time, no Credit Party has any Subsidiaries.

6.17 Management Agreements.

Schedule 6.17 attached hereto is an accurate and complete list of all management and significant employment agreements in effect on or as of the Effective Date to which any Credit Party or any Subsidiary of a Credit Party (other than a JV Entity) is a party or is bound.

6.18 Reserved.

6.19 Franchises, Patents, Copyrights, Tradenames, etc.

The Credit Parties and their Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, licenses and Permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others except to the extent that the failure to possess the same could not reasonably be expected to have a Material Adverse Effect. Schedule 6.19 contains a true and accurate list of all trade names and any and all other names used by any Credit Party during the five-year period ending as of the Effective Date.

6.20 Capital Structure.

Schedule 6.20 attached hereto sets forth all issued and outstanding Equity Interests of each Credit Party and their Subsidiaries, including the number of authorized, issued and outstanding Equity Interests of each Credit Party or Subsidiary, the par value of such Equity Interests and the holders of such Equity Interests, all on and as of the Effective Date. All issued and outstanding Equity Interests of each Credit Party and each Subsidiary of a Credit Party are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens (except for the benefit of the Lender) and such Equity Interests were issued in compliance with all applicable state, federal and foreign laws concerning the issuance of securities. Except as disclosed on Schedule 6.20, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party or Subsidiary of Credit Party, of any Equity Interests of any Credit Party or Subsidiary of a Credit Party.

6.21 Accuracy of Information.

(a) Beneficial Ownership The audited financial statements for the Fiscal Year ended March 31, 2025, furnished to the Lender prior to the Effective Date fairly present in all material respects the financial condition of the Borrower and its respective Subsidiaries and the results of their operations for the periods covered thereby, and have been prepared in accordance with GAAP. The Projections, the Pro Forma Balance Sheet and the other pro forma financial information delivered to the Lender prior to the Effective Date are (i) based upon good faith estimates and assumptions believed by management of the Borrower to be accurate and reasonable at the time made, (ii) consistent in all material respects with the provisions of the Loan

Documents and the Material Contracts executed on or prior to such date and (iii) indicate that the estimated Project costs will not exceed funds available to pay Project costs for the Projects, it being recognized by the Lender that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein.

(b) Since December 31, 2024, there has been no material adverse change in the business, operations, condition, property or prospects (financial or otherwise) of the Credit Parties (and their Subsidiaries), taken as a whole.

(c) To the best knowledge of the Credit Parties, as of the Effective Date, (i) the Credit Parties (and their Subsidiaries) do not have any material contingent obligations (including any liability for Taxes) not disclosed by or reserved against in the opening balance sheet to be delivered hereunder and (ii) there are no unrealized or anticipated losses from any present commitment of the Credit Parties (and their Subsidiaries) which contingent obligations and losses in the aggregate could reasonably be expected to have a Material Adverse Effect or result in liabilities in excess of $1,000,000.

(d) As of the Effective Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to the Lender in connection with this Agreement is true and correct in all respects.

6.22 Solvency.

After giving effect to the consummation of the transactions contemplated by this Agreement and other Loan Documents, Borrower and its Subsidiaries, on a consolidated basis, (a) have property with a fair value greater than the total amount of their debts and liabilities, contingent, subordinated or otherwise, (b) have assets with present fair saleable value not less than the amount that will be required to pay their liability on their debts as they become absolute and matured, (c) will be able generally to pay their debts and liabilities, subordinated, contingent and otherwise, as they become absolute and matured and (d) are not engaged in business or transactions, and are not about to engage in business or transactions, for which their property would constitute an unreasonably small amount of capital. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability. This Agreement is being executed and delivered by the Borrower to the Lender in good faith and in exchange for fair, equivalent consideration. The Credit Parties do not intend to nor does management of the Credit Parties believe the Credit Parties will incur debts beyond their ability to pay as they mature. The Credit Parties do not contemplate filing a petition in bankruptcy or for an arrangement or reorganization under the Bankruptcy Code or any similar law of any jurisdiction now or hereafter in effect relating to any Credit Party, nor does any Credit Party have any knowledge of any threatened bankruptcy or insolvency proceedings against a Credit Party.

6.23 Employee Matters.

There are no strikes, slowdowns, work stoppages, unfair labor practice complaints, grievances, arbitration proceedings or controversies pending or, to the best knowledge of the Borrower, threatened against any Credit Party or any Subsidiary of a Credit Party by any employees of any Credit Party or Subsidiary of a Credit Party, other than non-material employee grievances or controversies arising in the ordinary course of business. Set forth on Schedule 6.23 are all union contracts or agreements to which any Credit Party or Subsidiary of a Credit Party is party as of the Effective Date and the related expiration dates of each such contract.

6.24 No Misrepresentation.

Neither this Agreement nor any other Loan Document, certificate, information or report furnished or to be furnished by or on behalf of a Credit Party or Subsidiary of a Credit Party to the Lender in connection with any of the transactions contemplated hereby or thereby, contains a misstatement of material fact, or omits to state a material fact required to be stated in order to make the statements contained herein or therein, taken as a whole, not misleading in the light of the circumstances under which such statements were made. There is no fact, other than information known to the public generally, known to any Credit Party or Subsidiary of a Credit Party after diligent inquiry, that could reasonably be expected to have a Material Adverse Effect that has not expressly been disclosed to the Lender in writing.

6.25 Corporate Documents and Corporate Existence.

As to each Credit Party, (a) it is an organization as described on Schedule 1.1 hereto and has provided the Lender with complete and correct copies of its articles of incorporation, by-laws and all other applicable charter and other organizational documents, and, if applicable, a good standing certificate and (b) its correct legal name, business address, type of organization and jurisdiction of organization, tax identification number and other relevant identification numbers are set forth on Schedule 1.1 hereto.

6.26 Anti-Money Laundering. Each Credit Party represents and warrants that:

(i) (A) Each Covered Entity, including any of their respective directors, executives, and employees, and to Borrower’s knowledge, any of their respective representatives and agents when acting on behalf of the Covered Entity, are, and have been since April 24, 2019, and continue to be in compliance with Sanctions; are, and have been for the past five (5) years, and continue to be in compliance with Anti-Corruption Laws and Anti-Money Laundering Laws and have not taken any action that violates, evades or avoids, or attempts to violate, evade or avoid such Anti-Corruption Laws or Anti-Money Laundering Laws in the past five (5) years or since April 24, 2019, in the case of Sanctions; and (B) no Credit Party (or Subsidiary of a Credit Party), or any of their respective directors, executives, or employees, or, to Borrower’s knowledge, any representative or agent acting on behalf of any Credit Party (or Subsidiary of a Credit Party) when acting in such capacity, currently or since April 24, 2019: (1) is or has been a Sanctioned Person or has acted, directly or indirectly, on behalf of a Sanctioned Person; (2) is unlawfully conducting or has unlawfully conducted any business or engaged in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person; or (3) is unlawfully dealing in or has unlawfully dealt in, or otherwise engaged in, any transaction relating to, any property or interests in property of any Sanctioned Person in violation of Sanctions;

(ii) No Credit Party or Subsidiary of a Credit Party, nor any of their respective directors, executives, or employees, any representatives or third-party agents of any Credit Party or Subsidiary of a Credit Party when acting in such capacity have, in the past five (5) years, directly or knowingly indirectly, made, offered, authorized, facilitated, or promised any payment, contribution, gift, entertainment, bribe, rebate, allowance, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to any (1) official or employee of a Governmental Authority, (2) officer, director, or employee of a company or other enterprise owned or controlled by a Governmental Authority, (3) U.S. or foreign political party or official thereof or any candidate for political office, (4) officer or employee of a public international organization, (5) other Person acting in an official capacity for or on behalf of any such Governmental Authority, enterprise, party, organization, or (6) officer, director, employee, agent, or representative of another company or organization without that company’s or organization’s knowledge and consent, in each case (1-6) in order to obtain an improper advantage, induce the recipient to violate a lawful duty, or for any other unlawful purpose in connection with the business of any Credit Party or Subsidiary of a Credit Party, in violation of Anti-Corruption Laws.

(iii) No Credit Party or Subsidiary of a Credit Party, nor any of their respective directors, officers, employees, any representatives or agents of any Credit Party or Subsidiary of a Credit Party when acting in such capacity have, in the past five (5) years, made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any applicable Law, rule or regulation, including any Anti-Corruption Law or Anti-Money Laundering Law.

(iv) In the past five (5) years, no Credit Party or Subsidiary of a Credit Party has received written notice of and, after due care and inquiry, is not aware of, any current or threatened investigation, inquiry, complaint, lawsuit, voluntary or involuntary disclosure, warning letter, penalty notice, or other regulatory or enforcement action, whether internal, by a Governmental Authority, or a private party alleging any violation of Anti-Corruption Laws or Anti-Money Laundering Laws. In the past five (5) years, no Credit Party or Subsidiary of a Credit Party, nor any of their respective directors, officers, or employees, or, to the Borrower’s knowledge, any representatives or agents of any Credit Party of Subsidiary of a Credit Party, has been convicted of violating any Anti-Corruption Laws or Anti-Money Laundering Laws.

(v) The Credit Parties and their Subsidiaries have adopted and implemented policies and procedures reasonably designed to prevent, detect, and deter violations of applicable Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws.

6.27 [Reserved].

6.28 Operating Projects.

Except as disclosed on Schedule 6.28 or as otherwise could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or result in liabilities in excess of $1,000,000, the mechanical, electrical and other operating systems on and in the Projects are in good working order (ordinary wear and tear excepted) and repair and are adequate for the operation, construction and development of the Projects by the Borrower and its Subsidiaries as currently being and expected to be operated, constructed or developed.

6.29 Validity of Material Project Documents.

The Material Project Documents are valid and binding agreements enforceable by the Borrower and its Subsidiaries, as applicable, in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and (ii) the availability of equitable remedies.

6.30 Material Project Documents.

Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or result in liabilities in excess of $1,000,000, (i) neither Parent, the Borrower nor any Subsidiary, nor, to Borrower’s knowledge, any other party to a Material Project Document, is in default (and no event has occurred which with lapse of time or notice or action could result in a default) in the performance of or compliance with any Material Project Document, (ii) each Material Project Document in existence as of the date of this Agreement is in full force and effect and (iii) to the knowledge of the Borrower, no force majeure event has occurred and is continuing under any Material Project Document.

6.31 FERC Compliance.

Except as disclosed on Schedule 6.31, the Credit Parties and their Subsidiaries, are in compliance in all material respects with the terms and conditions of all orders issued by FERC applicable to Borrower and its Subsidiaries.

6.32 PUHCA.

The Credit Parties and their Subsidiaries are not subject to or are otherwise exempt from regulation under PUHCA.

6.33 Exemption from Regulation.

No Lender nor any of its “affiliates” (as defined in PUHCA), solely by virtue of the execution, delivery and performance of or the consummation of the transactions contemplated by this Agreement, shall be or become subject to or not exempt from regulation under PUHCA, the FPA, the Natural Gas Act or any applicable law with respect to the regulation of “public service corporations,” “public utilities” or other similar terms; provided that, any exercise of remedies under this Agreement that results in the direct or indirect ownership of a Material Project or Operating Project by the Lender or any of its “affiliates” (as defined in PUHCA) may subject the Lender and its “affiliates” (as defined in PUHCA) to regulation under PUHCA, the FPA, the Natural Gas Act or other applicable laws with respect to the regulation of “public service corporations,” “public utilities” or other similar terms.

6.34 Renewable Fuel Standard.

Except as could not reasonably be expected to have a Material Adverse Effect, there has been no change in the federal Renewable Fuel Standard rules or regulations. For purposes of clarity, the repeal of the federal Renewable Fuel Standard rules shall be deemed to have a Material Adverse Effect.

6.35 No TID U.S. Business.

No Credit Party (or Subsidiary of a Credit Party) engages in (a) the design, fabrication, development, testing, production, or manufacture of one or more “critical technologies” within the meaning of Section 731 of the U.S. Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”), (b) the ownership, operation, maintenance, supply, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. part 800), of (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA. No Credit Party (or Subsidiary of a Credit Party) has any current intention of engaging in such activities in the future.

7. AFFIRMATIVE COVENANTS.

The Parent and Borrower covenant and agree that, until the Payment in Full of all of the Obligations, they will, and, as applicable, they will cause each of their Subsidiaries to:

7.1 Financial Statements.

Furnish to the Lender, in form and detail reasonably satisfactory to the Lender, with sufficient copies for the Lender, the following documents, in each case, in form and substance reasonably satisfactory to the Lender in its reasonable discretion:

(a) as soon as available, but in any event within one hundred twenty (120) days after the end of each Fiscal Year, a copy of the audited Consolidated and unaudited Consolidating financial statements of the Parent and its Consolidated Subsidiaries as at the end of such Fiscal Year and the related audited Consolidated and unaudited Consolidating statements of income, stockholders equity, and cash flows of the Parent and its Consolidated Subsidiaries for such Fiscal Year or partial Fiscal Year and underlying assumptions, setting forth in each case in comparative form the figures for the previous Fiscal Year, certified as being fairly stated in all material respects and reported upon without being subject to any “going concern” or like qualification or emphasis of matter, and without any qualification or exception as to the scope of such audit by an independent, nationally recognized certified public accounting firm reasonably satisfactory to the Lender;

(b) as soon as available, but in any event within forty five (45) days after the end of each fiscal quarter (including the last fiscal quarter of each Fiscal Year, which, for such fiscal quarters, shall be a Borrower-prepared draft subject to standard audit adjustments), commencing with the fiscal quarter ending June 30, 2026, the Borrower prepared unaudited Consolidated and Consolidating balance sheets of the Parent and its Consolidated Subsidiaries as at the end of such fiscal quarter (and as of the month end in which such fiscal quarter ends) and the related unaudited statements of income, stockholders equity and cash flows of the Parent and its Consolidated Subsidiaries for the portion of the Fiscal Year through the end of such fiscal quarter (and as of the month end in which such fiscal quarter ends), setting forth in each case in comparative form (i) the figures for the corresponding periods in the previous year and (ii) the figures for the relevant period set forth in the projections delivered for such year pursuant to Section 7.21, and certified by a Responsible Officer of the Borrower as being fairly stated in all material respects;

(c) as soon as available, but in any event within fifteen (15) Business Days after the end of each month (excluding the last month of each fiscal quarter), the Borrower prepared unaudited Consolidated and Consolidating balance sheets of the Parent and its Consolidated Subsidiaries as at the end of such month and the related unaudited statements of income, stockholders equity and cash flows of the Parent and its Consolidated Subsidiaries for the portion of the Fiscal Year through the end of such month, setting forth in each case in comparative form (x) the figures for the corresponding periods in the previous year and (y) the figures for the relevant period set forth in the projections delivered for such year pursuant to Section 7.21, and certified by a Responsible Officer of the Borrower as being fairly stated in all material respects, together with (i) a copy of management’s discussion and analysis, (ii) detailed cash flow and variance analysis compared to budget and prior year revenue, Consolidated EBITDA, RIN sales, and Capital Expenditures, with a focus on Capital Expenditures in connection with the Turkey Creek project and other renewable energy Capital Expenditures, (iii) renewable energy project status reports, and (iv) cost-to-complete analysis and project contingency fundings until the Turkey Creek Project is fully operational;

(d) as soon as available, but in any event within thirty (30) days of the end of each fiscal quarter, a summary operating report with respect to each Project, substantially in the form of the Agreed Model, which shall include, with respect to the period most recently ended (unless otherwise noted herein), (i) (I) with respect to Operating Projects, a monthly and year-to-date numerical and narrative assessment of (A) actual results and a variance analysis of such Project’s performance against each Annual Operating Budget category, including a narrative assessment of any material deviations from any then-current Annual Operating Budget category, (B) gas collection, production, capacity, availability and delivery, including (x) the total amount of gas (expressed in MMBtu) that has been supplied with respect to such Project pursuant to the applicable Gas Supply Agreement and (y) the total amount of gas (expressed in MMBtu) that has been delivered with respect to such Project pursuant to the applicable Offtake Agreement, (C) plant and unit availability, including trips and (i) any outage (scheduled or otherwise) with a duration in excess of five (5) Business Days and (ii) the scheduling of any outage with an anticipated duration in excess of five (5) days for the immediately succeeding sixty (60) calendar days, (D) [reserved] and (E) Major Maintenance activity and (II) with respect to all Projects, (A) replacement of equipment of value in excess of $1,000,000 and (B) material unresolved disputes with contractors, materialmen, suppliers or others and any related claims against such Borrower; and (ii) to the extent applicable, a comparison of year-to-date figures to corresponding figures provided in the prior year; provided, that, (x) if the Lender reasonably requests in writing prior to the end of a month the information required under this clause (d), the Borrower shall provide the Lender with the foregoing within thirty (30) days of the end of such requested month to the extent practicable for the Borrower and (y) after the Effective Date, prior to the successful performance tests and Commercial Operations Date with respect to the Turkey Creek Project, the Borrower shall provide monthly construction and commissioning reports which shall be provided within ten (10) days of the end of each month (or such later date as Lender may reasonably agree); and

(e) all such financial statements in clauses (a), (b) and (c) to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP throughout the periods reflected therein and with prior periods (except as approved by a Responsible Officer and disclosed therein), provided, however, that the financial statements delivered pursuant to clauses (b) and (c) hereof will not be required to include footnotes and will be subject to change from audit and year-end adjustments.

7.2 Certificates; Other Information.

Furnish to the Lender, in form and detail reasonably acceptable to the Lender, with sufficient copies for the Lender, the following documents:

(a) Concurrently with the delivery of the financial statements described in Sections 7.1(a) for each fiscal year end, and 7.1(b) for each fiscal quarter end, (x) a Covenant Compliance Report (or, in the case of the Borrower prepared financial statements for the last fiscal quarter of each fiscal year, a draft Covenant Compliance Report) duly executed by a Responsible Officer of the Borrower and (y) updated Schedule 6.10, Schedule 6.17 and Schedule 6.23 to the extent of any material change since the prior delivery of such schedules;

(b) Promptly following any request therefor, information and documentation reasonably requested by the Lender as required for compliance with applicable “know your customer” and Anti-Money Laundering Laws, including the USA Patriot Act and the Beneficial Ownership Regulation;

(c) Promptly upon receipt thereof, copies of all significant reports submitted by the Credit Parties’ firm(s) of certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Credit Parties made by such accountants, including any comment letter submitted by such accountants to management in connection with their services;

(d) Any financial reports, statements, press releases, other material information or written notices delivered to the holders of the Subordinated Debt pursuant to any applicable Subordinated Debt Documents (to the extent not otherwise required hereunder) or to holders of any other Debt or Debt like securities (including Debt incurred under Section 8.1(h)), as and when delivered to such Persons;

(e) Within thirty (30) days of the end of each Fiscal Year, projections (including an annual budget) substantially in the form of the Agreed Model (the “Projections”), for the Parent, Borrower and its Subsidiaries (including Excluded Subsidiaries) for the following 12 month period, on a quarterly basis, including a balance sheet, as at the end of each relevant period and for the period commencing at the beginning of the Fiscal Year and ending on the last day of such relevant period, such Projections certified by a Responsible Officer of the Borrower as being based on reasonable estimates and assumptions taking into account all facts and information known (or reasonably available to any Credit Party or Subsidiary of a Credit Party) by a Responsible Officer of the Borrower; provided that, if Lender reasonably requests by providing written notice to Borrower no later than ten (10) Business Days prior to a month, the Borrower shall deliver such Projections concurrently with the financial statements described in Section 7.1(c);

(f) Upon request of Lender, (i) a monthly aging of the accounts receivable and accounts payable of the Credit Parties, and (ii) an inventory report;

(g) promptly upon receipt, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Parent by its certified public accounting firm in connection with the accounts or books of Parent or any Subsidiary, or any audit of any of them, including, without limitation, specifying any Internal Control Event;

(h) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Parent and copies of all annual, regular, periodic and special reports and registration statements which Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or with any national securities exchange;

(i) promptly, and in any event within five (5) Business Days after receipt thereof by any Credit Party or any Subsidiary thereof, copies of each notice or other correspondence received from any Governmental Authority (including, without limitation, the SEC (or comparable agency in any applicable non-U.S. jurisdiction)) concerning any proceeding with, or investigation or possible investigation or other inquiry by such Governmental Authority regarding financial or other operational results of any Credit Party or any Subsidiary thereof or any other matter which, if adversely determined, could reasonably expected to have a Material Adverse Effect or result in liabilities in excess of $1,000,000;

(j) Any additional information as required by any Loan Document, and such additional schedules, certificates and reports respecting all or any of the Collateral, the items or amounts received by the Credit Parties in full or partial payment thereof, and any goods (the sale or lease of which shall have given rise to any of the Collateral)

possession of which has been obtained by the Credit Parties, all to such extent as the Lender may reasonably request from time to time, any such schedule, certificate or report to be certified as true and correct in all material respects by a Responsible Officer of the applicable Credit Party and shall be in such form and detail as the Lender may reasonably specify;

(k) To the extent reasonably requested by the Lender, (i) a detailed schedule reflecting the balance of all intercompany accounts of Parent, the Borrower and their Subsidiaries and (ii) copies of any documents relating to any ERISA plan or other employee benefit pension plan of Parent or any of its Subsidiaries ;

(l) Promptly, but in no event more than ten (10) days after receipt thereof, copies of all material notices received by Parent, Borrower or any of their Subsidiaries from any (i) counterparty in any Material Project Document, (ii) stockholder of the Parent or any direct or indirect parent of the Parent or (iii) holder or lender of any debt or other securities of the Parent or any direct or indirect parent of the Parent;

(m) The information required under Section 7.7; and

(n) Such additional financial and/or other information as the Lender may from time to time reasonably request, promptly following such request;

7.3 Payment of Obligations.

Pay, discharge or otherwise satisfy, at or before maturity or before they become delinquent, as the case may be, all of its material obligations of whatever nature, including without limitation all material Taxes, assessments, governmental charges, claims for labor, supplies, rent or other obligations, unless the amount or validity thereof is currently being appropriately contested in good faith and reserves in conformity with GAAP with respect thereto have been provided on the books of the Credit Parties and their Subsidiaries.

7.4 Conduct of Business and Maintenance of Existence; Compliance with Laws.

(a) Continue to engage in their respective business and operations substantially as conducted immediately prior to the Effective Date;

(b) Preserve, renew and keep in full force and effect its existence and maintain its qualifications to do business in each jurisdiction where such qualifications are necessary for its operations, except as otherwise permitted pursuant to Section 8.4;

(c) Take all action it deems necessary in its reasonable business judgment to maintain all rights, privileges, licenses, and franchises necessary for the normal conduct of its business except where the failure to so maintain such rights, privileges or franchises could not, either singly or in the aggregate, reasonably be expected to have a Material Adverse Effect or result in liabilities in excess of $1,000,000;

(d) Comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, either singly or in the aggregate,

reasonably be expected to have a Material Adverse Effect or result in liabilities in excess of $1,000,000;

(e) (i) obtain at or prior to the time required and maintain all Material Permits, and (ii) maintain or cause to be maintained all equipment and spare parts inventory necessary in the conduct of its business (including in connection with the Projects) in accordance with Prudent Industry Practices.

(f) (i) Continue to be a Person whose property or interests in property is not blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Order”), (ii) not engage in the transactions prohibited by Section 2 of that Order or become associated with Persons such that a violation of Section 2 of the Order would arise, and (iii) not become a Person on the list of Specially Designated National and Blocked Persons, or (iv) otherwise not become subject to the limitation of any OFAC regulation or executive order.

7.5 Maintenance of Property; Insurance.

(a) Keep all material property it deems, in its reasonable business judgment, useful and necessary in its business in working order (ordinary wear and tear excepted); (b) maintain insurance coverage with financially sound and reputable insurance companies on physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature (including without limitation casualty and public liability and property damage insurance), and in the event of acquisition of additional property, real or personal, or of the incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice or any applicable Requirements of Law would dictate and in the event of any Real Property located in a Flood Hazard Zone, maintain at all times flood insurance on such property from such insurance providers, on such terms and in such amounts as required under the Flood Laws or as otherwise required by the Lender; (c) in the case of all insurance policies covering any Collateral, such insurance policies shall name the Lender as additional insured and to the extent available, contain a lender’s loss payable clause or endorsement that names the Lender as lender’s loss payee thereunder and provide for at least 30 days prior written notice to the Lender of any cancellation of such policy; (d) in the case of all public liability insurance policies, such policies shall list the Lender as an additional insured, as the Lender may reasonably request; and (e) certificates evidencing such policies, including all endorsements thereto, to be deposited with the Lender, such certificates being in form and substance reasonably acceptable to the Lender; provided that if any Credit Party fails to insure or fails to pay the premiums on any required insurance (including, without limitation, flood insurance), Lender may (but is not obligated to), following five (5) Business Days’ notice to Lender, have the insurance issued or renewed (and pay the premiums on it for the account of the applicable Credit Party) in amounts and with companies and at premiums as the

Lender deems appropriate or, with respect to flood insurance, as required by the Flood Laws, in each case of (c), (d) and (e) herein, subject to Section 7.20 of this Agreement. If the Lender elects to have insurance issued or renewed to insure the interests of the applicable Credit Party, the Lender shall have no obligation to also insure such Credit Party’s interest or to notify such Credit Party of its actions. Any sums paid by the Lender for insurance as provided above shall be added to the Obligations.

(b) If any portion or part of the Real Property and/or improvement thereto shall now or later be identified by the Director of the Federal Emergency Management Agency pursuant to the Flood Laws as located in a special flood hazard area, and is in receipt of a notification thereof from the Lender that flood insurance coverage is now required and flood insurance is now available in the community in which such Real Property is located, then the applicable Credit Party shall provide a copy to the Lender within thirty (30) calendar days of receipt by such Credit Party of the aforesaid notification one of the following: (i) a flood insurance policy providing flood insurance coverage for such Real Property, (ii) such Credit Party’s application for a flood insurance policy providing flood insurance coverage for such Real Property plus proof of premium payment, (iii) a declaration page confirming that flood insurance providing flood insurance coverage for such Real Property has been procured and is either provided as a separate policy or within a property insurance program for such Real Property, or (iv) such other evidence of flood insurance providing proof of flood insurance coverage for such Real Property reasonably satisfactory to the Lender. To the extent that and when any improvement to such Real Property is identified as located in a special flood hazard area, and in addition to the requirements set forth in the preceding sentence, such flood insurance arranged by such Credit Party shall be in an amount at least, at a minimum, equivalent to the amount of flood insurance available under the Flood Laws.

7.6 Inspection of Property; Books and Records, Discussions.

Permit the Lender, through their authorized attorneys, accountants and representatives (a) at all reasonable times upon reasonable prior written notice (which notice shall not be required upon the occurrence and during the continuance of an Event of Default) and during normal business hours, upon the request of the Lender, to examine each Credit Party’s (and their Subsidiaries’) books, accounts, records, ledgers and assets and properties; (b) from time to time, during normal business hours upon reasonable prior written notice (which notice shall not be required upon the occurrence and during the continuance of an Event of Default), upon the request of the Lender, to conduct full or partial collateral audits of the Accounts and Inventory of the Credit Parties (and their Subsidiaries) and appraisals of all or a portion of the fixed assets (including real property) of the Credit Parties (and their Subsidiaries), such audits and appraisals to be completed by an appraiser as may be selected by the Lender and consented to by the Borrower (such consent not to be unreasonably withheld), with all reasonable and invoiced out-of-pocket costs and expenses of such audits to be reimbursed by the Credit Parties, provided that so long as no Event of Default or Default exists, the Borrower shall not be required to reimburse the Lender for such audits or appraisals more frequently than once each Fiscal Year; (c) during normal business hours and at their own risk, to enter onto the real property owned or leased by any Credit Party (or their

Subsidiaries) to conduct inspections, investigations or other reviews of such real property; and (d) at reasonable times during normal business hours upon reasonable prior written notice (which notice shall not be required upon the occurrence and during the continuance of an Event of Default) and at reasonable intervals, to visit all of the Credit Parties’ (or their Subsidiaries’) offices, discuss each Credit Party’s (or their Subsidiaries’) respective financial matters with their respective officers, as applicable, and, by this provision, the Borrower authorizes, and will cause each of its respective Subsidiaries to authorize, its independent certified or chartered public accountants to discuss the finances and affairs of any Credit Party and their Subsidiaries and examine any of such Credit Party’s (or Subsidiaries’) books, reports or records held by such accountants.

7.7 Notices.

Promptly give written notice to the Lender of:

(a) the occurrence of any Default or Event of Default of which any Credit Party has knowledge or the occurrence of any Reportable Compliance Event; provided that, to the extent any such notice relates to a Default or Event of Default occurring under Section 7.9, such notice shall be delivered with five (5) Business Days of such Default or Event of Default and shall include a business plan providing for the cure of such breach, which such plan shall be in form and substance acceptable to the Lender in its sole discretion;

(b) any (i) litigation or proceeding existing at any time between any Credit Party (or any Subsidiary of a Credit Party) and any Governmental Authority or other third party, or any investigation of any Credit Party (or any Subsidiary of a Credit Party) conducted by any Governmental Authority, which in any case if adversely determined would have a Material Adverse Effect, result in liabilities in excess of $1,000,000 or involve injunctive or declaratory relief and (ii) any material adverse change in the financial condition of any Credit Party (or any Subsidiary of a Credit Party) since the date of the last audited financial statements delivered pursuant to Section 7.1(a) hereof;

(c) promptly, but in no event later than thirty (30) days after the receipt thereof by any Credit Party, copies of (i) all Material Permits obtained by any Credit Party (or any Subsidiary of a Credit Party) after the Effective Date, (ii) any material amendment, supplement or other modification to any Material Permit received by any Credit Party (or any Subsidiary of a Credit Party) after the Effective Date (other than termination of any such Permits required solely for construction, after a Commercial Operation Date, by their terms), (iii) all material notices relating to any Project received by any Credit Party (or any Subsidiary of a Credit Party) from, or delivered by any Credit Party (or any Subsidiary of a Credit Party) to, any Governmental Authority and (iv) any revocation, modification, failure to renew or the like of any Material Permit;

(d) the occurrence of any event which any Credit Party believes could reasonably be expected to have a Material Adverse Effect or result in liabilities in excess of $1,000,000, promptly after concluding that such event could reasonably be expected to have such a Material Adverse Effect or result in liabilities in excess of $1,000,000;

(e) promptly after becoming aware thereof, the taking by the IRS or any foreign taxing jurisdiction of a written tax position (or any such tax position taken by any Credit Party (or any Subsidiary of a Credit Party) in a filing with the IRS or any foreign taxing jurisdiction) which could reasonably be expected to have a Material Adverse Effect, setting forth the details of such position and the financial impact thereof;

(f) (i) all jurisdictions in which any Credit Party proposes to become qualified after the Effective Date to transact business, (ii) the acquisition or creation of any new Subsidiaries and (iii) any material change after the Effective Date in the authorized and issued Equity Interests of any Credit Party (or any Subsidiary of a Credit Party) or any other material amendment to any Credit Party’s (or its Subsidiaries’) charter, by-laws or other organizational documents, such notice, in each case, to identify the applicable jurisdictions, capital structures or amendments as applicable, provided that such notice shall be given not less than ten (10) Business Days prior to the proposed effectiveness of such changes, acquisition or creation, as the case may be (or such shorter period to which the Lender may consent);

(g) not less than fifteen (15) Business Days (or such other shorter period to which the Lender may agree) prior to the proposed effective date thereof, any proposed material amendments, restatements or other modifications to any Subordinated Debt Documents;

(h) promptly notify the Lender of the occurrence of any ERISA Event that, either individually or together with any other ERISA Events, would reasonably be expected to have a Material Adverse Effect;

(i) any default or event of default by any Person under any Subordinated Debt Document, concurrently with delivery or promptly after receipt (as the case may be) of any notice of default or event of default under the applicable document, as the case may be; and

(j) any material deviation from the annual budget delivered pursuant to Section 7.2(e).

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and, in the case of notices referred to in clauses (a), (b), (c), (d) and (g) hereof stating what action the applicable Credit Party (or Subsidiary) has taken or proposes to take with respect thereto.

7.8 Environmental Laws.

(a) use and operate all of its facilities and properties in material compliance with all applicable Environmental Laws, keep all Material Permits required under such Environmental Laws in effect and remain in compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws;

(b) promptly comply with final binding orders and directives of all Governmental Authorities in respect of Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings;

(c) (i) promptly notify the Lender and provide copies upon receipt of all written claims, complaints, notices or inquiries received by any Credit Party (or any Subsidiary of a Credit Party) relating to its facilities and properties or compliance with Environmental Laws which, if adversely determined, could reasonably be expected to result in material liability under Environmental Law and (ii) promptly cure and have dismissed with prejudice to the reasonable satisfaction of the Lender any material actions and proceedings relating to compliance with Environmental Laws to which any Credit Party (or any Subsidiary of a Credit Party) is named a party, other than such actions or proceedings being contested in good faith and with the establishment of reasonable reserves;

(d) promptly respond to any actual or threatened Release of Hazardous Materials, where such Release could reasonably be expected to give rise to material liability of any Credit Party (or any Subsidiary of a Credit Party) under Environmental Law and conduct and complete, or cause to be conducted and completed, all reporting, investigations, studies, sampling and testing, and all clean-up, remedial, removal, recovery and other actions required pursuant to Environmental Laws;

(e) promptly provide advance notice of any proposed action to be taken by the applicable Credit Party (or Subsidiary of a Credit Party) that could subject it to any material additional or different requirements or liabilities under Environmental Laws; and

(f) provide such information and certifications which the Lender may reasonably request from time to time to evidence compliance with this Section 7.8.

7.9 Financial Covenants.

(a) Maintain as of the end of each fiscal quarter of Borrower, commencing on June 30, 2026 a Fixed Charge Coverage Ratio of not less than 1.20 to 1.00.

(b) Maintain as of the end of each fiscal quarter of Borrower, commencing on June 30, 2026, a Total Leverage Ratio of not more than 4.00 to 1.00.

(c) Maintain as of the end of each fiscal quarter of Borrower, commencing on June 30, 2026, minimum Liquidity of at least $10,000,000.

(d) Maintain as of the end of each fiscal quarter of Borrower, commencing on June 30, 2026, minimum Consolidated EBITDA of at least $10,000,000 for the Applicable Measuring Period then ended.

7.10 Governmental and Other Approvals.

Apply for, obtain and/or maintain in effect, as applicable, all authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations (whether with any court, governmental agency, regulatory authority, securities exchange or otherwise) which are necessary or reasonably requested by the Lender in connection with the execution, delivery and performance by any Credit Party of, as applicable, this Agreement, the other Loan Documents, the Subordinated Debt Documents, or any other documents or instruments to be executed and/or delivered by any Credit Party, as applicable in connection therewith or herewith, except where the failure to so apply for, obtain or maintain could not reasonably be expected to have a Material Adverse Effect.

7.11 Compliance with ERISA.

Comply in all respects with all requirements imposed by ERISA and the Code, including, but not limited to, the minimum funding requirements for any Pension Plan, except to the extent that any noncompliance would not reasonably be expected to have a Material Adverse Effect.

7.12 Defense of Collateral.

Defend the Collateral from any Liens other than Liens permitted by Section 8.2 of this Agreement.

7.13 Future Subsidiaries; Additional Collateral.

(a) With respect to each Person which becomes a Subsidiary of the Borrower (directly or indirectly) subsequent to the Effective Date, whether by Permitted Acquisition, Division or otherwise, cause such new Subsidiary, other than an Excluded Subsidiary, to execute and deliver to the Lender:

(i) within thirty (30) days after the date such Person becomes a Subsidiary (or such longer time period as the Lender may determine), a Guaranty, or in the event that a Guaranty already exists, a joinder agreement to the Guaranty whereby such Subsidiary becomes obligated as a Guarantor under the Guaranty;

(ii) within thirty (30) days after the date such Person becomes a Subsidiary (or such longer time period as the Lender may determine), a joinder agreement to the Security Agreement whereby such Subsidiary grants a Lien over its assets (other than Equity Interests which should be governed by (b) of this Section 7.13) as set forth in the Security Agreement, and such Subsidiary shall take such additional actions as may be necessary to ensure a valid first priority perfected Lien over such assets of such Subsidiary, subject only to the other Liens permitted pursuant to Section 8.2 of this Agreement; and

(iii) within the time period specified in and to the extent required under clause (c) of this Section 7.13, a Mortgage, Collateral Access Agreements, and/or other documents required to be delivered in connection therewith;

(b) With respect to the Equity Interests of each Person which becomes (whether by Permitted Acquisition, Division or otherwise) a Domestic Subsidiary subsequent to the Effective Date, cause the Credit Party that holds such Equity Interests to execute and deliver joinders to the Security Agreement, and take such actions as may be necessary to ensure a valid first priority perfected Lien over one hundred percent (100%) of the Equity Interests of such Subsidiary held by a Credit Party, such joinders to the Security Agreement to be executed and delivered (unless waived by the Lender) within thirty (30) days after the date such Person becomes a Domestic Subsidiary (or such longer time period as the Lender may determine);

(c) (i) With respect to the acquisition of an interest in any additional Real Property relating to the Turkey Creek Project, not later than ninety (90) days after the acquisition is consummated or the owner of such property becomes a Subsidiary (or such longer time period as the Lender may determine), such Credit Party shall execute or cause to be executed (unless waived by the Lender), an amendment to the Turkey Creek Mortgage covering such Real Property, together with such additional real estate documentation, Environmental Reports, title policies and surveys, and legal opinions as may be reasonably required by the Lender and all flood hazard determination certifications, acknowledgments and evidence of flood insurance and other flood-related documentation with respect to such real property as required by Flood Laws and as otherwise reasonably required by the Lender; and (ii) with respect to (A) any acquisition of any interest in Real Property by any Credit Party (whether by Permitted Acquisition or otherwise), or (B) any Person that becomes a Subsidiary of the Borrower (directly or indirectly), whether by Permitted Acquisition or otherwise, where such Person holds any interest in Real Property, and in either case such Real Property relates to a Development Project, then within ninety (90) days after (x) in the case of clause (A), the date on which such acquisition is consummated, or (y) in the case of clause (B), the date on which the owner of such Real Property becomes a Subsidiary (or in each case, such longer time period as the Lender may determine in its sole discretion), such Credit Party shall execute or cause to be executed and deliver or cause to be delivered to the Lender (unless waived by the Lender in writing) a Mortgage covering such Real Property, together with such additional real estate documentation, Environmental Reports, title policies and surveys, and legal opinions as may be reasonably required by the Lender and all flood hazard determination certifications, acknowledgments and evidence of flood insurance and other flood-related documentation with respect to such real property as required by Flood Laws and as otherwise reasonably required by the Lender; and

(d) in each case in form reasonably satisfactory to the Lender, in its reasonable discretion, together with such supporting documentation, including without limitation corporate authority items, certificates and opinions of counsel, as reasonably required by the Lender. Upon the Lender’s reasonable request, Credit Parties shall take, or cause to be taken, such additional steps as are necessary or advisable under applicable law to perfect and ensure the validity and priority of the Liens granted under this Section 7.13.

Notwithstanding the foregoing, (y) a Mortgage or amendment to an existing Mortgage shall not be recorded in respect of any Real Property acquired by a Credit Party after the Effective Date until after the Borrower has delivered to the Lender (which may be delivered electronically), and the Lender has approved in writing, the following documents in respect of such Real Property: (i) sufficient information to allow the Lender to conduct flood insurance due diligence and flood insurance compliance with respect to such Real Property (such information to include without limitation such property’s street address that will be used in the Mortgage with respect to such Real Property and in the mortgage title insurance policy and any other Loan Documents to be delivered in connection with such Mortgage), (ii) a completed flood hazard determination from a third party vendor; (iii) if any part of such Real Property is located in a Flood Hazard Zone, a notification to the applicable Credit Parties of that fact and, if applicable, notification to the applicable Credit Parties that flood insurance coverage is not available and evidence of the receipt by the applicable Credit Parties of such notice.

7.14 Accounts.

Maintain all deposit accounts and securities accounts of any Credit Party with Acceptable Banks and such Credit Party (i) subject to Section 7.20, shall cause to be executed and delivered an Account Control Agreement with respect to accounts that do not otherwise constitute Restricted Assets (as defined in the Security Agreement), in form and substance reasonably satisfactory to the Lender, and (ii) has taken all other steps necessary, or in the opinion of the Lender, desirable to ensure that the Lender has a perfected security interest in such account.

7.15 Use of Proceeds.

Use the proceeds of the Term Loan as set forth in Section 4.9 hereof. The Borrower shall not use any portion of the proceeds of any such advances for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) in any manner which violates the provisions of Regulation T, U or X of said Board of Governors or for any other purpose in violation of any applicable statute or regulation and not use the Term Loan Advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in material violation of any Anti-Money Laundering Law, or otherwise in material violation of any applicable Anti-Corruption Law.

7.16 [Reserved].

7.17 Further Assurances and Information.

(a) Take such actions as the Lender may from time to time reasonably request to establish and maintain first priority perfected security interests in and Liens on all of the Collateral, subject only to those Liens permitted under Section 8.2 of this Agreement, including executing and delivering such additional pledges, assignments (including Assignments, in each case, in respect of Material Contracts and Material Project Documents to the extent not delivered prior to the Effective Date), mortgages, lien instruments or other security instruments covering any or all of the Credit Parties’ assets as the Lender may reasonably require, such documentation to be in form and substance reasonably acceptable to the Lender, and prepared at the expense of the Borrower.

(b) Execute and deliver or cause to be executed and delivered to the Lender within a reasonable time following the Lender’s request, and at the expense of the Borrower, such other documents or instruments as the Lender may reasonably require to effectuate more fully the purposes of this Agreement or the other Loan Documents.

(c) Promptly provide the Lender with any information and documentation reasonably requested by the Lender for purposes of compliance with applicable “know your customer” Anti-Money Laundering Laws, including under the USA Patriot Act and any the Beneficial Ownership Regulation.

(d) With respect to all or any portion of a Real Property (a) at any time upon the Lender’s request, provide the Lender with sufficient information to allow the Lender to conduct flood insurance due diligence and flood insurance compliance with respect to such property (such information to include without limitation such property’s street address that is used in the Mortgage with respect to such property and in the mortgage title insurance policy and any other Loan Documents delivered in connection with such Mortgage), and (b) if any part of such Real Property is determined to be in a Flood Hazard Zone, deliver or cause to be delivered to the Lender, within forty five (45) days after receipt by the applicable Credit Party of notice from the Lender that any part of such Real Property is located in a Flood Hazard Zone, evidence of flood insurance on such property from such insurance providers on such terms and in such amounts as required under the Flood Laws or as otherwise required by the Lender.

7.18 Anti-Money Laundering/Sanctions Laws.

(i) not permit any Covered Entity to become a Sanctioned Person, (ii) not permit any Covered Entity, either in its own right or knowingly through any third party, to (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person, in each case, in material violation of any Anti-Money Laundering Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person, in each case, in material violation of any Anti-Money Laundering Law; (C) engage in any material dealings or transactions prohibited by any Anti-Money Laundering Law; or (D) use the Term Loan Advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person, in each case, in violation of any Anti-Money Laundering Law, (iii) ensure that the funds used to repay the Obligations are not derived from any unlawful activity, and (iv) cause each Covered Entity to materially comply with all Anti-Money Laundering Laws.

7.19 Lender Calls; Construction and Operation Meetings.

(a) Cause the Borrower to conduct a conference call each quarter, attended by at least one of the chief executive officer, chief operating officer or chief financial officer, as requested by the Lender, that the Lender may attend to discuss the financial condition of the Borrower and its Subsidiaries, their results of operations and such other matters as may be requested by the Lender;

(b) Upon written notice no later than ten (10) Business Days prior to a month, cause the Borrower to conduct, no later than the fifteenth day of such month, meetings whereby the Borrower makes available key construction personnel and management of each Material Project and Operating Project requested by the Lenders to discuss the operations or construction of any such Material Project and Operating Project with the Lender.

7.20 Post Closing Deliverables.

Deliver, or cause to be delivered, to Lender:

(a) On or before the date that is ninety (90) days following the Effective Date, or such later date as may be approved by the Lender in its sole discretion, (i) the Turkey Creek Mortgage, duly executed and acknowledged by Turkey Creek Ag, LLC, a Delaware limited liability company, and in form and substance reasonably acceptable to Lender; (ii) an irrevocable commitment from the Title Company to issue an ALTA Loan Policy of Title Insurance, dated as of the date of recordation of the Turkey Creek Mortgage, with coverage equal to 200,000,000, insuring the first priority lien of the Turkey Creek Mortgage, including all endorsements reasonably requested by Lender, and otherwise in form and substance reasonably acceptable to Lender (the “Turkey Creek Title Commitment”); (iii) an enforceability opinion of local North Carolina counsel reasonably acceptable to the Lender, addressed to the Lender, dated as of the date of recordation of the Turkey Creek Mortgage, opining as to (A) the enforceability of the Turkey Creek Mortgage as a valid and binding obligation of the applicable Credit Party, enforceable in accordance with its terms, subject to customary bankruptcy, insolvency and equitable principles exceptions and (B) the Turkey Creek Mortgage being in proper form for recording in the recording office of each applicable political subdivision where the Turkey Creek Project Site is situated and (iv) an ALTA/NSPS Land Title Survey of the Turkey Creek Project Site (a) showing each tract of land referenced in Schedule A of the Turkey Creek Title Commitment, and the location of all exceptions to title shown on the Turkey Creek Title Commitment that are capable of being plotted (or otherwise stating that the exception is “not plottable” “does not affect” or is “not addressed herein”, or words of similar import), (b) plotting the locations of all planned improvements comprising the Turkey Creek Project, (c) prepared by a land surveyor duly licensed and registered in the State of North Carolina, (d) including Table A Items 1, 2, 3, 4, 6(a) and (b), 7(a), (b) and (c), 8, 9, 13, 16, 17, 18, 19, and 20, (e) prepared in accordance with the “2021 Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys” jointly established and adopted by the American Land Title Association and the National Society of Professional Surveyors effective October 30, 2021, (f) certified to the Tie Company and Lender, and (g) otherwise in form and substance reasonably acceptable to Lender (the “Turkey Creek Survey”).

(b) On or before the date that is sixty (60) days following the Effective Date, or such later date as may be approved by the Lender in its sole discretion, with respect to each of the following Operating Projects: Atacocita, Pico, Rumpke, McCarty and Monroeville: (i) a title commitment issued by a nationally recognized title insurance company reasonably acceptable to Lender including all Real Property required to operate such Operating Project, together with copies of all documents referenced therein, and otherwise in form and substance acceptable to Lender (each, an “Operating Project Title Commitment”); and (ii) a current ALTA/NSPS Land Title Survey of all Real Property required to operate such Operating Project (a) showing each tract of land referenced in Schedule A of the applicable Operating Project Title Commitment and the location of all exceptions to title shown on such Operating Project Title Commitment that are capable of being plotted (or otherwise stating that the exception is “not plottable,” “does not affect” or “is not addressed herein,” or words of similar import), (b) plotting the locations of all improvements comprising such Operating Project, (c) prepared by a land surveyor duly licensed and registered in the applicable jurisdiction, (d) prepared in accordance with the then-current “Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys” jointly established and adopted by the American Land Title Association and the National Society of Professional Surveyors, (e) including such Table A Items as the Lender may reasonably request, (f) certified to the applicable title company and the Lender, and (g) otherwise in form and substance reasonably acceptable to the Lender (each, an “Operating Project Survey”).

(c) On or before the date that is ninety (90) days following the Effective Date, or such later date as may be approved by the Lender in its sole discretion, using commercially reasonable efforts, Collateral Access Agreements with respect to (i) the Leased Real Property listed on Schedule 6.3(b) attached hereto and (ii) property listed on Schedule 3(c) of the Perfection Certificate, in each case, if the value of Collateral at each such location is in excess of $100,000.

(d) On or before the date that is thirty (30) days following the Effective Date, or such later date as may be approved by the Lender in its sole discretion, endorsements to liability and property insurance policies in accordance with the terms herein.

(e) On or before the date that is thirty (30) days following the Effective Date, or such later date as may be approved by the Lender in its sole discretion, an Account Control Agreement with U.S. Bank, N.A. with respect to the account listed on Schedule 3.3(b) of the Security Agreement as of the Effective Date.

(f) On or before the date that is fourteen (14) days following the Effective Date, confirmation (which may be via email) that the Borrower has sent (i) notices of refinancings in form and substance acceptable to the Lender to each counterparty of any contract that was subject to an Assignment Agreement (or its equivalent) under the Existing Credit Agreement, (ii) notices of refinancings in form and substance acceptable to the Lender to each counterparty to any Consent to Assignment entered into under the Existing Credit Agreement notifying such counterparty of the occurrence of the refinancing and termination of the Existing

Credit Agreement, the entry by the Borrower into this Agreement and the rights of the Lender under the applicable Consent to Assignment and (iii) copies of each Assignment to each counterparty of any contract subject to such Assignment.

(g) On or before the date that is sixty (60) days following the Effective Date, or such later date as may be approved by the Lender in its sole discretion, use commercially reasonable efforts to obtain consent, in form and substance reasonably satisfactory to Lender, from the applicable third party regarding a change of control under the following contracts: (1) Base Contract for Sale and Purchase of Natural Gas, dated as of April 1, 2017, by and between TX LFG Energy, LP and Houston Pipe Line Company LP, as modified by those Special Provisions dated October 1, 2016, and supplemented by that certain Transaction Confirmation, dated as of September 25, 2017, (2) Amended and Restated Gas Sale and Purchase Agreement, dated as of January 1, 2016, by and between McCarty Road Landfill TX, LP and GSF Energy, L.L.C., as supplemented with that Guaranty, dated as of January 1, 2016, by and between Montauk Energy Capital, LLC and McCarty Road Landfill TX, LP, (3) Renewable Energy Certificates Transaction Agreement, dated as of July 31, 2023, by and between Duke Energy Carolinas, LLC and ZNC Turkey Creek, LLC, as amended by that certain First Amendment to Renewable Energy Certificates Transaction Agreement, dated as of February 19, 2025 and (4) Power Purchase Agreement, dated as of July 3, 2025, by and between North Carolina Electric Membership Corporation and ZNC Turkey Creek, LLC.

(h) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, to the extent the Lender determines, in its commercially reasonable discretion, that any Operating Project Title Commitment or any Operating Project Survey, in each case, delivered pursuant to this Section 7.20 discloses a title exception, encumbrance, survey defect, or other matter that is not a Lien permitted under Section 8.2 of this Agreement (each, an “Unpermitted Lien”), the Credit Parties shall, within thirty (30) days following the discovery of such Unpermitted Lien, remove or cause the removal of such Unpermitted Lien or enter into intercreditor arrangements sufficient to address such Unpermitted Lien, in each case acceptable to the Lender in its reasonable discretion, or, if any such Unpermitted Lien cannot reasonably be removed within such thirty (30) day period, the Credit Parties shall commence such reasonable steps, as requested by Lender, to remove or cause the removal of such Unpermitted Lien during such thirty (30) day period, and shall continue to diligently pursue and cause the removal of such Unpermitted Lien, in each case acceptable to the Lender in its reasonable discretion.

(i) On or before the date that is ten (10) Business Days following the Effective Date, or such later date as may be approved by the Lender in its sole discretion, amend the limited liability company agreements of Bowerman Power LFG, LLC, Galveston LFG, LLC, GSF Energy, L.L.C., MEDC, LLC, MH Energy (GP), LLC, MH Energy, LLC, Monroeville LFG, LLC, Montauk Energy Holdings, LLC, Tulsa LFG, LLC and Valley LFG, LLC, to remove or modify the provisions that reference Article 8 of the UCC, in each case, in form and substance reasonably acceptable to Lender.

7.21 Independent Consultants.

The Borrower shall (i) cooperate in all reasonable respects with the Independent Consultants and (ii) ensure that each Independent Consultant is provided with all information reasonably requested by such consultant with respect to the financing or operation of the Projects and will exercise due care to ensure that any factual information which it may supply to such consultant is accurate in all material respects, and not, by omission of information or otherwise, misleading in any material respect at the time such information is provided, to the extent that such consultant relied on such information in preparing its report.

If (i) any Credit Party obtains knowledge of the existence of any (x) material inaccuracy in the reports delivered by the Independent Engineer or the Environmental Consultant pursuant to this Agreement, (y) untrue statement of material fact in the reports delivered by the Independent Engineer or the Environmental Consultant pursuant to this Agreement or (z) omission to state any material fact necessary to make the statements made in the reports delivered by the Independent Engineer or the Environmental Consultant pursuant to this Agreement (in each case of clauses (x) through (z)), whether made or omitted by a Credit Party or the applicable Independent Consultant, in the light of the circumstances under which they were or are made, not misleading as of the date such information was dated or certified, or (ii) any information provided by or on behalf of any Credit Party to the Independent Engineer or the Environmental Consultant proves to have been inaccurate, untrue, false or misleading in any material respect as of the time made, deemed made, confirmed or furnished, in each case of clauses (i) and (ii), the Borrower shall work in good faith with Lender to correct such inaccuracy, statement or omission, as the case may be, and the Borrower shall use commercially reasonable efforts to cause the relevant Independent Consultant to provide a new report in form and substance reasonably satisfactory to Lender and exercise any remedies in respect thereof (including seeking damages from the relevant Independent Consultant).

7.22 Title and Survey.

At any time and from time to time following the Effective Date, promptly upon the written request of the Lender (and in any event within ninety (90) days of such request, or such longer period as the Lender may agree in its sole discretion), at the Borrower's sole cost and expense, deliver or cause to be delivered to the Lender the following with respect to any new Operating Projects (or any individual new Operating Project, as specified by the Lender in its request): (a) a title commitment issued by a nationally recognized title insurance company reasonably acceptable to Lender including all Real Property required to operate such Operating Project, together with copies of all documents referenced therein, and otherwise in form and substance acceptable to Lender) (a “Title Commitment”); and (ii) a current ALTA/NSPS Land Title Survey of all Real Property required to operate such Operating Project (a) showing each tract of land referenced in Schedule A of the applicable Title Commitment and the location of all exceptions to title shown on such Title Commitment that are capable of being plotted (or otherwise stating that the exception is “not plottable,” “does not affect” or “is not addressed herein,” or words of similar import), (b) plotting the locations of all improvements comprising such Operating Project, (c) prepared by a land surveyor duly licensed and registered in the applicable jurisdiction, (d) prepared in accordance with the then-current “Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys” jointly established and adopted by the American Land Title Association and the National

Society of Professional Surveyors, (e) including such Table A Items as the Lender may reasonably request, (f) certified to the applicable title company and the Lender, and (g) otherwise in form and substance reasonably acceptable to the Lender.

8. NEGATIVE COVENANTS.

The Parent and Borrower covenant and agree that, until the Payment in Full of all Obligations, they will not, and, as applicable, will not permit any of their Subsidiaries to:

8.1 Limitation on Debt.

Create, incur, assume or suffer to exist any Debt, except:

(a) Obligations of the Credit Parties incurred under the Loan Documents;

(b) any Debt existing on the Effective Date and set forth in Schedule 8.1 attached hereto and any renewals or refinancing of such Debt (provided that (i) the aggregate principal amount of such renewed or refinanced Debt shall not exceed the aggregate principal amount of the original Debt outstanding on the Effective Date (less any principal payments and the amount of any commitment reductions made thereon on or prior to such renewal or refinancing), (ii) the renewal or refinancing of such Debt shall be on substantially the same or better terms as in effect with respect to such Debt on the Effective Date, and shall otherwise be in compliance with this Agreement, (iii) at the time of such renewal or refinancing no Default or Event of Default has occurred and is continuing or would result from the renewal or refinancing of such Debt and (iv) such renewed or refinanced Debt shall (A) not have a final maturity date earlier than the Debt being so renewed or refinanced, (B) not be secured by any assets or guaranteed by any Person that does not secure or guarantee such Debt being so renewed or refinanced and (C) have the same or lower payment priority and to the extent secured, the same or lower lien priority, in each case as the Debt being renewed or refinanced);

(c) any Debt of the Borrower or any of its Subsidiaries incurred to finance the acquisition of fixed or capital assets, whether pursuant to a loan or a Capitalized Lease provided that both at the time of and immediately after giving effect to the incurrence thereof (i) no Default or Event of Default shall have occurred and be continuing, (ii) the aggregate amount of all such Debt at any one time outstanding (including, without limitation, any Debt of the type described in this clause (c) which is set forth on Schedule 8.1 hereof) shall not exceed $1,000,000, and any renewals or refinancings of such Debt on terms substantially the same or better than those in effect at the time of the original incurrence of such Debt and (iii) such Debt is incurred prior to or within 30 days after such acquisition of fixed or capital assets;

(d) Subordinated Debt;

(e) Debt under any Hedging Transactions, provided that such transaction is entered into for risk management purposes and not for speculative purposes;

(f) Debt arising from judgments or decrees not deemed to be a Default or Event of Default under subsection (g) of Section 9.1;

(g) Debt owing to a Person that is a Credit Party, but only to the extent permitted under Section 8.7 hereof;

(h) Permitted Non-Recourse Financing on customary terms and conditions for such types of non-recourse financings; provided that at the time of incurrence thereof, (i) no Default or Event of Default has occurred and is continuing and (ii) the Borrower shall be in pro forma compliance with the covenants in Section 7.9;

(i) Debt incurred to finance corporate insurance premiums in an aggregate amount not to exceed $6,000,000 at any time outstanding in the ordinary course of business with non-Affiliates and on customary market terms;

(j) An unsecured revolving credit facility extended to the Credit Parties by an Acceptable Bank not to exceed $5,000,000 at any time outstanding, which shall include letters of credit thereunder and (b) in an amount not to exceed $1,000,000 at any time outstanding, related to (i) credit cards, (ii) credit card processing services, (iii) debit cards, (iv) purchase cards, (v) Automated Clearing House (ACH) transactions, (vi) cash management, including controlled disbursement services and (vii) establishing and maintaining deposit accounts; and

(k) Letters of credit existing on the date hereof and set forth on Schedule 9 of the Perfection Certificate not to exceed an aggregate face amount of $2,185,000 (the “Existing LCs”).

8.2 Limitation on Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a) Permitted Liens;

(b) Liens securing Debt permitted by Section 8.1(c), provided that (i) such Liens are created upon fixed or capital assets acquired by the applicable Credit Party after the date of this Agreement (including without limitation by virtue of a loan or a Capitalized Lease), (ii) any such Lien is created solely for the purpose of securing indebtedness representing or incurred to finance the cost of the acquisition of the item of property subject thereto, (iii) the principal amount of the Debt secured by any such Lien shall at no time exceed 100% of the sum of the purchase price or cost of the applicable property, equipment or improvements and the related costs and charges imposed by the vendors thereof and (iv) the Lien does not cover any property other than the fixed or capital asset acquired; provided, however, that no such Lien shall be created over any owned real property of any Credit Party for which the Lender has received a Mortgage or for which such Credit Party is required to execute a Mortgage pursuant to the terms of this Agreement;

(c) Liens created pursuant to the Loan Documents;

(d) other Liens, existing on the Effective Date, set forth on Schedule 8.2 and renewals, refinancings and extensions thereof on substantially the same or better terms as in effect on the Effective Date and otherwise in compliance with this Agreement; and

(e) Liens on cash collateral not to exceed 105% of the face amount of the letters of credit permitted under Section 8.1(k) of this Agreement.

Regardless of the provisions of this Section 8.2, no Lien over the Equity Interests of the Borrower or any Subsidiary of the Borrower (except for those Liens for the benefit of the Lender or to the extent listed on Schedule 8.2) shall be permitted under the terms of this Agreement.

8.3 Acquisitions.

Except for the Permitted Acquisitions, purchase or otherwise acquire (including pursuant to any merger with or as a Division Successor pursuant to the Division of, any Person that was not a Credit Party prior to such merger or Division) or become obligated for the purchase of all or substantially all or any material portion of the assets or business interests or a division or other business unit of any Person, or any Equity Interest of any Person, or any business or going concern.

8.4 Limitation on Mergers, Dissolution or Sale of Assets.

Enter into any merger or consolidation, or consummate a Division as the Dividing Person, or convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, Equity Interests, receivables and leasehold interests), whether now owned or hereafter acquired or liquidate, wind up or dissolve, except:

(a) Inventory leased or sold in the ordinary course of business;

(b) obsolete, damaged, uneconomic or worn out machinery or equipment, or machinery or equipment no longer used or useful in the conduct of the applicable Credit Party’s business;

(c) [Reserved];

(d) mergers or consolidations of any Subsidiary of the Borrower with or into the Borrower or any Guarantor so long as the Borrower or such Guarantor shall be the continuing or surviving entity; provided that at the time of each such merger or consolidation, both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or result from such merger or consolidation;

(e) any Subsidiary of the Borrower may liquidate or dissolve into the Borrower or a Guarantor if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower, so long as no Default or Event of Default has occurred and is continuing or would result therefrom and such liquidation or dissolution is not materially adverse to the Lender;

(f) sales or transfers, including without limitation upon voluntary liquidation from any Credit Party to the Borrower or a Guarantor, provided that the Borrower or Guarantor takes such actions as the Lender may reasonably request to ensure the perfection and priority of the Liens in favor of the Lender over such transferred assets;

(g) subject to Section 4.8(b) hereof, (i) Asset Sales (exclusive of asset sales permitted pursuant to all other subsections of this Section 8.4) in which the sales price is at least equal to the fair market value of the assets sold and the consideration received is cash or cash equivalents or Debt of any Credit Party being assumed by the purchaser, provided that the aggregate amount of such Asset Sales does not exceed $75,000 in any Fiscal Year and no Default or Event of Default has occurred and is continuing at the time of each such sale (both before and after giving effect to such Asset Sale), and (ii) other Asset Sales approved by the Lender in its sole discretion;

(h) the sale or disposition of Permitted Investments and other cash equivalents in the ordinary course of business;

(i) any Credit Party (other than the Borrower) that is a limited liability company may consummate a Division as the Dividing Person provided that, if the Credit Party is a Guarantor, then immediately upon the consummation of the Division, the assets of the applicable Dividing Person are held by the Borrower or one or more Guarantors at such time; provided, further that if the foregoing requirements are not satisfied, such Division shall be permitted if such Division, in the aggregate, would otherwise result in an Asset Sale permitted by clause (g) above; and

(j) dispositions of owned or leased vehicles in the ordinary course of business.

Subject to Section 13.10(c), the Lender hereby consents and agrees to the release by the Lender of any and all Liens on the property sold or otherwise disposed of in compliance with clauses (g), (h) and (j) of this Section 8.4.

8.5 Restricted Payments.

Declare or make any distributions, dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities (collectively, “Distributions”) on account of any of its Equity Interests, as applicable, or purchase, redeem or otherwise acquire for value any of its Equity Interests, as applicable, or any warrants, rights or options to acquire any of its Equity Interests, now or hereafter outstanding (collectively, “Purchases”), except that:

(a) each Credit Party may pay cash Distributions to the Borrower; provided that, for the avoidance of doubt and notwithstanding anything herein or in any other Loan Document to the contrary, Borrower shall not be permitted to make any Distributions to Parent;

(b) each Credit Party may declare and make Distributions payable in the Equity Interests (other than Disqualified Capital Stock) of such Credit Party, provided that the issuance of such Equity Interests does not otherwise violate the terms of this

Agreement and no Default or Event of Default has occurred and is continuing at the time of making such Distribution or would result from the making of such Distribution;

(c) each Credit Party (other than Parent) may make Tax Distributions; and

(d) each Credit Party (other than Borrower and Parent) may make other dividends with Lender consent.

8.6 [Reserved].

8.7 Limitation on Investments, Loans and Advances.

Make or allow to remain outstanding any Investment (whether such investment shall be of the character of investment in shares of stock, evidences of indebtedness or other securities or otherwise) in, or any loans or advances to, any Person other than:

(a) Permitted Investments;

(b) Investments existing on the Effective Date and listed on Schedule 8.7 hereof;

(c) sales on open account in the ordinary course of business;

(d) intercompany loans or intercompany Investments made by any Credit Party to or in any Guarantor or the Borrower; provided that, in the case of any intercompany loans or intercompany Investments made by the Borrower in any Guarantor, the aggregate amount from time to time outstanding in respect thereof shall not exceed $40,000,000; and provided, further, that in each case, no Default or Event of Default shall have occurred and be continuing at the time of making such intercompany loan or intercompany Investment or result from such intercompany loan or intercompany Investment being made and that any intercompany loans shall be evidenced by and funded under an Intercompany Note pledged to the Lender under the appropriate Collateral Documents and any Investment in the form of an intercompany loan or Debt by a Credit Party that is not a Guarantor in the Borrower or any Guarantor shall be subordinated to the Obligations in right of payment pursuant to the Intercompany Subordination Agreement;

(e) Investments in respect of Hedging Transactions, provided that such transaction is entered into for risk management purposes and not for speculative purposes;

(f) Permitted Acquisitions; and

(g) Investments in joint ventures not to exceed $1,000,000 at any time outstanding.

In valuing any Investments for the purpose of applying the limitations set forth in this Section 8.7 (except as otherwise expressly provided herein), such Investment shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation, but less any amount repaid or recovered on account of capital or principal.

Notwithstanding anything herein or in any other Loan Document to the contrary, (i) all Material Intellectual Property shall remain owned by the Borrower or a Guarantor at all times and no Credit Party or Subsidiary of a Credit Party shall be permitted to issue any exclusive license with respect to any Material Intellectual Property to any Person that is not the Borrower or a Guarantor, (ii) each Project owned by the Borrower or a Guarantor as of the Effective Date (including, for the avoidance of doubt, the Turkey Creek Project) shall remain owned by a Borrower or Guarantor at all times and (iii) no Credit Party or Subsidiary of a Credit Party shall be permitted to form, create or own any Subsidiary that is not a Domestic Subsidiary.

8.8 Transactions with Affiliates.

Except as set forth in Schedule 8.8, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliates of the Credit Parties except: (a) transactions with Affiliates that are the Borrower or Guarantors; (b) transactions otherwise permitted under this Agreement; and (c) transactions in the ordinary course of a Credit Party’s business and upon fair and reasonable terms no less favorable to such Credit Party than it would obtain in a comparable arm’s length transaction from unrelated third parties.

8.9 Sale-Leaseback Transactions.

Enter into any arrangement with any Person providing for the leasing by a Credit Party of real or personal property which has been or is to be sold or transferred by such Credit Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Credit Party, as the case may be, provided that if, at the time that a Credit Party acquires fixed or capital assets, such Credit Party intends to sell to and then lease such assets from another Person pursuant to a financing arrangement that would be permitted under Section 8.1(c), such transaction will not constitute a violation of this Section 8.9 so long as such transaction is consummated within sixty (60) days following the acquisition of such assets.

8.10 Limitations on Other Restrictions.

(a) Except for this Agreement or any other Loan Document, enter into any agreement, document or instrument which would (i) restrict the ability of any Subsidiary of the Borrower to pay or make dividends or distributions in cash or kind to the Borrower or any Guarantor, to make loans, advances or other payments of whatever nature to any Credit Party, or to make transfers or distributions of all or any part of its assets to any Credit Party; or (ii) restrict or prevent any Credit Party from granting the Lender Liens upon, security interests in and pledges of their respective assets, except to the extent such restrictions exist in documents creating Liens permitted by Section 9.2(b) hereunder.

(b) Prior to the delivery of the Turkey Creek Mortgage, permit any mortgage, lien or other encumbrance on real property related to the Turkey Creek Project and to the extent a mortgage, lien or other encumbrance is otherwise created in respect of such real property, the Lender shall be deemed to be automatically secured by such mortgage, lien or other encumbrance on a senior basis.

8.11 Prepayment of Debt.

Make any prepayment (whether optional or mandatory), repurchase, redemption, defeasance or any other payment in respect of any Subordinated Debt.

8.12 Amendment of Subordinated Debt Documents.

Amend, modify or otherwise alter (or suffer to be amended, modified or altered) the Subordinated Debt Documents except as permitted in the applicable Subordinated Debt Documents and Subordination Agreements, or if no such restrictions exist in the applicable Subordinated Debt Documents or Subordination Agreements, without the prior written consent of the Lender.

8.13 Modification of Certain Agreements.

(a) Make, permit or consent to any amendment or other modification to the constitutional documents of any Credit Party or any Subsidiary of a Credit Party or any Material Contract except to the extent that any such amendment or modification (i) does not violate the terms and conditions of this Agreement or any of the other Loan Documents, (ii) does not materially adversely affect the interest of the Lender as creditors and/or secured parties under any Loan Document and (iii) could not reasonably be expected to have a Material Adverse Effect or result in liabilities in excess of $1,000,000.

(b) Enter into any Material Project Document without the prior written consent of the Lender, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) Amend or waive, or consent to, the amendment or waiver of, any Turkey Creek EPC Contract in a manner materially adverse to Lender or any Turkey Creek EPC Condition.

8.14 Management Fees.

Pay or otherwise advance, directly or indirectly, any management, consulting or other fees to an Affiliate.

8.15 Fiscal Year.

Permit the Fiscal Year of any Credit Party or Subsidiary of a Credit Party to end on a day other than March 31.

8.16 Pension Plans.

Establish or permit any ERISA Affiliate to establish a Pension Plan or to have any obligation with respect to a Multiemployer Plan.

8.17 Permitted Activities of Parent.

Parent shall not conduct, transact or otherwise engage in any material business or operations other than: (i) the ownership and/or acquisition of the Capital Stock of the Borrower (and for the avoidance of the doubt, no other direct Subsidiaries), (ii) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, holding director and shareholder meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure to or to comply with applicable Requirements of Law, (iii) the performance of its obligations under and in connection with the Loan Documents, any documentation governing, and the incurrence of, any Obligations, Debt, Liens or Guarantee permitted hereunder, (iv) any Investment in the Borrower or another Credit Party permitted hereunder and the ownership of assets owned by Parent on the Effective Date, (v) additional public offerings of its common stock or any other issuance or registration of its Equity Interests for sale or resale not prohibited hereunder, including the costs, fees and expenses related thereto, (vi) the making of any dividend permitted hereunder, (vii) incurring fees, costs and expenses relating to the overhead and general operating, including professional fees for legal, tax and accounting matters, (viii) filing tax reports and paying taxes and other customary obligations in the ordinary course, (ix) preparing reports for Governmental Authorities, (x) providing indemnifications to officers, directors, members of management, employees, advisors and consultants and (xi) other activities necessary to maintain its status a publicly listed company.

9. DEFAULTS.

9.1 Events of Default.

The occurrence of any of the following events shall constitute an Event of Default hereunder:

(a) non-payment when due of (i) the principal, interest or amount due under the Fee Letter on the Obligations under the Term Loan or (ii) [reserved] or (iii) any Fees;

(b) non-payment of any other amounts due and owing by the Borrower under this Agreement or by any Credit Party under any of the other Loan Documents to which it is a party, other than as set forth in subsection (a) above, within two (2) Business Days after the same is due and payable;

(c) default in the observance or performance of any of the conditions, covenants or agreements of the Borrower set forth in Sections 7.1, 7.2, 7.4(a) and (e), 7.5, 7.6, 7.7, 7.9, 7.13, 7.14, 7.15, 7.16, 7.17, 7.18, 7.20 or Article 8 in its entirety;

(d) default in the observance or performance of any of the other conditions, covenants or agreements set forth in this Agreement or any of the other Loan Documents by any Credit Party and continuance thereof for a period of thirty (30) consecutive days;

(e) any representation or warranty made by any Credit Party herein or in any certificate, instrument or other document submitted pursuant hereto proves incorrect or misleading in any material respect when made and is not cured within fifteen (15) days following the earlier of (a) written notice by the Lender and (b) knowledge of a Credit Party of such inaccuracy or misleading statement;

(f) (i) default by any Credit Party or any Subsidiary of a Credit Party in the payment of any Debt, whether under a direct obligation or guaranty (other than Obligations hereunder) of any Credit Party or Subsidiary of a Credit Party in excess of Five Hundred Thousand Dollars ($500,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate when due and continuance thereof beyond any applicable period of cure and/or (ii) failure to comply with the terms of any other obligation of any Credit Party or Subsidiary of a Credit Party with respect to any indebtedness for borrowed money (other than Obligations hereunder) in excess of Five Hundred Thousand Dollars ($500,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate, which continues beyond any applicable period of cure and which would permit the holder or holders thereto to accelerate such other indebtedness for borrowed money, or require the prepayment, repurchase, redemption or defeasance of such indebtedness; or (iii) any default by any Credit Party or Subsidiary of a Credit Party under any Hedging Transactions which continues beyond any applicable period of cure;

(g) the rendering of any judgment(s) (not covered by adequate insurance from a solvent carrier which is defending such action without reservation of rights) for the payment of money in excess of the sum of Five Hundred Thousand Dollars ($500,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate against any Credit Party or Subsidiary of a Credit Party, and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) consecutive days from the date of its entry;

(h) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or would reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount that would reasonably be expected to have a Material Adverse Effect;

(i) except as expressly permitted under this Agreement, any Credit Party or Subsidiary of a Credit Party shall be dissolved or liquidated (or any judgment, order or decree therefor shall be entered) except as otherwise permitted herein; or if a creditors’ committee shall have been appointed for the business of any Credit Party or Subsidiary of a Credit Party; or if any Credit Party or Subsidiary of a Credit Party shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt and if not an adjudication based on a filing by a Credit Party or Subsidiary of a Credit Party, it shall not have been dismissed within sixty (60) days, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors or shall fail to pay its debts generally as such debts become due in the ordinary course of business (except as contested in good faith and for which adequate reserves are made in such party’s financial statements); or shall file an answer to a creditor’s petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of a Credit Party or Subsidiary of a Credit Party) and shall not have been removed within sixty (60) days; or if an order shall be entered approving any petition for reorganization of any Credit Party or Subsidiary of a Credit Party and shall not have been reversed or dismissed within sixty (60) days;

(j) a Change of Control;

(k) if the Total Liabilities to Tangible Net Worth Ratio is greater than 2.0 to 1.0 as of the end of any fiscal quarter of Parent;

(l) if for any fiscal quarter ending after June 30, 2026, the average monthly Argus D3 RIN Price for such fiscal quarter is less than the RIN Floor and Consolidated EBITDA for such fiscal quarter was less than $10,000,000;

(m) the validity, binding effect or enforceability of any subordination provisions relating to any Subordinated Debt shall be contested by any Person party thereto (other than the Lender), or such subordination provisions shall fail to be enforceable by the Lender in accordance with the terms thereof, or the Obligations shall for any reason not have the priority contemplated by this Agreement or such subordination provisions;

(n) any Loan Document shall at any time for any reason cease to be in full force and effect (other than in accordance with the terms thereof or the terms of any other Loan Document), as applicable, or the validity, binding effect or enforceability thereof shall be contested by any party thereto (other than the Lender) or any Person shall deny that it has any or further liability or obligation under any Loan Document, or any such Loan Document shall be terminated (other than in accordance with the terms thereof or the terms of any other Loan Document), invalidated, revoked or set aside or in any way cease to give or provide to the Lender the benefits purported to be created thereby, or any Loan Document purporting to grant a Lien to secure any Obligations shall, at any time after the delivery of such Loan Document, fail to create a valid and enforceable Lien on any Collateral purported to be covered thereby or such Lien shall fail to cease to be a perfected Lien with the priority required in the relevant Loan Document;

(o) Borrower fails to provide the Lender written notice within thirty (30) days after any change in the federal Renewable Energy Standard, rules or regulations that could result in a Material Adverse Effect; and

(p) Turkey Creek Project suspended.

9.2 Exercise of Remedies.

If an Event of Default has occurred and is continuing hereunder: (a) the Lender may, declare the Term Loan Credit Aggregate Commitment terminated; (b) the Lender may declare the entire unpaid principal Obligations, including the Notes, immediately due and payable, without presentment, notice or demand, all of which are hereby expressly waived by the Borrower; (c) upon the occurrence of any Event of Default specified in Section 9.1(i) and notwithstanding the lack of any declaration by the Lender under preceding clauses (a) or (b), the entire unpaid principal Obligations shall become automatically and immediately due and payable, and the Term Loan Credit Aggregate Commitment shall be automatically and immediately terminated; (d) [reserved]; (e) the Lender may notify the Borrower or any Credit Party that interest shall be payable on demand on all Obligations (other than Term Loan Advances with respect to which Section 4.6 hereof shall govern) owing from time to time to the Lender, at a per annum rate equal to the Default Rate applicable to such Obligations; and (f) the Lender may, as applicable (subject to the terms hereof), exercise any remedy permitted by this Agreement, the other Loan Documents or law.

9.3 Rights Cumulative.

No delay or failure of the Lender in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of the Lender under this Agreement are cumulative and not exclusive of any right or remedies which Lender would otherwise have.

9.4 Waiver by the Borrower of Certain Laws.

To the extent permitted by applicable law, the Borrower hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish the benefit and advantage of any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, on any claim for interest on the Notes, or any security interest or mortgage contemplated by or granted under or in connection with this Agreement. These waivers have been voluntarily given, with full knowledge of the consequences thereof.

9.5 Waiver of Defaults.

No Event of Default shall be waived by the Lender except in a writing signed by an officer of the Lender in accordance with Section 13.10 hereof. Without limiting the foregoing, payment or acceptance of any Obligations at the Default Rate is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Lender. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of their rights by the Lender. No waiver of any Event of Default shall extend to any other or further Event of Default. No forbearance on the part of the Lender in enforcing any of their rights shall constitute a waiver of any of their rights. The Borrower expressly agrees that this Section may not be waived or modified by the Lender by course of performance, estoppel or otherwise.

9.6 Set Off.

Upon the occurrence and during the continuance of any Event of Default, the Lender may at any time and from time to time, without notice to the Borrower but subject to the provisions of Section 10.3 hereof (any requirement for such notice being expressly waived by the Borrower), setoff and apply against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, whether owing to the Lender or any Affiliate of the Lender, any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender to or for the credit or the account of the Borrower and any property of the Borrower from time to time in possession of the Lender, irrespective of whether or not such deposits held or indebtedness owing by the Lender may be contingent and unmatured and regardless of whether any Collateral then held by the Lender is adequate to cover the Obligations. Promptly following any such setoff, the Lender shall give written notice to the Borrower of the occurrence thereof. The Borrower hereby grants to the Lender a lien on and security interest in all such deposits, indebtedness and property as collateral security for the payment and performance of all of the obligations of the Borrower under this Agreement. The rights of the Lender under this Section 9.6 are in addition to the other rights and remedies (including, without limitation, other rights of setoff) which the Lender may have.

10. PAYMENTS, RECOVERIES AND COLLECTIONS.

10.1 Payment Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise provided herein, all payments of principal, interest or fees hereunder shall be made by the Borrower to the Lender, without setoff or counterclaim on the date specified for payment under this Agreement and must be received by the Lender not later than 1:00 p.m. (New York City time) (or such later time on such date as agreed to by Lender) on the date such payment is required or intended to be made in Dollars in immediately available funds to the Lender at the Lender’s Office. Any payment received by the Lender after 1:00 p.m. (New York City time) (or such later time on such date as agreed to by Lender) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) [reserved].

(c) Whenever any payment to be made hereunder shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment; provided that, if such next succeeding Business Day would fall after any applicable Maturity Date, payment shall be made on the immediately preceding Business Day.

(d) The obligations of the Lender hereunder to make Term Loan Advances and to make payments pursuant to Section 13.5 or otherwise hereunder are several and not joint. The failure of the Lender to make any Term Loan Advance or, as applicable, to fund any such participation or to make any such payment on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its applicable Term Loan, to purchase its participations, as applicable, or to make any payment hereunder.

10.2 Application of Proceeds of Collateral.

Notwithstanding anything to the contrary in this Agreement, in the case of any Event of Default under Section 9.1(i), immediately following the occurrence thereof, and in the case of any other Event of Default: (a) upon the termination of the Term Loan Credit Aggregate Commitment, (b) the acceleration of any Obligations arising under this Agreement or (c) at the Lender’s option, the Lender shall apply the proceeds of any Collateral, together with any offsets, voluntary payments by any Credit Party or others and any other sums received or collected in respect of the Obligations first, to pay all incurred and unpaid fees and expenses of the Lender under the Loan Documents, next, to pay principal and interest due under the Term Loan on a pro rata basis, next, to pay any other Obligations on a pro rata basis, and then, if there is any excess, to the Credit Parties, as the case may be.

11. YIELD PROTECTION; INCREASED COSTS; MARGIN ADJUSTMENTS; TAXES.

11.1 Reimbursement of Prepayment Costs. In the event of (a) the payment of any principal of any Term Loan Advance (including as a result of an Event of Default), (b) [reserved], (c) the failure to borrow or prepay any Term Loan Advance, or (d) the assignment of any Term Loan Advance then, in any such event, the Borrower shall compensate the Lender for any funding or other loss, cost or expense incurred as a result of such event, including any funding or other loss, cost or expense arising from the liquidation or redeployment of funds (but excluding the loss of any Applicable Interest Rate). A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to this Section and the basis for determining such losses, costs or expenses shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

11.2 [Reserved].

11.3 [Reserved].

11.4 Illegality.

If the Lender determines (which determination shall be conclusive and binding, absent manifest error) that any applicable law has made it unlawful, or that any Governmental Authority has asserted that (i) it is unlawful, (ii) it would create safety and soundness risks, or (iii) it would not be consistent with sound banking practices, for the Lender or its applicable lending office to make, maintain or fund Term Loan Advances, then, upon notice thereof by the Lender to the Borrower, (a) any obligation of the Lender to make Term Loan Advances, shall be suspended, (b) the interest rate on Term Loan Advances shall, if necessary to avoid such illegality, be determined by the Lender, in each case until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist and (c) the Borrower shall, if necessary to avoid such illegality, upon demand from the Lender, prepay all Term Loan Advances. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 11.1.

11.5 Increased Costs. If any Change in Law shall:

(a) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender; or

(b) subject the Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c) impose on the Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Term Loan Advances made by the Lender; and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting to, continuing or maintaining any Term Loan Advance or of maintaining its obligation to make any such Term Loan Advance, or to increase the cost to the Lender, or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrower will pay to the Lender, such additional amount or amounts as will compensate the Lender, for such additional costs incurred or reduction suffered.

11.6 Capital Requirements.

If the Lender determines that any Change in Law affecting it, its lending offices or its holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of the Lender or the Term Loan Advances made by the Lender to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

11.7 Certificates for Reimbursement.

A certificate of a Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in Section 11.5 or 11.6 of this Section, as well as the basis for determining such amounts, and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

11.8 [Reserved].

11.9 Delay in Requests.

Failure or delay on the part of the Lender to demand compensation pursuant to Sections 11.5, 11.6 or 3.4 shall not constitute a waiver of the Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to Sections 11.4, 11.5, 11.6 or 3.4(c), for any increased costs incurred or reductions suffered more than 180 days prior to the date that the Lender, as the case may be, notifies the Borrower of the Change in Law (provided that this provision will not apply to any Change in Law of the type referred to in clauses (x), (y) or (z) of the definition thereof) giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

11.10 Taxes.

(a) Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment by any Credit Party, then the applicable Credit Party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lender, timely reimburse it for the payment of, any Other Taxes.

(c) As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 11.10, such Credit Party shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(d) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 11.10, (including by payment of additional amounts pursuant to this Section 11.10), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of additional amounts or indemnification paid under this Section 11.10 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (d) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (d), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (d) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(e) The Borrower shall indemnify the Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Person or required to be withheld or deducted from a payment to such Person and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(f) [Reserved].

(g) For purposes of this Section 11.10, the term “applicable law” includes FATCA.

(h) Each party’s obligations under this Section 11.10 shall survive any assignment of rights by, or the replacement of the Lender, the termination of Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

12. [RESERVED].

13. MISCELLANEOUS.

13.1 Accounting Principles; Divisions.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein. If at any time any change (or implementation of a previously agreed upon change) in GAAP would affect the computation of any financial ratio or requirement (including any negative covenant “basket”) set forth in any Loan Document, and either Borrower or the Lender shall so request, the Lender and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Lender); provided, that until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the audited financial statements described in Section 6.21(a) for all purposes of this Agreement, notwithstanding any change (or implementation of a previously agreed upon change) in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(b) For all purposes under the Loan Documents, in connection with any Division, (a) if any asset, right, obligation or liability of any Dividing Person becomes the asset, right, obligation or liability of a Division Successor, then it shall be deemed to have been transferred from the Dividing Person to the Division Successor, and (b) any Division Successor shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

13.2 Consent to Jurisdiction.

The Borrower and the Lender hereby irrevocably submit to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the Loan Documents and the Borrower and the Lender hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by applicable Requirements of Law, in such Federal Court. The Borrower irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of New York in the manner provided for notices that comply with the terms of Section 13.6. Nothing in this Section shall affect the right of the Lender to serve process in any other manner permitted by law or limit the right of the Lender to bring any such action or proceeding against any Credit Party or any of their property in the courts with subject matter jurisdiction of any other jurisdiction. The Borrower irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts.

13.3 Governing Law.

This Agreement, the Notes and, except where otherwise expressly specified therein to be governed by local law, the other Loan Documents shall be governed by and construed and enforced in accordance with the laws of the State of New York (without regard to its conflict of laws provisions). Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13.4 Interest.

In the event the obligation of the Borrower to pay interest on the principal balance of the Notes or on any other amounts outstanding hereunder or under the other Loan Documents is or becomes in excess of the maximum interest rate which the Borrower is permitted by law to contract or agree to pay, giving due consideration to the execution date of this Agreement, then, in that event, the rate of interest applicable thereto with respect to the Term Loans shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not of interest.

13.5 Closing Costs and Other Costs; Indemnification.

(a) Regardless of whether the Effective Date occurs, the Borrower shall pay or reimburse the Lender and its Affiliates for payment of, on demand, all reasonable, documented and invoiced out-of-pocket costs and expenses, including, by way of description and not limitation, reasonable, documented and invoiced outside attorney fees (including the legal fees and expenses of Gibson Dunn & Crutcher LLP) and advances, appraisal and accounting fees, lien search fees, and required travel costs, reasonably incurred by the Lender and its Affiliates in connection with the commitment, consummation and closing of the loans contemplated hereby, or in connection with the administration or enforcement of this Agreement or the other Loan Documents (including the obtaining of legal advice regarding the rights and responsibilities of the parties hereto) or any refinancing or restructuring of the loans or Term Loan Advances provided under this Agreement or the other Loan Documents, or any amendment or modification thereof requested by the Borrower. Furthermore, all reasonable, documented and invoiced out-of-pocket costs and expenses, including without limitation reasonable, documented and invoiced outside attorney fees, incurred by the Lender and its Affiliates in revising, preserving, protecting, exercising or enforcing any of its or any of the Lender’s rights against the Borrower or any other Credit Party or their Subsidiaries, or otherwise incurred by the Lender and its Affiliates in connection with any Event of Default or the enforcement of the loans (whether incurred through negotiations, legal proceedings or otherwise), including by way of description and not limitation, such charges in any court or bankruptcy proceedings or arising out of any claim or action by any person against the Lender, its Affiliates, which would not have been asserted were it not for the Lender’s relationship with the Borrower hereunder or otherwise, shall also be paid by the Borrower provided, however, that notwithstanding anything to the contrary, it is agreed that none of the Credit Partiesshall be required to reimburse legal fees or expenses of more than one counsel (and, if relevant, one firm of local counsel in each relevant jurisdiction or other necessary special counsel) or more than one other advisor to the parties described above, taken as a whole (other than such additional counsel as may be appointed in the event of a conflict). All of said amounts required to be paid by the Borrower hereunder and not paid forthwith upon demand, as aforesaid, shall bear interest, from the date incurred to the date payment is received by the Lender, at the Applicable Interest Rate, plus three percent (3%).

(b) The Borrower agrees to indemnify and hold the Lender (and their respective Affiliates) harmless from all loss, reasonable, documented and invoiced out-of-pocket cost, damage, liability or expenses, including reasonable, documented and invoiced outside attorneys’ fees and disbursements, incurred by the Lender by reason of an Event of Default, or enforcing the obligations of any Credit Party under this Agreement or any of the other Loan Documents, as applicable, or in the prosecution or defense of any action or proceeding concerning any matter growing out of or connected with this Agreement or any of the Loan Documents, excluding, however, any such loss, cost, damage, liability or expenses to the extent arising as a result of the gross negligence or willful misconduct of the party seeking to be indemnified under this Section 13.5(b).

(c) The Borrower agrees to defend, indemnify and hold harmless the Lender (and its respective Affiliates), and their respective employees, agents, officers and directors from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, reasonable, documented and invoiced out-of-pocket costs or expenses of whatever kind or nature (including without limitation, reasonable, documented and invoiced outside attorneys’ and consultants’ fees, investigation and laboratory fees, environmental studies reasonably required by the Lender in connection with the violation of Environmental Laws, including all costs of removal, investigation, testing, remediation and disposal of any Hazardous Materials, together with all reasonable and documented costs required to be incurred in determining whether any Credit Party or any person is in compliance with Environmental Law and causing any Credit Party or any person to be in compliance with all applicable Environmental Laws), court costs and litigation expenses, arising out of or related to (i) the presence, use, disposal, Release or threatened Release of any Hazardous Materials on, from or affecting any premises owned or occupied by any Credit Party (or Subsidiary of a Credit Party) in violation of or in non-compliance with applicable Environmental Laws, (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials, (iii) any lawsuit or other proceeding brought or threatened, settlement reached or governmental order or decree relating to such Hazardous Materials, and/or (iv) any Credit Party (or Subsidiary of a Credit Party) failing to comply or come into compliance with all Environmental Laws (including the cost of any remediation or monitoring required in connection therewith) or any other Requirement of Law; provided, however, that the Borrower shall have no obligations under this Section 13.5(c) with respect to claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses to the extent arising as a result of the gross negligence or willful misconduct of the Lender, as the case may be. The obligations of the Borrower under this Section 13.5(c) shall be in addition to any and all other obligations and liabilities the Borrower may have to the Lender at common law or pursuant to any other agreement. This Section 13.5 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

13.6 Notices.

(a) Except as expressly provided otherwise in this Agreement (and except as provided in clause (b) below), all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing and shall be given by personal delivery, by mail, by reputable overnight courier or by electronic transmission (including email) and addressed or delivered to it at its address set forth on Annex III or at such other address as may be designated by such party in a notice to the other parties that complies as to delivery with the terms of this Section 13.6 or posted to an E-System set up by or at the direction of the Lender (as set forth below). Any notice, if personally delivered or if mailed and properly addressed with postage prepaid and sent by registered or certified mail, shall be deemed given when received or when delivery is refused; any notice, if given to a reputable overnight courier and properly addressed, shall be deemed given two (2) Business Days after the date on which it was sent, unless it is actually received sooner by the named addressee; and any notice, if transmitted by electronic transmission, shall be deemed given when received. The Lender may, but, except as specifically provided herein, shall not be required to, take any action on the basis of any notice given to it by telephone, but the giver of any such notice shall promptly confirm such notice in writing, by electronic transmission, and such notice will not be deemed to have been received until such confirmation is deemed received in accordance with the provisions of this Section set forth above. If such telephonic notice conflicts with any such confirmation, the terms of such telephonic notice shall control. Any notice given by the Lender to the Borrower shall be deemed to be a notice to all of the Credit Parties.

(b) Notices and other communications provided to the Lender party hereto under this Agreement or any other Loan Document may be delivered or furnished by Electronic Transmission (including email and Internet or intranet websites) pursuant to procedures approved by the Lender. The Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Transmission (including email and any E-System) pursuant to procedures approved by it. Unless otherwise agreed to in a writing by and among the parties to a particular communication, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, return email, or other written acknowledgment) and (ii) notices and other communications posted to any E-System shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or other communication is available and identifying the website address therefore.

13.7 Further Action.

The Borrower, from time to time, upon written request of the Lender will make, execute, acknowledge and deliver or cause to be made, executed, acknowledged and delivered, all such further and additional instruments, and take all such further action as may reasonably be required to carry out the intent and purpose of this Agreement or the Loan Documents, and to provide for Term Loan Advances under and payment of the Notes, according to the intent and purpose herein and therein expressed.

13.8 Successors and Assigns; Participations; Assignments.

(a) This Agreement shall be binding upon and shall inure to the benefit of the Borrower and the Lender and their respective successors and assigns.

(b) The foregoing shall not authorize any assignment by the Borrower of its rights or duties hereunder, and, except as otherwise provided herein, no such assignment shall be made (or be effective) without the prior written approval of the Lender.

(c) No Lender may at any time assign or grant participations in the Lender’s rights and obligations hereunder and under the other Loan Documents except (i) by way of assignment to any Eligible Assignee in accordance with clause (d) of this Section, (ii) by way of a participation in accordance with the provisions of clause (e) of this Section 13.8 or (iii) by way of a pledge or assignment of a security interest subject to the restrictions of clause (g) of this Section 13.8 (and any other attempted assignment or transfer by the Lender shall be deemed to be null and void).

(d) Each assignment by a Lender of all or any portion of its rights and obligations hereunder and under the other Loan Documents, shall be subject to the following terms and conditions:

(i) each such assignment shall be made on a pro rata basis, and shall be in a minimum amount of the lesser of (x) Five Million Dollars ($5,000,000) or such lesser amount as the Lender shall agree and (y) the entire remaining amount of assigning Lender’s aggregate interest in the Term Loan;

(ii) the parties to any assignment shall execute and deliver to the Lender an Assignment Agreement substantially (as determined by the Lender) in the form attached hereto as Exhibit H (with appropriate insertions acceptable to the Lender), together with a processing and recordation fee in the amount, if any, required as set forth in the Assignment Agreement; and

(iii) the assignee shall deliver to the Borrower a duly completed IRS Form W-9.

From and after the effective date of each Assignment Agreement that satisfies the requirements of this Section 13.8, the assignee thereunder shall be deemed to be a party to this Agreement, such assignee shall have the rights and obligations of a Lender under this Agreement and the other Loan Documents (including without limitation the right to receive fees payable hereunder in respect of the period following such assignment) and the assigning Lender shall relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents.

Upon request, the Borrower shall execute and deliver to the Lender, new Note(s) payable to the assignee in an amount equal to the amount assigned to the assigning Lender pursuant to such Assignment Agreement, and with respect to the portion of the Obligations retained by the assigning Lender, to the extent applicable, new Note(s) payable to the assigning Lender in an amount equal to the amount retained by the Lender hereunder. The Lender and the Borrower acknowledges and agrees that any such new Note(s) shall be given in renewal and replacement of the Notes issued to the assigning lender prior to such assignment and shall not effect or constitute a novation or discharge of the Obligations evidenced by such prior Note, and each such new Note may contain a provision confirming such agreement.

(e) The Borrower and the Lender acknowledge that the Lender may at any time and from time to time, subject to the terms and conditions hereof, grant participations in the Lender’s rights and obligations hereunder (on a pro rata basis only) and under the other Loan Documents to any Person (other than a natural person or to the Borrower or any of the Borrower’s Affiliates or Subsidiaries); provided that any participation permitted hereunder shall comply with all applicable laws and shall be subject to a participation agreement that incorporates the following restrictions:

(i) the Lender shall remain the holder of its Notes hereunder (if such Notes are issued), notwithstanding any such participation;

(ii) a participant shall not reassign or transfer, or grant any sub-participations in its participation interest hereunder or any part thereof;

(iii) the Lender shall retain the sole right and responsibility to enforce the obligations of the Credit Parties relating to the Notes and the other Loan Documents, including, without limitation, the right to proceed against any Guarantors and the right to approve any amendment, modification or waiver of any provision of this Agreement without the consent of the participant (unless such participant is an Affiliate of the Lender), except for those matters requiring the consent of each of the Lender under Section 13.10(b) (provided that a participant may exercise approval rights over such matters only on an indirect basis, acting through the Lender and the Credit Parties). Notwithstanding the foregoing, however, in the case of any participation granted by the Lender hereunder, the participant shall not have any rights under this Agreement or any of the other Loan Documents against the Lender or any Credit Party; provided, however that the participant may have rights against the Lender in respect of such participation as may be set forth in the applicable participation agreement and all amounts payable by the

Credit Parties hereunder shall be determined as if the Lender had not sold such participation. Each such participant shall be entitled to the benefits of Article 11 of this Agreement to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (d) of this Section, provided that no participant shall be entitled to receive any greater amount pursuant to such the provisions of Article 11 than the issuing Lender would have been entitled to receive in respect of the amount of the participation transferred by such issuing Lender to such participant had no such transfer occurred and each such participant shall also be entitled to the benefits of Section 9.6 hereof as though it were a Lender, provided that such participant agrees to be subject to Section 10.3 hereof as though it were a Lender; and

(iv) each participant shall provide the relevant tax form required under Section 13.11.

(f) The Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the Proposed United States Treasury Regulations. Notwithstanding anything to the contrary in any Loan Document, the entries in the Participant Register shall be conclusive absent manifest error, and the Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(g) The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including its Notes, if any) to secure obligations of the Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledge or assignee for the Lender as a party hereto.

(h) The Borrower hereby designates the initial Lender, and the initial Lender agrees to serve, as the Borrower’s non-fiduciary agent solely for purposes of this Section 13.8(h) to maintain at its principal office in the United States a register (the “Register”) for the recordation of the names and addresses of the Lender (including, for the avoidance of doubt, any assignees) and the principal amount of Term Loan Advance owing to the Lender from time to time. The entries in the Register shall be conclusive evidence, absent manifest error, and the Borrower and the Lender shall treat each Person whose name is recorded in the Register as the owner of the Term Loan Advance recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or the Lender upon reasonable notice to the Lender and a copy of such information shall be provided to any such party on their prior written request. The Lender shall give prompt written notice to the Borrower of the making of any entry in the Register or any change in such entry. The Register is intended to cause the extensions of credit to the Borrower under this Agreement to be at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and shall be interpreted and applied in a manner consistent with such intent.

(i) [Reserved].

(j) The Borrower authorizes the Lender to disclose to any prospective assignee or participant which has satisfied the requirements hereunder, any and all financial information in the Lender’s possession concerning the Credit Parties and their Subsidiaries which has been delivered to the Lender pursuant to this Agreement, provided that each such prospective assignee or participant shall execute a confidentiality agreement consistent with the terms of Section 13.11 hereof or shall otherwise agree to be bound by the terms thereof.

(k) Nothing in this Agreement, the Notes or the other Loan Documents, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees and participants permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement, the Notes or the other Loan Documents.

13.9 Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be deemed one instrument, and may be delivered by means of facsimile or electronic transmission in portable document format. The words “execution,” “signed,” “signature” and words of like import in this Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act. The parties hereto consent to the use of electronic signatures and records with respect to this Agreement and the other Loan Documents.

13.10 Amendment and Waiver.

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender (and, with respect to any amendments to this Agreement or the other Loan Documents, by any Credit Party or the Guarantors that are signatories thereto).

(b) [Reserved]

(c) The Lender shall, upon the written request of the Borrower, execute and deliver to the Credit Parties such documents as may be necessary to evidence (1) the release of any Lien granted to or held by the Lender upon any Collateral: (a) upon Payment in Full of all Obligations; (b) which constitutes property (including, without limitation, Equity Interests in any Person) sold or to be sold or disposed of as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction and including the property of any Subsidiary that is disposed of as permitted hereby) permitted in accordance with the terms of this Agreement; (c) upon a Credit Party becoming an Excluded Subsidiary in accordance with the terms hereof, provided that the designation of a Subsidiary as an Excluded Subsidiary shall constitute an Investment by the Parent, Borrower (or any applicable Subsidiary) therein at the date of designation in an amount equal to the fair market value of the Parent’s, Borrower’s or the applicable Subsidiary’s investment therein; or (d) if approved, authorized or ratified in writing by the Lender, as the case may be, as provided in this Section 13.10; or (2) the release of any Person from its obligations under the Loan Documents (including without limitation the Guaranty) if all of the Equity Interests of such Person that were held by a Credit Party are sold or otherwise transferred to any transferee other than the Parent, Borrower or a Subsidiary of the Borrower as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction) permitted in accordance with the terms of this Agreement; provided that (i) the Lender shall not be required to execute any such release or subordination agreement under clauses (1) or (2) above on terms which, in the Lender’s opinion, would expose the Lender to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty or such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon any Collateral retained by any Credit Party, including (without limitation) the proceeds of the sale or other disposition, all of which shall constitute and remain part of the Collateral.

(d) [Reserved].

(e) [Reserved].

(f) [Reserved].

(g) Notwithstanding anything to the contrary herein, the Lender may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to (A) cure any ambiguity, omission, mistake, defect or inconsistency, (B) make any change that would provide any additional rights or benefits to the Lender, or (C) make, complete or confirm any grant of Collateral permitted or required by any Loan Document or any release of any Collateral that is otherwise permitted under the terms of this Agreement and the other Loan Documents.

(h) [Reserved].

(i) (i) the Lender is entitled to vote as it sees fit on any bankruptcy reorganization plan that affects the Obligations, and the Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein and (ii) the Lender shall determine whether or not to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on the Lender.

(j) Each of the parties hereto acknowledges and agrees that notwithstanding anything to the contrary set forth herein, no MIRE Event may be closed (x) until the date that is (i) if there are no Mortgaged Properties in a Flood Hazard Zone, ten (10) Business Days or (ii) if there are any Mortgaged Properties in a “special flood hazard area”, thirty (30) days, in each case, after the Borrower have delivered to the Lender the following documents in respect of such real property: (A) a completed flood hazard determination from a third party vendor; (B) if such real property is located in a “special flood hazard area”, (1) a notification to the applicable Credit Parties of that fact and, if applicable, notification to the applicable Credit Parties that flood insurance coverage is not available and (2) evidence of the receipt by the applicable Credit Parties of such notice; and (3) if required by applicable Flood Laws, evidence of required flood insurance with respect to which flood insurance has been made available under applicable Flood Laws; provided that any such MIRE Event may be closed prior to the expiration of such period if the Lender has completed any necessary flood insurance due diligence to its reasonable satisfaction.

13.11 Confidentiality.

(a) The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential with such Affiliate or Related Party being responsible for such Person’s compliance with this Section 13.11; provided that the Lender shall be principally liable to the extent this Section 13.11 is violated by one or more of its Affiliates or Related Parties); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); provided that the Lender agrees to notify the Borrower promptly thereof (except in connection with any request as part of a regulatory examination) to the extent it is legally permitted to do so; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities hereunder (it being understood that the Persons to whom such disclosure is made will be informed by the Lender of the confidential nature of such Information and instructed to keep such Information confidential) or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities hereunder; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section by any Person, or (y) becomes available to the Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower who did not acquire such information as a result of a breach of this Section. In addition, the Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Lender in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

(b) For purposes of this Section 13.11, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary or Affiliate thereof or their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by any Credit Party; provided that, in the case of information received from any Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(c) If the Lender has demanded compensation under Sections 3.4(c), 11.5 or 11.6, then the Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Term Loan Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 3.4(c), 11.5 or 11.6, as the case may be, in the future, and (ii) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

(d) The Lender acknowledges that (a) the Information may include trade secrets, protected confidential information, or material non-public information concerning the Parent or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of such Information and (c) it will handle such Information in accordance with applicable Law, including United States Federal and state securities Laws and to preserve its trade secret or confidential character.

(e) The respective obligations of the Lender under this Section 13.11 shall survive, to the extent applicable to such Person, (x) the payment in full of the Obligations and the termination of this Agreement, (y) any assignment of its rights and obligations under this Agreement and (z) the resignation or removal of any Lender, in each case, until the date that is two (2) years after such date.

13.12 [Reserved].

13.13 Withholding Taxes.

(a)

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 13.13(a)(ii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender;.

(ii) Any Lender shall deliver to the Borrower on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax; and

(iii) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

The Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

13.14 WAIVER OF JURY TRIAL.

THE LENDER AND THE BORROWER KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTION OF ANY OF THEM. NEITHER THE LENDER, THE LENDER NOR THE BORROWER SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE LENDER OR THE BORROWER EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.

13.15 USA Patriot Act Notice.

Pursuant to Section 326 of the USA Patriot Act, the Lender hereby notifies the Credit Parties that if they or any of their Subsidiaries open an account, including any loan, deposit account, treasury management account, or other extension of credit with the Lender, the Lender will request the applicable Person’s name, tax identification number, business address and other information necessary to identify such Person (and may request such Person’s organizational documents or other identifying documents) to the extent necessary for the Lender to comply with the USA Patriot Act.

13.16 Complete Agreement; Conflicts.

This Agreement, the Notes (if issued), any Request for Term Credit Advance, and the Loan Documents contain the entire agreement of the parties hereto, superseding all prior agreements, discussions and understandings relating to the subject matter hereof, and none of the parties shall be bound by anything not expressed in writing. In the event of any conflict between the terms of this Agreement and the other Loan Documents, this Agreement shall govern.

13.17 Severability.

In case any one or more of the obligations of the Credit Parties under this Agreement, the Notes or any of the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Credit Parties shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Credit Parties under this Agreement, the Notes or any of the other Loan Documents in any other jurisdiction.

13.18 Table of Contents and Headings; Section References.

The table of contents and the headings of the various subdivisions hereof are for convenience of reference only and shall in no way modify or affect any of the terms or provisions hereof and references herein to “sections,” “subsections,” “clauses,” “paragraphs,” “subparagraphs,” “exhibits” and “schedules” shall be to sections, subsections, clauses, paragraphs, subparagraphs, exhibits and schedules, respectively, of this Agreement unless otherwise specifically provided herein or unless the context otherwise clearly indicates.

13.19 Construction of Certain Provisions.

If any provision of this Agreement or any of the Loan Documents refers to any action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

13.20 Independence of Covenants.

Each covenant hereunder shall be given independent effect (subject to any exceptions stated in such covenant) so that if a particular action or condition is not permitted by any such covenant (taking into account any such stated exception), the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default.

13.21 Electronic Transmissions.

(a) Each of the Credit Parties, the Lender, and each of their Affiliates is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. The Borrower and each other Credit Party hereby acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b) All uses of an E-System shall be governed by and subject to, in addition to Section 13.6 and this Section 13.21, separate terms and conditions posted or referenced in such E-System and related contractual obligations executed by the Credit Parties and the Lender in connection with the use of such E-System.

(c) All E-Systems and Electronic Transmissions shall be provided “as is” and “as available”. None of the Lender or any of its Affiliates, nor the Borrower or any of its respective Affiliates warrants the accuracy, adequacy or completeness of any E-Systems or Electronic Transmission, and each disclaims all liability for errors or omissions therein. No warranty of any kind is made by the Lender or any of its Affiliates, or the Borrower or any of its respective Affiliates in connection with any E-Systems or Electronic Transmission, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects. The Lender and the Borrower and its Subsidiaries agree that the Lender has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System. The Lender agree that the Borrower has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

13.22 Advertisements.

The Lender may disclose the names of the Credit Parties and the existence of the Obligations in general advertisements and trade publications.

13.23 Reliance on and Survival of Provisions.

All terms, covenants, agreements, representations and warranties of the Credit Parties to any of the Loan Documents made herein or in any of the Loan Documents or in any certificate, report, financial statement or other document furnished by or on behalf of any Credit Party in connection with this Agreement or any of the Loan Documents shall be deemed to have been relied upon by the Lender, notwithstanding any investigation heretofore or hereafter made by the Lender or on the Lender’s behalf, and those covenants and agreements of the Borrower and the Lender, as applicable, set forth in Sections 3.9, 3.10, 10.5, 11.8(c), 11.10 and 13.5 hereof (together with any other indemnities of any Credit Party or Lender contained elsewhere in this Agreement or in any of the other Loan Documents) shall survive the repayment in full of the Obligations and the termination of this Agreement and the other Loan Documents, including any commitment to extent credit thereunder.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

CCH1 MEH Lender LLC, as the Lender

By: /s/Charles W. Melko

Name: Charles W. Melko

Title: Executive Vice President & Treasurer

[Montauk – Signature Page to Credit Agreement]

MONTAUK ENERGY HOLDINGS, LLC, as Borrower

By: /s/Kevin Van Asdalan

Name: Kevin Van Asdalan

Title: Chief Financial Officer

MONTAUK RENEWABLES, INC., as Parent

By: /s/Kevin Van Asdalan

Name: Kevin Van Asdalan

Title: Chief Financial Officer and Treasurer

[Montauk – Signature Page to Credit Agreement]

Annex II

Term Loan Allocations

Lender	Term Loan Credit Commitment Amount
CCH1 MEH Lender LLC	$200,000,000.00